As filed with the Securities and Exchange Commission on December 12, 2003

Registration No. 333-100363

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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AMENDMENT NO. 1

TO

FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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PanAmerican Bancorp

(Name of small business issuer in its charter)

Delaware	6022	65-0325364
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

3475 Sheridan Street, Hollywood, FL 33021 (954) 985-3900

(Address and telephone number of principal executive offices)

3475 Sheridan Street, Hollywood, FL 33021

(Address of principal place of business or intended principal place of business)

Michael Golden, President, 3475 Sheridan Street, Hollywood, FL 33021

(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement has become effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [     ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [     ]

#

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [     ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [     ]

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	ESTIMATED (1) AMOUNT TO BE REGISTERED	ESTIMATED PROPOSED MAXIMUM OFFERING PRICE PER UNIT	ESTIMATED PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE

Units, each consisting of (i) one share of Common Stock; and (ii) two warrants with each warrant exercisable for the purchase of one share of Common Stock issuable upon exercise of warrants	1,500,000 1,500,000 3,000,000	$4.50 ___ ___	$6,750,000 ___ ___	$546.08 ___ ___

Underlying shares of Common Stock (2)	3,000,000	$4.10	$12,300,000	$995.07

Underwriter’s Over-Allotment with Units	450,000	$4.50	$1,012,400	$81.92
Each Consisting of (i) one share of Common Stock	450,000	___	___	___
(ii) two warrants with each warrant exercisable for the purchase of one share of Common Stock	450,000	___	___	___

Underlying shares of Common Stock	450,000	$4.10	$1,845,000	$149.26

Total				$1,774.33

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(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

(2)

Pursuant to Rule 416, there are also being registered such additional shares of Common Stock as may be issuable pursuant to the anti-dilution provisions of the warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 10, 2003.

PANAMERICAN BANCORP

(A Delaware Corporation)

Securities Offered

1,500,000 Units Consisting Each of

1 Share of Common Stock and

2 Common Stock Purchase Warrants (Class D)

________________

This Prospectus relates to the sale of 1,500,000 units with each unit consisting of one share of the common stock and two (2) common stock purchase warrants of PanAmerican Bancorp, a bank holding company, and each warrant will entitle the holder to purchase one share of common stock at $4.10 per share during a five year period commencing on the effective date of this offering. The units will be offered pursuant to a firm underwriting commitment with Forge Financial Group, Inc. (“Forge”) at a price of $4.50 per unit, with $4.00 allocated to each share of the common stock and $0.25 allocated to each warrant or $0.50 for 2 warrants. PanAmerican Bancorp has entered into an over-allotment agreement with Forge whereby it may purchase up to 225,000 additional units at the initial public offering price of $4.50, less an Underwriter’s discount of 10% for a total of $4.05 for each unit. Upon the effective date, the units will be immediately separated and the warrants included in the units will be immediately exercisable. The common shares offered will be listed on the NASDAQ Small Capital Market. The shares and warrants will be listed for trade on the NASDAQ Small Capital Market.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR THE FEDERAL DEPOSIT INSURANCE COMMISSION (“FDIC”) HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OUR COMMON STOCK IS NOT A DEPOSIT OR A BANK ACCOUNT AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY. AN INVESTMENT IN OUR COMMON STOCK AND WARRANTS INVOLVES RISKS. YOU SHOULD NOT INVEST IN THIS OFFERING UNLESS YOU CAN AFFORD TO LOSE ALL OF YOUR INVESTMENT.

WE HAVE DESCRIBED WHAT WE BELIEVE ARE THE MATERIAL RISKS OF THIS INVESTMENT UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 4.

The table below summarizes the estimated proceeds of this offering:

	Per Unit	Without Over-Allotment	With Over-Allotment
Price to the public	$4.50	$6,750,000	$7,762,000
Underwriter discounts	$.45	$675,000	$776,000
Net proceeds to PanAmerican Bancorp before expenses		$6,075,000	$6,986,000

_____________

FORGE FINANCIAL GROUP, INC.

Until ________________, 2003, (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

i

SUMMARY

You should read the following summary together with the more detailed information in this Prospectus concerning our company and the risks associated with purchasing our securities.

Our Company

PanAmerican Bancorp is a single bank holding company headquartered in Hollywood, Florida and organized under the laws of the state of Delaware. PanAmerican Bancorp owns 99.8% of the issued and outstanding common shares of Pan American Bank. The Bank is chartered by the State of Florida. Its deposit accounts are insured by the Federal Deposit Insurance Corporation and it is a member of the Board of Governors of the Federal Reserve System. The Bank’s primary market area is Miami-Dade, Broward, and southern Palm Beach County in Florida. PanAmerican Bancorp is a reporting company and its financial information and reporting history may be accessed through the EDGAR online service.

PanAmerican Bank (the “Bank”) currently operates three branch offices at the following locations: 3475 Sheridan Street, Hollywood, Florida (954) 985-3902 (this is PanAmerican Bancorp’s corporate office); 1200 N. Federal Highway, Boca Raton, Florida and 2770 S.W. 27th Avenue, Miami, Florida, which are full-service and drive through facilities.

PanAmerican Bancorp was originally incorporated in 1992 under the name of PCM Acquisition Group, Inc., for the sole purpose of acquiring Florida First International which was renamed Southern Security Bank Corporation. In 2000, while under a cease and desist order from Federal bank regulators, Southern Security Bank was reorganized and infused with new capital by a group of investors led by Hugo Castro and Leonard Marinello. Mr. Castro is the current President of the Bank and Mr. Marinello is the chairman of the Bank.  In 2001, Southern Security Bank Corporation acquired the assets and assumed deposits and certain liabilities of PanAmerican Bank. As part of the transaction, Southern Security adopted the name PanAmerican Bank and the Holding Company was renamed PanAmerican Bancorp.

Financial Highlights

The Company has grown significantly since new management bought and took control of the former Southern Security Bank in 2000 and after it acquired the assets, deposits and branch office of the original PanAmerican Bank in December 2001. Since that time, management has focused on growing the loan portfolio by concentrating on origination of high-quality real estate loans, and by competitively pricing deposits products to maintain the interest rate spread. Further, and most importantly, management has sought to control costs and improve income. Over the past one and a half years, the Company has achieved significant growth in assets, loans, and deposits, as highlighted below:

•

Our total assets have grown from $65.6 million at December 31, 2001 to $100.0 million at September 30, 2003 a 52 percent increase.

•

Our total loans have grown from $45.0 million at December 31, 2001 to $66.0 million at September 30, 2003 an increase of 47 percent.

•

Our total deposits have grown from $54.9 million at December 31, 2001 to $86.8 million at September 30, 2003 an increase of 58 percent.

•

Our shareholders’ equity has grown from $6.0 million at December 31, 2001 to $10.1 million at September 30, 2003 an increase of 66 percent.

Growth Strategy

The Company intends to continue to expand its business through internal growth as well as through the acquisition of the assets and assumption of deposits of community banks under government supervision or which are facing financial troubles; as it has done with Southern Security, Pan American and currently Gulf Bank. It will also pursue other community banks in South Florida. Along with this business model it will continue to grow through internal growth by opening new branches, adding to its loan portfolio and bringing in new deposits. The Company also intends to grow its capital base on a continuing basis as it is part of its business strategy of always being “well” capitalized. We will pursue this business strategy while managing asset quality. Our strategy for achieving these objectives includes:

•

Growth through acquisitions of the assets and deposits of financially troubled banks.

•

Growth through acquiring other small community banks in Southern Florida.

•

Growth through opening new branch offices.

•

Growth through new loans and deposits.

Recent Development - Gulf Bank of Miami Agreement

We have currently entered into a definitive agreement to purchase certain assets and assume certain liabilities of Gulf Bank of Miami, Florida. The Bank intends to purchase approximately $40 million of loans, and assume $65 million of deposits and receive $25 million in cash for a purchase price of approximately $3.8 million. Additionally the Bank intends to lease three Gulf Bank branches in Miami-Dade County, Florida. The agreement is subject to approval by federal and state banking regulators. A full description of this transaction will be discussed in the Prospectus at pps. 23 - 26 in ORGANIZATION WITHIN LAST FIVE YEARS AND DESCRIPTION OF BUSINESS, and in RISK FACTORS, at pps. 4-8, and the Asset Purchase Agreement is included as Exhibit 10.5 to this Prospectus and it is incorporated by reference.

Operating Strategy

Focus on increasing net loans

Our lending activities focus primarily on providing local businesses with commercial business loans and loans secured by real estate. We are increasing our efforts to develop new business relationships and are increasing our marketing efforts. Typically, we seek commercial lending relationships with customers borrowing from $25,000 to $2.4 million. Our legal lending limit was $2.4 million as of September 30, 2003. Following the completion of this offering, our legal lending limit should increase to approximately $4.1 million and this will allow us to meet the loan needs of larger customers. We also have approximately 12 participating loans with other banks, which total approximately $5 million as of September 30, 2003.

Employing fewer, but highly qualified and productive individuals and focusing on low net overhead.

Key to our growth and profitability is our management’s experience in providing community banking services and our ability to create a culture committed to both proactive sales and disciplined credit quality. Our practice of employing fewer, but highly qualified and productive individuals at all levels of the organization is key to maintaining lower costs.

Increase our level of earning assets as they relate to operating expenses in order to improve profitability.

We are pursuing a growth strategy by increasing our level of earning assets, primarily through increases in the loan portfolio, and by increasing the level of capital in support of this growth. At the same time, we are analyzing our operating expenses to find areas where costs can be reduced through greater efficiency or through renegotiated contracts. We have been reducing our net loss since 2001. Our net loss was $269,727 for the nine months ended September 30, 2003 as compared to losses of $507,949 and $1,114,524 for the years 2002 and 2001. Earnings in the nine months ended September 30, 2003 were negatively impacted by the need to add $753,000 to the allowance for loan loss. Management believes that as a result of their efforts to control operating expenses, and to maintain or improve net interest margin, the Company will experience a small loss for the year 2003 and will be profitable in future years.

Lending and Other Services

The primary lending focus of the Bank is to make commercial real estate loans, which generally consists of developed real estate. As of September 30, 2003 these type loans represent 59% of the portfolio.

Commercial Loans. Another lending focus of the Bank is to small and medium-sized businesses in a variety of industries. The Bank makes available to businesses a broad range of short and medium-term commercial lending products, including working capital lines (for financing inventory and accounts receivable), purchases of machinery, and business expansion (including acquisition of real estate and improvements). At September 30, 2003, commercial loans represented 30% of the total loan portfolio compared to 28% at December 31, 2002. The average balance of commercial loans was $18.2 million for 2003 and $11.1 million for 2002. Income from these loans totaled $791,000 for the nine months ended September 30, 2003 and $795,000 for the year ended 2002.

Commercial Mortgage Loans. The Bank makes commercial mortgage loans to finance the purchase of real property, which generally consists of developed real estate. The Bank’s commercial mortgage loans are secured by first liens on real estate, and typically have variable rates and amortize over a 15 to 20 year period, with balloon payments due at the end of three to seven years. At September 30, 2003 commercial mortgage loans represented 59% of the total loan portfolio compared to 52% at December 31, 2002. The average balance of commercial mortgage loans was $36.4 million for 2003 and $26.8 million for 2002. Income from these loans totaled $1.8 million for the nine months ended September 30, 2003 and $1.9 million for the year ended 2002.

Consumer Lending. The Bank offers a variety of loan and deposit products and services to retail customers through its branch network. Loans to retail customers include residential mortgage loans, home equity loans and lines of credit, automobile loans, and other personal loans. At September 30, 2003 residential mortgage loans represented 8% of the total loan portfolio compared to 15% at December 31, 2002. The average balance of residential mortgage loans was $3.0 million for 2003 and $3.9 million for 2002. Income from these loans totaled $159,000 for the nine months ended September 30, 2003 and $267,000 for the year ended 2002. At September 30, 2003 consumer, home equity and installment loans represented 3% of the total loan portfolio compared to 5% at December 31, 2002. The average balance of consumer, home equity and installment loans was $5.3 million for 2003 and $6.9 million for 2002. Income from these loans totaled $235,000 for the nine months ended September 30, 2003 and $439,000 for the year ended 2002.

Other Services . In November, 2003, the Bank and the Holding Company entered into a financial service Networking Arrangement with Franklin National Financial Group, Inc. and Franklin National Financial Group, LLC, a registered securities broker-dealer with the National Association of Securities Dealers (“NASD”) along with Franklin National Financial Services, LLC. This arrangement will allow for the bank to offer to its customers full financial services such as: execution of stock and bond trades, mutual funds, money management, asset allocation, insurance products, fixed and variable annuities, investment banking services, IRA and other financial products that will benefit the banks customers. The Networking Arrangement has been undertaken in accordance with the rules of the SEC governing arrangements between state-chartered banks and registered securities broker-dealers.

Employees

The Bank currently has 28 full-time employees. It provides full time employees with group life, health, major medical insurance, and long term disability. None of the employees of the Holding Company or the Bank are represented by any collective bargaining units. The Holding Company considers its employee relations to be good.

Market Area

Our primary market area for loans and deposits are Miami-Dade, Broward, and Palm Beach counties in southeast Florida where we operate three full-service banking offices. South Florida has experienced a tremendous increase in its population in the last ten years and its median age, which traditionally has been older than other states, has been declining as younger residents are moving to the area. We have also experienced a growing demand for commercial loans, primarily in the metropolitan Boca Raton area in Palm Beach County. We face substantial competition in all phases of our operations from a variety of different competitors. Competition for deposits, loans, and other financial services come from numerous Florida-based and out-of-state banks, savings banks, thrifts, credit unions and other financial institutions as well as other entities that provide financial services, many of which are much larger than the Bank. We compete by offering high levels of attention to our customers, providing personalized services that our larger competitors can not match.

This Offering

As will be more fully described below, PanAmerican will offer 1,500,000 units with each unit consisting of one share of its common stock and two (2) common stock purchase warrants for a price per unit of $4.50. Each warrant, which will be known as Class D warrants, will entitle its holder to purchase one share of common stock at $4.10 per share during the five year period commencing on the effective date of this offering. The offering will be through the Underwriter, Forge Financial Group, Inc. (“Forge”), and is on a “firm underwriting” basis. The common shares offered will be listed on the NASDAQ Small Capital Market as will the Class D Warrants, which will be separated from the common shares at the effective date of this offering. The warrants will be immediately exercisable at the effective date. Our common stock is currently listed on the Over-The-Counter Bulletin Board under the symbol PBCD.

The proceeds from this Offering will be used primarily for additional capital to support the asset purchase from Gulf Bank. On October 8, 2003, the Bank entered into a definitive agreement to purchase certain assets and assume certain liabilities of Gulf Bank of Miami, Florida. The Bank intends to purchase approximately $40 million of loans, $25 million in cash and assume $65 million of deposits from Gulf Bank. Additionally the Bank intends to lease three Gulf Bank branches in the Miami-Dade County, Florida area. The agreement is subject to approval by federal and state banking regulators. The Bank has estimated that it will require approximately $7 million in new capital to comply with capital requirements as a result of the purchase. The Bank should also receive from escrow upon the closing of this Offering pursuant to a May, 2003 private placement agreement with a single corporate investor, $1 million. From the net proceeds of this Offering, and the funds released from escrow, the Bank will have sufficient capital to support the Gulf Bank assets.

RISK FACTORS

We Will Have A Large Number of Securities That Will Be Available For Sale That Could Reduce The Price Of Our Common Stock.

Following this Offering, the amount of our issued and outstanding common stock will increase from 5,892,126 shares, without the exercise of any warrants or options, as of September 30, 2003 to 7,617,126 shares, which is an increase of approximately 29 percent, as of September 30, 2003 to 7,617,126 shares. Should existing and new shareholders decide to sell their shares soon after this offering, the price of our common stock may decline if supply exceeds demand. A decline in our share price will reduce the value of an investment in our common stock.

Additional common stock shares will be issued as the warrants underlying the units contained in this offering are exercised. Also, there are outstanding warrants that we have previously issued in private offerings and we have issued options to certain officers and directors.

While these warrants are outstanding, the holders will have the opportunity to profit from a rise in the price of our common stock with a resulting dilution (upon exercise) in the value of the interests of our other security holders. This may also cause a decline in our common stock price.

The potential number of shares of our common stock which may be issued upon the exercise of all warrants and options, not including underwriter’s warrants issued in this offering and prior private offerings, is as follows:

Common Shares As of September 30, 2003 5,892,126(1)

a.

1.5 million shares issued under this offering.

b.

1.5 million shares to be issued upon

the exercise of the Class D warrants underlying

the units in this offering

c.

942,625 shares to be issued upon the exercise of Class A warrants(1)(2)

d.

942,625 shares to be issued upon the exercise of Class B warrants(1)(2)

e.

414,000 shares to be issued upon the exercise of Class C warrants(2)

f.

273,816 shares to be issued upon the exercise of options(3)

TOTAL POTENTIAL COMMON SHARES 11,465,192

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1.

Includes 200,000 shares currently held in escrow pursuant to a May, 2003 agreement with a corporate investor. 200,000 Class A and 200,000 Class B warrants are also held in escrow.

2.

See page 21, DESCRIPTION OF SECURITIES for a discussion of these warrants.

3.

See EXECUTIVE COMPENSATION for a discussion of the options.

Should all warrants and options be exercised as set forth in the above chart, the amount of our issued and outstanding common stock will increase from 5, 892,126 as of September 30, 2003 to 11,465,192 upon completion of the offering, or approximately 94.5 percent.

We have not registered with the SEC the common shares underlying our Class A, B and C warrants, nor have we registered these warrants.

PanAmerican Has Experienced Operating Losses, And Continued Losses May Depress Our Stock Price.

PanAmerican has incurred losses of $269,727, $507,949, and $1,114,524 for the periods ending September 30, 2003, and December 31, 2002 and 2001. If we continue to experience losses, the price of our common stock may decline.

2003 earnings have primarily been impacted by a $384,336 decrease in operating expenses and a $469,202 increase of net interest income, offset by a $606,000 increase in the provision for loan losses from the same period in 2002. The decrease in operating expense is related to management’s efforts to control costs. Salaries and employee benefits decreased $298,592 as staff levels were reduced. Data and item processing costs were reduced $145,655 as contracts were renegotiated. During 2003, the Bank charged-off $785,630 in loans, requiring an increased provision to restore the level of the allowance for loan loss. Loans charged-off relating to Business Manager accounts totaled $215,389, $347,107 was incurred related to a commercial engineering company engaged in the development of hospitals, airports, and public facilities, and $150,000 partial loss was recognized on a condominium loan. As a result of the increase in nonperforming loans and charge-offs above management determined a provision totaling $753,000 was needed for the nine months ending September 30, 2003. The allowance for loan loss as of September 30, 2003 was $738,668 as compared to $747,750 at December 31, 2002. In 2002, charge-offs totaled $24,284 and recoveries totaled $25,431.

Our profitability is dependent on our net interest income. Net interest income is the difference between the interest income we earn on our loans and investments and the interest expense we pay on our deposits and borrowed money. A large change in interest rates may cause our net interest income to decrease, and we might not be profitable. Most of the events that cause changes in market interest rates, including national and local economic conditions, are beyond our control. Our strategy is to manage our exposure to changes in interest rates by matching the maturity and repricing opportunities of our interest-earning assets and interest-bearing liabilities, whenever possible.

Some borrowers may not repay loans that the Bank makes to them. This risk is inherent in the commercial banking business. If a significant amount of loans were not repaid, it would have an adverse effect on PanAmerican's earnings and overall financial condition, and could cause the insolvency of PanAmerican .

Like all financial institutions, the Bank maintains an allowance for loan losses to provide for loan defaults and nonperformance. The allowance for loan losses is maintained at a level management feels is adequate to absorb losses inherent in the loan portfolio, an evaluation that is primarily based upon a review of the Bank's and the banking industry's historical loan loss experience, known and inherent risks contained in the loan portfolio, composition, growth of the loan portfolio, and current and projected economic factors. However, the Bank's allowance for loan losses may not be adequate to cover actual losses, and future provisions for loan losses may adversely affect PanAmerican's earnings.

Management’s estimation of losses within PanAmerican’s loan portfolio has increased during the current year over the level of actual loan losses during fiscal year 2002, which prompted increases in the loan loss reserve through provision expenses over and above the level necessitated by ongoing growth of the loan portfolio.

Management believes that as a result of their efforts to control operating expenses and to maintain or improve net interest margin, the Company will experience a small loss for the year 2003 and will be profitable in future years, but there is no guarantee that this will occur.

The Business Manager Loan Product Is An Area Of Concern And May Result In Additional Loan Losses Which Could Impact Shareholder Equity

Business Manager is a specialized loan product that requires a high level of monitoring to control risk. All Business Manager accounts are secured by a first lien position on the customer’s accounts receivable. Additional security typically includes a first lien position on all other business assets as well. Real estate mortgages on the principals’ residences further secure two Business Manager accounts and life insurance policies are typically obtained. Cash collateral reserves are maintained at a minimum level equivalent to 10 percent of the outstanding balances and are adjusted upward monthly to 25 and 50 percent based upon invoice aging. Account receivable insurance is maintained and fraud insurance coverage is available up to $100,000 for each non-construction related business.

Prior problems within the Business Manager portfolio initially resulted from the discounted sale of fraudulent invoices from one customer under the program. As the fraud was detected through the normal account verification process, the facilities were canceled and insurance claims were filed on behalf of the Bank. Losses in excess of the $100,000 per account fraud insurance coverage limit were charged off. Subsequent problems were identified with construction-related sub-contractors under the program as habitual slow payment throughout the construction industry impaired collection and resulted in recourse default under the agreement(s.) As such, these companies were required to execute settlement agreements with PanAmerican for repayment.

After careful review of the Business Manager product, management decided the product did not fit well with the Bank’s current product mix. The Bank has decided to phase out this area of business.

Phase out of the product has commenced and should be completed by the third quarter of 2004 as contracts expire. The Bank is working with existing Business Manager loan customers to restructure their loans to more conventional loan products, or to help them find alternative financing. All existing loans have been restructured to prevent any additional loan advances. As these relationships are terminated, management believes that additional provisions may become necessary as debtors, who may be unable to procure working capital credit facilities from another source, struggle to repay their outstanding obligations under negotiated settlement agreements.

Of the remaining twelve Business Manager relationships which are all performing loans, which totaled $2,095,464 at September 30, 2003, six have been on the program for over five years and represent approximately 73% of the outstanding balance, or $1,521,868. The average outstanding balance of the twelve remaining loans was $174,622 at September 30, 2003. The largest outstanding balance at September 30, 2003 was $367,948.

The Bank Operates In A Highly Competitive Industry, Which Could Hinder Our Growth Strategy.

The Bank operates in a highly competitive environment. In one or more aspects of its business, the Bank competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries operating in the Bank’s market area. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that the Bank does not currently provide. In addition, many of the Bank’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks.

Our share of the local deposit base is small and has not been quantified. Our legal lending limit is $2.4 million.

The primary factors in the competition for deposits are interest rates, personalized services, the quality and range of financial services, convenience of office locations and office hours. Competition for deposits comes primarily from other commercial banks, savings associations, credit unions, money market mutual funds and other investment alternatives. Competition for loans emanates from other commercial banks, savings associations, mortgage banking firms, credit unions and other financial intermediaries. Many of the financial institutions operating in PanAmerican’s market area offer certain services, such as trust, investment and full service international banking, which the Bank does not offer. To compete, the Bank relies upon competitive products and services, responsive handling of customer needs, and personal contacts by its Officers, Directors and staff. In those instances where the Bank is unable to provide services a customer needs, it seeks to arrange for those services to be provided by other banks with which it has correspondent relationships.

Subject to certain federal and state law restrictions, since September 1995, certain bank holding companies are authorized to acquire banks throughout the United States. Since June 1, 1997, certain banks are permitted to merge with banks organized under the laws of other states. In addition, as of March 12, 2000, the federal law that restricted banks, securities firms and insurance firms from affiliating was repealed. These changes, together with economic developments in the United States, have led to a period of consolidation in the banking industry, and may be expected to led to even greater competition for the Bank and for the Bank to be placed in competition in the future with financial institutions with which it does not currently compete. As a result, the Bank may be expected to encounter intense competition within its market area for the foreseeable future, which may limit its growth and/or profitability.

Regulatory Approval Of The Gulf Bank Asset Purchase Agreement Is Uncertain.

Completion of the Gulf Bank Asset Purchase Agreement is contingent upon the approval of the State of Florida, Department of Financial Services and the Board of Governors of the Federal Reserve System. Though the approval of each is anticipated, it is uncertain as to when and if it will be given. Gulf Bank is presently operating under a Cease and Desist Order with both the State of Florida and the Board of Governors of the Federal Reserve System. Without the required approvals, the Bank will be unable to consummate the transaction. This circumstance may hinder our growth strategy.

The Bank May Lose Its Escrow Payment If The Gulf Bank Asset Purchase Agreement Is Not Consummated.

The Asset Purchase Agreement with Gulf Bank requires the Bank to place $500,000 in escrow, and for these funds to be used at the closing to fund, in part, the payment of the purchase price. Should the Bank fail to complete the transaction, under certain circumstances the Bank may forfeit the $500,000 escrow deposit to Gulf Bank. A potential forfeiture of the $500,000 escrow deposit will negatively affect the Bank’s capital.

The Benefits Of The Asset Purchase Agreement Upon The Bank Are Uncertain.

The Bank expects that its purchase of Gulf Bank’s loan portfolio and its assumption of its Gulf Bank deposits will permit the Bank to increase the amount of its performing loans to approximately $130 million. It is uncertain whether this level will be achieved or over what period of time. The Bank’s ability to use the deposits it will assume from Gulf Bank to fund additional loans depends upon Gulf Bank depositors maintaining their accounts at the Bank. While it is expected that most depositors will hold their accounts with the Bank after its assumption of the Gulf Bank deposits, the actual number is uncertain.

You Will Experience A Dilution In Net Tangible Book Value Per Share.

If you invest in this offering, you will experience substantial dilution in your net tangible book value per share. See pps. 11-15, Dilution.

There Are Restrictions That Inhibit The Ability Of PanAmerican To Pay Dividends.

The Bank is subject to legal limitations under federal and state law affecting the frequency and amount of dividends that may be paid to its shareholders and until the accumulated deficit is satisfied, no cash dividends may be paid. Banking regulators may restrict the ability of any bank subject to their jurisdiction to pay dividends if the payments would constitute an unsafe or unsound banking practice. The accumulated deficit totaled $8,275,503 at September 30, 2003 a $269,728 increase from $8,005,775 at December 31, 2002. Continued losses would increase the accumulated deficit and would continue to postpone our ability to pay dividends.

The Bank Out-Sources Many Essential Services To Third-Party Providers Who May Terminate Their Agreements With Us, Resulting In Interruptions To Our Operations.

The Bank receives, and will continue to receive, essential technical and customer service support from third-party providers. These third-party providers provide check processing, data processing, internet processing, home page hosting and statement-rendering services. We expect to use third-party providers for additional services in the future. Our current agreements with each of these service providers may be canceled without cause by either party upon specified notice periods, and future agreements may contain similar clauses. If one of our third-party service providers terminates its agreement with us, we may not be able to enter into a new agreement on similar terms, and our operations may be interrupted. If an interruption were to continue for a significant period of time, we could lose customers to other providers.

At September 30, 2003, the Bank’s major service providers are Fiserv ITI for core data processing, Fiserv Miami for item processing services, Fiserv Jacksonville for statement rendering, Fiserv/Star for ATM processing, Ocean Systems for wire transfer and OFAC compliance systems, and Crowe Chizek and Company, LLC for compliance services. Currently, these service providers operate under continuing contracts.

If Key Management Personnel Leave Our Bank, Our Business Could Be Adversely Affected.

Our future success depends to a significant extent on the continued services of our key senior management including PanAmerican Bank President & CEO, Hugo Castro and PanAmerican Bancorp President and CEO, Michael Golden. The loss of the services of either of these individuals or other key employees would likely have material adverse effects on our business. Their backgrounds are described under the Directors, Executive Officers and Control Persons section on Page 17.

Our Existing Stockholders Have Significant Control Of Our Management And Affairs, Which They Could Exercise Against Your Best Interests.

As of September 30, 2003, our Directors and Executive Officers beneficially owned approximately 33.8% of our Common Stock. Accordingly, they are in a position to exercise substantial influence over the affairs of PanAmerican and will have the ability to impede the acquisition of control of PanAmerican by a third party. The interests of the Directors and Executive Officers may not align precisely with your interests as a holder of PanAmerican’s Common Stock.

Government Regulation May Have An Adverse Effect On Our Profitability And Growth.

We are subject to extensive federal and state government supervision and regulation. Our ability to achieve profitability and to grow could be adversely affected by state and federal banking laws and regulations that limit the manner in which we accept deposits, make loans, purchase securities and pay dividends. These laws and regulations are subject to change and such change may not be predicted and may impact our business and profitability. These regulations are intended primarily to protect depositors. In addition, the burden imposed by federal and state regulations may place us at a competitive disadvantage compared to competitors who are less regulated. Future legislation or government policy may also adversely affect the banking industry or our operations. In particular, various provisions of the Gramm-Leach-Bliley Act eliminate many of the federal and state law barriers to affiliations among banks and securities firms, insurance companies and other financial services providers. We believe the elimination of these barriers may significantly increase competition in our industry. See “Bank Holding Company Regulation and Supervision” on page 30.

PanAmerican Will Need To Apply New Technology To Service Its Customers, Stay Competitive And Continue Its Growth Strategy.

The Banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. PanAmerican's future success will depend in part on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in the Bank's operations. Many of the Bank's competitors have substantially greater resources to invest in technological improvements. Such technology may permit competitors to perform certain functions at a lower cost than the Bank. There can be no assurance that the Bank will be able to effectively implement new technology-driven products and services to be successful in marketing such products and services to its customers.

FORWARD LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Description of Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. Although we believe that the assumptions underlying our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

The estimated net proceeds from the sale of the units being offered, after deducting the underwriting discount and the expenses of the offering is estimated to be $5,746,360 million without the underwriter’s over-allotment option.

We expect to contribute substantially all of the net proceeds to the Bank. The proceeds from this Offering will be used primarily for additional capital to support the assets (loans) that the Bank intends to purchase from Gulf Bank. The Bank has estimated that it will require approximately $7 million in new capital to comply with capital requirements. In May, 2003, we sold 200,000 (post-reverse split) common shares for $650,000 and 200,000 (post-reverse split) Class A warrants and 200,000 Class B warrants (post-reverse split) for $350,000 to a privately held corporation. These securities were placed into escrow along with the purchase price pending a condition subsequent that our common shares be listed on the NASDAQ Small Cap Market or the American Stock Exchange. We have one year to obtain such a listing. The corporation also has the right to elect to purchase 49,500 units in this offering. From the net proceeds of this Offering, and the funds released from escrow, the Bank should have sufficient capital to support the Gulf Bank assets.

DETERMINATION OF OFFERING PRICE

At present, our common stock is trading on the Over-The-Counter Bulletin Board at a most recent sales price on November 21, 2003 of $4.25 per share. In this offering, we have agreed with the Underwriter, Forge, at a sales unit price of $4.50 including one (1) share of common stock at $4.00 per share and two (2) redeemable warrants at $.50 and exercisable at $4.10 per share. Our management and the Underwriters have met extensively to set the exercise and offering price and the exercise price of the warrants and have examined and reviewed similar companies’ share prices, market demand, the prices of units sold by the Holding Company in private offerings, the present public market, the business plan, the potential acquisition of the assets of Gulf Bank and the assumption of its deposits. We have observed that shares of our common stock reached a high of $5.50 per share on October 17, 2003, and the last sale occurred on November 21, 2003 and at a per share price of $4.10. The common stock on November 25, 2003, was bid at $4.10 per share and offered at $4.25 per share. The offering price for our common stock is below the most recent bid and the most recent sale price.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2003. Our capitalization is presented:

•

On an actual basis; and

•

On an as-adjusted basis to give effect to the sale of 1,500,000 shares of common stock in the offering.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Plan of Operation” and the Financial Statements included elsewhere in this Prospectus.

Capitalization	As of September 30, 2003 (unaudited)	Adjusted for Escrowed proceeds And offering proceeds(1)	Adjusted for proceeds And shares of offering and escrow
Shareholders Equity
Preferred Stock (authorized: 5,000,000; Outstanding: 0)
Common stock (authorized: 200,000,000; Outstanding: 5,892,126 at September 30, 2003	$294,593	$294,593	$369,593
Capital surplus	19,105,555	19,005,555	24,676,915
Accumulated deficit	(8,275,502)	(8,275,502)	(8,275,502)
Accumulated other comprehensive income (loss)	(73,423)	(73,423)	(73,423)
	11,051,223	10,951,223	16,697,583
Less subscription receivable	1,000,000	—	—
Total equity	$10,051,223	$10,951,223	$16,697,583

Book value per share	$1.77	$1.86	$2.26

Shares outstanding	5,692,126	5,892,126	7,392,126

————————

1.

The Holding Company entered into an escrow agreement in May, 2003, for the sale of 200,000 shares of common stock for $650,000 and 200,000 Class A warrants and 200,000 Class B Warrants for $350,000 (all figures are post-reverse split.). The common stock and Warrants are presently held in escrow. The net escrow is $900,000 after the payment of commissions ($100,000) due on the completion of the transaction. If the Underwriters’ overallotment of shares (225,000) is exercised the Book Value Per Share will be $2.31.

DILUTION

The difference between the $4.50 offering price per unit ($4.00 allocated per share and $.50 allocated for two (2) warrants) and the net tangible book value of a share of common stock after the offering is the dilution in the value of the common stock offered to investors. PanAmerican’s net tangible book value for each share of common stock is determined by dividing the net tangible book value of PanAmerican by the number of shares of common stock outstanding. PanAmerican’s net tangible book value is determined by subtracting PanAmerican’s total liabilities from its total tangible assets.

At September 2003, the net tangible book value (unaudited) of PanAmerican was $7.9 million or $1.39 per share of common stock. The Class A Warrants to purchase 942,625 shares of common stock at $4.00 per share, Class B Warrants to purchase 942,625 shares of common stock at $3.50 per share, and Class C Warrants to purchase 414,000 shares at $3.75 per share as well as the proceeds of this offering at $4.50 per unit are antidilutive as the net tangible book value per share is less than the strike price and exercise price.

Assuming the sale of 1.5 million units in the offering at $4.50 per unit, and without giving effect to the 200,000 shares held pursuant to the May, 2003 escrow agreement, the dilution per share to new investors will be $2.60, on a fully diluted basis, as set forth below.

Dilution	30-Sep-03 Actual	Offering	As adjusted by offering

Stockholders Equity	$10,051,223	$5,746,360	$15,797,583
less intangibles	(2,123,502)		(2,123,502)
Net tangible book value	$7,927,721		$13,674,081

Outstanding shares at 9/30/03	5,692,126	1,500,000	7,192,126

The following table illustrates this dilution.
	Dilution	Fully Diluted
Offering price per unit	4.50	4.50

Net tangible book value per share before offering	1.39	1.38
Increase attributable to investors in the offering	0.51	0.51
Net tangible book value per share after offering	1.90	1.90
Dilution per share to new investors	2.60	2.60

If the 200,000 shares from the May, 2003 escrow agreement are included with the assumed sale of 1.5 million units at $4.50 per unit, the dilution per share to new investors will be $2.53, as set forth below, on a fully diluted basis.

Dilution	30-Sep-03 Actual	Escrow & Offering	As adjusted by escrow

Stockholders Equity	$10,051,223	$6,646,360	$16,697,583
less intangibles	(2,123,502)		(2,123,502)
Net tangible book value	$7,927,721		$14,574,081

Outstanding shares at 9/30/03	5,692,126	1,700,000	7,392,126

The following table illustrates this dilution.

	Dilution	Fully Diluted
Offering price per unit	4.50	4.50

Net tangible book value per share before escrow adjustment	1.39	1.38
Increase attributable to investors in the offering	0.58	0.58
Net tangible book value per share after escrow	1.97	1.97
Dilution per share to new investors	2.53	2.53

If the Gulf Bank transaction is included, assuming the sale of 1.5 million units in the offering at $4.50 per unit and without the 200,000 shares from the May 2003 escrow agreement, the dilution per share is estimated to be $2.60, as set forth below.

Dilution	30-Sep-03 Actual	Offering & Gulf purchase	As adjusted by Gulf purchase

Stockholders Equity	$10,051,223	$5,746,360	$15,797,583
less intangibles	(2,123,502)		(2,123,502)
Net tangible book value	$7,927,721		$13,674,081

Outstanding shares at 9/30/03	5,692,126	1,500,000	7,192,126

The following table illustrates this dilution.

	Dilution	Fully Diluted
Offering price per unit	4.50	4.50

Net tangible book value per share before gulf transaction	1.39	1.38
Increase attributable to investors in this offering	0.51	0.51
Net tangible book value per share after Gulf transaction	1.90	1.90
Dilution per share	2.60	2.60

If the 200,000 shares from the May, 2003 escrow agreement are included, together with the proceeds of this offering and the Gulf Bank transaction, the dilution per share to new investors will be $2.53, on a fully diluted basis, as set forth below.

Dilution	30-Sep-03 Actual	Offering, Escrow & Gulf	As adjusted by Offering, Escrow and Gulf

Stockholders Equity	$10,051,223	$6,646,360	$16,697,583
less intangibles	(2,123,502)	—	(2,123,502)
Net tangible book value	$7,927,721	$6,646,360	$14,574,081

Outstanding shares at 9/30/03	5,692,126	1,700,000	7,392,126

The following table illustrates this dilution.

	Dilution	Fully Diluted
Offering price per unit	4.50	4.50

Net tangible book value per share before offering	1.39	1.38
Increase attributable to investors in the offering, offset by Gulf purchase	0.58	0.58
Net tangible book value per share after adjustments	1.97	1.97
Dilution per share to new investors	2.53	2.53

UNDERWRITING

The securities being offered will be through a firm commitment with an Underwriter, Forge, which is a registered securities broker-dealer. The offering shall be underwritten by Forge and Forge may form a syndicate composed of other Underwriters and selling groups. There is no material relationship between Forge and our company other than this offering. Pursuant to an agreement between us and Forge, Forge shall receive an underwriting discount equal to $675,000 or 10% of the $6,750,000 underwriting. Forge has agreed to pay Franklin National Financial Group, LLC (“Franklin”), a registered securities broker-dealer, a consulting fee of approximately 30% of the non-accountable expenses to be paid by us to Forge as described below, in connection with the offering and for on-going consulting services to us. Franklin, upon the request of Forge, has provided considerable assistance to Forge and us in determining the type of securities to be offered, the price of the units, and the terms of the Class D warrants. It has also assisted Forge and us in providing information and guidance in the preparation of this Offering by analyzing market conditions, similar offerings, and has provided comments concerning our business plan and growth strategies. Forge has been granted an over-allotment option where Forge may, up to 45 days from the effective date of this offering, purchase an additional 225,000 units at a combined price of $4.05 per unit, which includes an Underwriter’s discount of 10% from the initial public offering prices of $4.50 per unit. Thus, assuming Forge exercises its option and purchases an additional 225,000 units at $4.05 per unit, which includes a 10% Underwriter’s discount, the additional proceeds to us will be $911,000.

Pursuant to an agreement with us, we will reimburse Forge, on a non-accountable basis for its expenses in the amount of 3% of the gross proceeds of this offering which will be $232,860 inclusive of the Underwriter’s over-allotment option. The fees of our counsel, listing fees, filing fees, printing and mailing and other costs shall be borne by PanAmerican. We have also entered into a three year consulting agreement with Forge which provides for compensation of $35,000 per year, and we will pay the entire consulting fee of $105,000 upon the closing of this offering.

At the closing of the sale of the shares being offered, PanAmerican will sell to the Underwriter a warrant (“Underwriter’s Warrants”), for nominal consideration, entitling the Underwriter to purchase up to 150,000 Units issuable upon the exercise of the Underwriter’s Warrants and the Units consisting of one share of Common Stock and two warrants issuable upon exercise of warrants underlying Units issuable upon exercise of Underwriter’s Warrants at an exercise price equal to 165% of the public offering price. The Underwriter’s Warrants shall be non-exercisable and non-transferable (other than a transfer to affiliates of the Underwriter or members of the selling group) for a period of 12 months following the date of the definitive Prospectus.

The Underwriter’s Warrants and the underlying securities will contain anti-dilution provisions and shall not be redeemable. Such anti-dilution provisions will include, without limitation, protection against dilution in both price and percentage ownership of the Company if there is an issuance of common stock or other securities convertible into common stock at a price below the strike price of the Underwriter’s Warrants or the applicable market price of the common stock, whichever is higher, for a period of five (5) years from the effective date of the Registration Statement.

The Underwriter may designate that the Underwriter’s Warrants be issued in varying amounts directly to the Underwriter’s Officers, Directors, shareholders, employees, and other proper persons and not to the Underwriter; however, such designation will only be made if such issuance would not violate the interpretation of the Board of Governors of the NASD relating to the review of corporate financing arrangements.

In addition, we have granted to the Underwriter a single demand registration right and unlimited piggyback registration rights with respect to our common stock and the Class D Warrants underlying the Underwriter’s Warrants for a period commencing at the beginning of the second year and concluding at the end of the fifth year following the effective date.

The issuance of such shares to the Underwriter must be registered, qualified or exempt under the laws of the state in which the Underwriter resides. If required, we will file a new registration statement with the Securities and Exchange Commission with respect to such securities to the Underwriter as required under Section 10(a)(3) of the Securities Act.

Under Rule 2710(a)(7)(A) of the NASD Conduct Rules, the Warrants acquired by the Underwriter will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the effective date of this Offering, except to Officers, or partners of the Underwriter and members of the selling group and their Officers or partners.

The Company has also agreed that for the period starting at the beginning of the second year and concluding at the end of the fifth year after the effective date of the Registration Statement, the Company will notify all holders of the Underwriter’s Warrants and underlying securities of the Company’s intention to engage in any public offering of the Company’s securities (whether by the Company or by any security holder of the Company) and, if requested by the Underwriter, include any underlying securities in such offering at the Company’s sole cost and expense and maintain the effectiveness thereof for at least twelve (12) months (“Piggyback Registration Rights”).

We have also granted Forge the right to designate one individual, who is acceptable to our company, to attend meetings of our Board of Directors for a period of up to five (5) years. The director designated by Forge will not be entitled to vote at meetings of the Board of Directors.

We have further agreed for an indemnification of Forge and it has agreed to a reciprocal indemnification of us, including but not limited to, violations of the Securities Act of 1933, and the Rules of the SEC and applicable states.

LEGAL PROCEEDINGS

Other than routine litigation which is incidental to our business, e.g., foreclosure proceedings, we are not a party to any litigation. None of the proceeding to which PanAmerican is a party could, in the opinion of management, present a material risk to earnings, assets or equity.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

The management of PanAmerican and PanAmerican Bank is under the day-to-day supervision of its Officers and the overall supervision of the Holding Company and the Bank is under the control of their respective Boards of Directors. The Officers and Directors of the Holding Company and the Bank are as follows:

James F. Partridge: Mr. Partridge is 72 years old and has been the Chairman of the Board of the Holding Company since April 2000 and is a Director of the Bank. He retired as President of Visa International, Latin America and Caribbean Region, on June 30, 1999 after serving since 1978. At present he serves as a Strategic Director on the Regional Board of Directors of Visa International and is Chairman of its Executive & Planning Committee. He joined the management of Visa International, as Vice President in charge of the Development Division for the Western United States, Latin America and Asia-Pacific in 1978. His term expires on June 17, 2005.

Michael E. Golden: Michael E. Golden is 59 years old and is the President, Chief Executive Officer of the Holding Corporation and has been a Director of the Holding Company and Bank since May 2002. He is also the Vice Chairman of the Bank. Mr. Golden has been in the investment banking /securities business for over 25 years. He was a Senior Vice President in sales and management at Smith Barney from 1979 to 1989. In 1989, he started a securities firm, First Colonial Securities Group, which grew nationwide to 25 offices and 200 retail brokers specializing in asset management and investment banking. The firm was responsible for numerous initial public offerings (“IPO”) in the commercial banking and industrial business. Golden was the Vice Chairman and Founder of Carnegie Bank of Princeton NJ in 1987 where his firm, First Colonial Securities Group, a member of the NASD, was the main underwriter of the IPO. First Colonial Securities Group served as an investment banker in the sale of Carnegie Bank. He was also on the board of the Boca Raton National Bank of Florida. In 1998, Mr. Golden bought Admiralty Bank of Palm Beach Garden and along with Bruce Mahon; they were the Chair and Vice Chair respectively. Mr. Golden’s firm, First Colonial Securities Group raised the initial capital of $8 million through a private placement offering and then did an initial public offering raising $13.3 million in September, 1998. Admiralty Bank grew from $45 million in assets in 1998, to over $500 million in less than four (4) years and was subsequently sold in 2002 to Royal Bank of Canada. Mr. Golden has also been on the board of other banks and industrial companies. Mr. Golden is currently Chairman of the Kid Academy, a child-learning center that he founded in 1997.

Mr. Golden has also been very active in the community in both South Jersey and South Florida where he served on the boards of many philanthropic organizations including the Jewish Federation of South Palm Beach County, Florida, Donna Klein Jewish Academy, President of the South Jersey Heart Association, Trustee of the Cooper Hospital of South Jersey, President of the Ben Gurion University of South Jersey chapter and other organizations. His term expires on June 17, 2005.

Hugo A. Castro: Mr. Castro is 60 years old and is the President, Chief Executive Officer and Director of the Bank, and is Chairman of the Bank’s Loan and Discount Committee. He also serves on the Board of Directors of PanAmerican where he is a shareholder, and Corporate Secretary. Mr. Castro is a graduate of the School of Banking of the South at Louisiana State University, he holds a degree from Miami-Dade College, and attended La Salle University in Havana, Cuba in 1960 and 1961.

Mr. Castro is a career banker of 39 years. Until 1999, Mr. Castro served as President and Chief Executive Officer of Eastern National Bank in Miami, Florida. He was an Executive Vice President with Totalbank in Miami, Florida from 1996 through 1998. From 1994 to 1996, he was Executive Vice President with Intercontinental Bank, Miami, Florida, having joined Intercontinental upon the acquisition of Commercial Trust Bank, Miami, Florida in 1993. Mr. Castro was the President, Chief Executive Officer, Director, and a founding shareholder of Commercial Trust Bank, Miami, Florida from 1988 to 1993, following 20 years of service at Commercial Bank & Trust Company, where he served as Executive Vice President.

In 1988 Commercial Bank & Trust Company was an affiliate of Florida Commercial Banks Holding Company with $1 Billion in Assets. The company was acquired by First Union [today Wachovia] in its first transaction in South Florida, providing the market share to establish its base over the three counties. Taking advantage of this transaction, and the past twenty years of service to the bank; Mr. Castro organized a group of investors to purchase the Village Bank of Hialeah, a small community bank, under a “cease and desist order” from the FDIC. The Village Bank was renamed Commercial Trust Bank, and with new capital and management under the direction of Mr. Castro as President and Chief Executive Officer, restored the bank to regulatory standards and turned a profit after the first 12 months of operation of the bank. His term expires on June 17, 2006.

Philip C. Modder: Mr. Modder is 61 years old and a Director of PanAmerican Bank and has been a Director of the Holding Company since June 1992. He is the Regional President of Palm Beach County for the Bank. Mr. Modder has been involved in the banking industry in Palm Beach County for over 25 years. Mr. Modder was educated at the University of Wisconsin, Racine, Wisconsin, Evangel College, Springfield, Mo., and Florida Atlantic University, which granted him a B.S. degree in 1969, in Finance and Accounting. Prior to organizing PanAmerican Bancorp, Mr. Modder was President and CEO and an organizing Director of Mizner Bank, located in Boca Raton, Florida, from March 1987 to May 1992. Prior thereto, Mr. Modder served as Senior Vice President of Caribank of Palm Beach County, as Senior Vice President and Area Manager of Atlantic National Bank for five years and Vice President and Branch Manager for eight years at Sun Bank. Mr. Modder serves as a Director and a past Chairman of the Boca Raton Chamber of Commerce, and also serves as Chairman of the Boca Raton Airport Authority. His term expires on June 17, 2004.

Leonard F. Marinello: Mr. Marinello is 62 years old and has served as the Chairman of the Board of the Bank and a Director of the Holding Company since June 2000. Mr. Marinello has been President and Chief Executive Officer of Allied Plating Supplies, Inc., a company engaged in the metal finishing business, from 1957 to the present, where he has been active in all phases of the business including domestic sales, international sales, manufacturing and finance. Mr. Marinello was a Director of Commercial Trust Bank from 1988 to 1993, when it was sold. During this time, he was an active member of that bank’s Loan and Audit Committees. Mr. Marinello has also served as a Director of several privately held companies, including Allied Plating Supplies, Inc. (Chairman), Arch Drain Block Co. (Chairman), Brick Oven Pizzaria and Royal Sport, Inc. Mr. Marinello is a graduate of the University of Miami, where he received a Bachelor’s degree in Finance. His term expires on June 17, 2006.

Nelson Famadas, Ph.D.: Dr. Famadas is 54 years old and been a Director and Vice Chairman of the Holding Company since May 2002 and is also a Director of the Bank. Dr. Famadas is also the Chairman of the Audit Committee of the Board of the Holding Corporation. Dr. Famadas serves on the boards of various civic and charitable organizations both in Puerto Rico and Florida. He is also a member of the board of a community-based home healthcare agency, as well as of two non-profit hospitals. He is presently an Adjunct Professor at Florida International University’s School of Business Administration, lecturing in Operations Management. Dr. Famadas is Chairman and CEO of Gables Holding Corporation, a real estate development company, with over $116 millions of projects under development. His term expires on June 17, 2004.

Samuel S. Caliendo: Mr. Caliendo is 52 years old and been a Director of the Holding Company since September 2001. Mr. Caliendo has lived in South Florida for more than 30 years. He has served as Vice President of Consolidated Construction, Inc., a commercial builder, since 1992; as President of Park Avenue Creative Decorating, and Shoreline Realty, Inc., a residential MLS realtor, since 1985. Mr. Caliendo is a graduate of Florida State University, with a degree in Business and Government. His term expires on June 17, 2004.

Susan Jaramillo: Ms. Jaramillo is 57 years old and has been a Director of the Holding Company since December 2002. She earned an MBA degree from the University of Chicago Graduate School of Business in 1977. After business school, Ms. Jaramillo worked for CBS at its Chicago Station, WBBM-TV, as the Director of Financial Planning. During 1981 she was Vice President and Assistant to the Chairman of American Cinema and its parent company, American Communications Industries, a large U.S. production and distribution company. In 1981, Ms. Jaramillo was granted a construction permit by the FCC to build and operate WDZL (Channel 39) in Miami, Florida, which she operated from 1982 to 1984 when it was sold. In 1993 she became a general partner of Rainbow Broadcasting, which built and operated WRBW (Channel 65) in Orlando, Florida. The station was sold in 1998. Since that time, Ms. Jaramillo has been an individual investor in Miami, Florida and is presently the CEO of Locus Location Systems, LLC and a partner in several investment partnerships with Joseph Rey and Stephen Perrone. Her term expires on June 17, 2006.

Stephen L. Perrone: Mr. Perrone is 59 years old and is a Director of the Bank and has been a Director of the Holding Company since September 2001. Mr. Perrone is also a member of the Audit Committee of the Board of Holding Company. Mr. Perrone is Founder and President of Brickell Bay Capital Group, a private investment firm, which was formed in 1996. Prior to this, Mr. Perrone was a Partner with the Law Offices of Shutts & Bowen in Miami, Florida where be began his law career in 1968. During his time as a Partner at Shutts & Bowen, Mr. Perrone was involved in corporate mergers and acquisitions, formation and structuring of investment vehicles for U.S. and non-U.S. investors and businesses and U.S. income and estate planning matters. Mr. Perrone is also a Certified Public Accountant, licensed in Florida. Mr. Perrone has been active in community affairs, having been past president of the Miami Downtown Lions Club, and the Coral Gables South Miami Khoury Baseball League, where he was active for twelve years. He was a founding member and still is on the Board of the Archdiocese of Miami Education Foundation. He has also served on the Boards of Gulliver Schools and the Miami City Ballet. His term expires on June 17, 2004.

Joseph Rey: Mr. Rey is 54 years old and has been a Director of the Holding Company since December 2002. Mr. Rey received his B.A. from City University of New York in 1972. He began his career in New York City where he worked with Westinghouse Broadcasting Co., Buckley Broadcasting Co., and Golden West Broadcasting before moving to Miami, Florida in 1978 as the National Sales Manager for Storer Broadcasting. From 1980 to 1982 he was the General Manager of two Miami based radio stations, WCMQ AM and FM. In 1982 he became the Vice President of Sales for Miami based TV station, WDZL-TV. In 1982 he was a General Partner in an application for a new television station in Orlando, Florida, WRBW-TV. The FCC granted a construction permit in 1985, which was finalized in 1991. From 1985 to 1991 he was a Consultant to the broadcast industry and President of a data processing and telemarketing firm. From 1991 until the station was sold he was the General Manager of WRBW-TV. He is presently a partner in several investment partnerships with Susan Jaramillo and Stephen Perrone. His term expires on June 17, 2006.

Eugene J. Strasser, M.D.: Dr. Strasser is 55 years old and has been a Director of the Holding Company since December 1992. He did his undergraduate and Pre-Med work at Loyola College and the University of Maryland where he graduated in 1968. He attended the University of Maryland Medical School in Baltimore, Maryland where he graduated in 1972. He is licensed by the American Medical Board as a Board Certified General Surgeon and a Board Certified Plastic and Reconstructive Surgeon. He has established his own private hospital, Cosmeplast Center, in Coral Springs, Florida where he has practiced medicine since 1981. His term expires on June 17, 2004.

Alberto Valle: Mr. Valle is 65 years old and is a Director of the Bank and has been a Director of the Holding Company since September 2001. Mr. Valle is also a member of the Audit Committee of the Board of the Holding Company, and is a Member of the Bank’s Loan & Discount Committee, Asset/Liability & Investment Committee, and the Audit & Examining Committee. Mr. Valle attended the Havana Institute in Havana, Cuba, where he received his Bachelor in Science. He has been employed with BMC Investments, and Athlone of Florida, Inc., since 1987, where he is responsible for the direct supervision of the construction and administration of new developments in Stuart, Florida, real estate holdings in Palm Beach County, and related corporations. Mr. Valle was a Director of Commercial Trust Bank from 1988 to 1993, when it was sold. He also served as Vice President and Lending Officer for Commercial Bank and Trust from 1985 to 1988. His term expires on June 17, 2005.

Other Matters

In November, 2003, the Bank has employed Caleb Vasquez, Sr. , as Vice President and Credit Manager. Mr. Vasquez worked for Bank of America N.T. and S.A. from 1960-1988 and rose to the position of Vice President Special Asset Group. From 1989-1991, he served as Vice President and Senior Credit Administrator for First Union National Bank of Florida. Between 1991 and 1993, he managed a small international department for Gulf Bank of Miami. From 1994-1998, Mr. Vasquez was Vice President and Senior Credit Administrator for Bank Boston in its Miami office. Most recently, between 1998 and 2003, he was Vice President and Credit Risk Manager for Desdner Bank Latinamerika in its Miami Agency.

Mr. Golden has been involved in certain legal proceedings prior to and unconnected with his employment by PanAmerican. In 2001, the National Association of Securities Dealers, Inc. (“NASD”), brought an administrative proceeding against him, Case No. C9A020027, along with Steven Schwartz. The NASD alleged that Mr. Golden of First Colonial Securities Group, Inc. (“First Colonial”), a registered securities broker-dealer, failed to have First Colonial obtain proper registration for an employee, that First Colonial failed to properly supervise the employee, that the employee participated in securities purchases at public offering prices in his personal securities account, and First Colonial failed to establish and maintain an appropriate supervisory system with an appropriately designated registered principal for underwriting and investment banking. During most of the period in question, Mr. Golden served as Chairman and CEO of First Colonial and Steven Schwartz was its President and COO, and Mr. Schwartz was responsible for First Colonial’s day to day management. Without admitting or denying the allegations, Mr. Golden consented to a $20,000 fine and a two month suspension of his NASD principal’s registration. Mr. Golden paid the fine and the suspension has been completed.

Also in a matter not related to PanAmerican, on September 23, 1999, the SEC instituted proceedings against Steven Schwartz, First Colonial and Mr. Golden, and alleged that all three “failed reasonably to supervise [a First Colonial stock broker]” and “failed to establish and/or follow policies and procedures designed to prevent and detect [the stock broker’s] fraudulent conduct.” File No. 3-10026. Mr. Golden served as Chairman and CEO of First Colonial during most of these events and Mr. Schwartz was the President and COO responsible for day to day management. The SEC accepted Mr. Golden’s offer of settlement, and censured him and fined him $15,000, which was paid. Mr. Schwartz and First Colonial also received fines, with Mr. Schwartz ordered to pay $10,000 and he received a nine month suspension from any supervisory position. The Commonwealth of Pennsylvania also commenced a proceeding in 2000 based upon the same factual allegations that were the subject of the SEC’s proceeding. Without admitting or denying the allegations, Mr. Golden was censured and paid a $12,500 fine.

Audit Committee

The Holding Company has Audit Committee financial experts serving on its Audit Committee and those persons are Nelson Famadas, Stephen Perrone and Alberto Valle.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows those persons who are the beneficial owners of more than five percent (5%) of PanAmerican common stock as of August 30, 2003, which is the only class of our voting securities.

I. Name and Address of Beneficial Owner	II. Amount and Nature of Beneficial Owner (Post-Reverse Split)	III. Percent of Class
First Bancorp 1519 Ponce de Leon Ave Stop 23 San Juan, PR 00908-0146	504,491	8.5%
Martin & Edith Stein 1,2 21331 Greenwood Ct. Boca Raton, FL 33433	515,115	8.7%
Alberto Valle 1,3 3475 Sheridan Street Hollywood, FL 33021	325,412	5.5%

The table below shows the common stock of PanAmerican Bancorp which are beneficially owned as of August 30, 2003 by all Directors and nominees, and executive Officers, both individually and as a group.

I. Name and Address of Beneficial Owner	II. Amount and Nature of Beneficial Owner (Post-Reverse Split)	III. Percent of Class (Post-Reverse Split)
Hugo Castro 1,4	122,381	2.0%
Susan Jaramillo 1,5	63,238	1.0%
Leonard F. Marinello 1	134,286	2.2%
Joseph Rey 1	63,238	1.0%
Samuel S. Caliendo 1	58,676	.9%
Nelson Famadas 1, 5	174,417	2.9%
Michael E. Golden 1, 6	191,600	3.2%
Philip C. Modder 1, 7	185,997	3.1%
James F. Partridge 1	131,308	2.2%
Stephen L. Perrone 1, 8	247,029	4.1%
Eugene J. Strasser 1, 9	99,302	1.6%
Alberto Valle 1, 3	325,412	5.5%
Total	1,796,884	33.8%

————————

1.

The business address of each of the persons identified is at PanAmerican Bancorp, 3475 Sheridan Street, Hollywood, FL 33021.

2.

The number of shares includes 135,831 shares owned by Mr. Stein’s wife. The shares do reflect the 1:5 reverse split.

3.

The number of shares includes 325,412 post-reverse split shares held by corporations with which Mr. Valle has sole voting and shared investment.

4.

The number of shares includes 60,000 options that are exercisable within 60 days.

5.

The number of shares includes 37,942 shares owned by Mr. Famada’s wife.

6.

The number of shares includes 53,200 shares held by a corporation which Mr. Golden has sole voting and shared investment power.

7.

The number of shares includes options to purchase 9,546 shares that are exercisable within 60 days, and 18,368 shares owned by Mr. Modder’s wife.

8.

The number of shares includes 123,428 shares held by a limited partnership and 76,315 post-reverse split shares held by a corporation with respect to which Mr. Perrone has sole voting power and shared investment power.

9.

The number of shares includes 75,801 shares owned by Mr. Strasser’s wife and options to purchase 20,168 shares that are exercisable within 60 days.

DESCRIPTION OF SECURITIES

The securities being offered consist of units of the common stock of PanAmerican and redeemable warrants to purchase common stock. There are 20 million shares of common stock authorized and 5 million shares of preferred stock authorized. There is one class of common stock and one class of preferred stock. Each share is entitled to one vote. The Articles of Incorporation of PanAmerican Bancorp and By-Laws do not contain provisions which would slow a change in control. Dividends, if declared, shall be paid pro rata based upon the percentage of common stock ownership. The warrants being offered do not possess any voting and dividend rights. The warrants being offered are Class D warrants, and there are outstanding Class A, Class B and Class C warrants. The Class D warrants may be exercised at a price of $4.10 per share of common stock and each warrant has a five year term. Each Class D warrant will be entitled to purchase one share of common stock. The Class A warrants have a five year term and are exercisable at $4.00 (post-reverse split) per share. The Class B warrants have a three year term and are exercisable at $3.50 per share (post-reverse split). The Class C warrants have a four year term and are exercisable for 2.3 shares of common stock at $3.75 per share (post-reverse split). The Class A warrants may be called by us on the following terms: a) the common stock underlying the warrants has been registered with the SEC; b) a public market for our common stock has been established at a per share price of $8.50 for 20 continuous days; and c) we will pay each warrant holder $4.00 per warrant. Class C warrants may be called by us as follows: a) the common stock underlying the warrants has been registered with the SEC; b) a public market for our common stock has been established and a public share price of $8.50 has been met for 20 continuous days and; c) we will pay each warrant holder $8.65 per warrant. We have not registered the common stock underlying the Class A, B and C warrants with the SEC.

COUNSEL

Greenberg Traurig, P.A., Boca Raton, Florida will pass upon the validity of the shares of common stock and the warrants offered by this Prospectus for PanAmerican Bancorp. Baritz & Colman LLP will serve as counsel to the Underwriter.

EXPERTS

The consolidated financial statements of PanAmerican Bancorp of as and for the year ended December 31, 2002, included in this Prospectus have been audited by Crowe Chizek and Company LLC, independent certified public accountants, and have been so included in reliance upon the report of Crowe Chizek and Company LLC given upon their authority as experts in accounting and auditing. The consolidated financial statements of PanAmerican Bancorp as of and for the year ended December 31, 2001 included in this Prospectus have been audited by McGladrey & Pullen, LLP, auditors, as stated in their report appearing elsewhere in this prospectus and are included in reliance upon the report of McGladrey & Pullen given upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.

Our Charter provides that members of our Board of Directors shall not be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a Director except for liability:

•

for any breach of the Director’s duty of loyalty to the corporation or its stockholders;

•

for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•

under Section 174 of the General Corporation Law of the State of Delaware (relating to distributions by insolvent corporations); or

•

for any transaction from which the Director derived an improper personal benefit.

Our Charter also provides that if the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of members of our Board of Directors will be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Our Charter and By-laws also provide that we may indemnify our Directors and Officers to the fullest extent permitted by Delaware law. A right of indemnification shall continue as to a person who has ceased to be a Director or Officer and will inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by our Charter and By-laws will not be deemed exclusive of any other rights that may be provided now or in the future under any provision currently in effect or hereafter adopted by our Charter, By-laws, by any agreement, by vote of our stockholders, by resolution of our Directors, by provision of law or otherwise.

We have also secured Directors’ and Officers’ liability insurance on behalf of our Directors and Officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our Directors, Officers and controlling persons in accordance with the provisions contained in our Charter and By-laws, Delaware law or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a Director, officer or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such Director, officer or controlling person, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will follow the court’ s determination.

ORGANIZATION WITHIN LAST FIVE YEARS AND DESCRIPTION OF BUSINESS

The Holding Company, now known as PanAmerican Bancorp, was first incorporated under the laws of Florida on April 8, 1992 under the name PCM Acquisition Group, Inc. PCM Acquisition Group, Inc. was later reorganized as Southern Security Bank Corporation, (“Southern Security”) under Florida law.

On June 28, 1993, Southern Security entered into an agreement to acquire a bank, then known as Florida First International Bank. Southern Security completed the acquisition of Florida First International Bank on December 16, 1993 through the purchase of 96.6% of the Bank’s shares. Later, Florida First International Bank changed its name to Southern Security Bank.

On November 10, 1997, the Holding Company merged with Southern Security Financial Corporation, a Delaware corporation, with the Holding Company being the surviving corporation under the name Southern Security Bank Corporation.

On December 31, 2001, the Holding Company and the Bank, which was then known as Southern Security Bank, completed the acquisition of the assets and liabilities, which consisted of mainly cash, loans, deposits, the bank name and securities, of PanAmerican Bank. At the time of the acquisition, PanAmerican Bank operated one full service banking office in Miami-Dade County, Florida, which was reopened after the acquisition as a branch of Southern Security Bank. The terms of the acquisition were such that Southern Security Bank paid $4.5 million in cash and the Holding Company issued the shareholders of PanAmerican Bank 1,025,000 shares of the common stock of the Holding Company. As of December 31, 2001, the estimated fair value of the acquired bank’s assets was $36.2 million and liabilities were $30.9 million.

On January 18, 2002, following the acquisition, Southern Security adopted the name – PANAMERICAN BANK, and the Holding Company became known as PanAmerican Bancorp.

As of December 31, 2001, and as a result of the acquisition, PanAmerican Bank had assets totaling $65.6 million and liabilities totaling $59.6 million.

The Bank, which is the sole subsidiary of the PanAmerican Bancorp, is a state chartered banking corporation engaging in a general commercial and consumer banking business. The Bank’s services are provided through its three full-service community banking offices. The Bank engages in general commercial banking providing a wide range of loan and deposit services. Although the Bank operates its branches in a highly competitive banking market, it intends to develop further its niche in providing services to the small to medium size business, and individuals within its South Florida market. The Bank experiences some variety in the differing communities it serves. The Miami and Boca Raton branches are located in mixed communities of business and some residential areas, while the Hollywood branch is more focused on personal banking, with a retirement community and a large family country club community in the immediate vicinity, together with mixed large commercial facilities. These factors play an important role in the Bank’s activity and performance in meeting the deposit and credit needs of the community. The ratio of loan to deposits has increased to levels comparable of the Bank’s peers in recent years.

Deposit services for personal and business customers include a variety of checking accounts which include interest-earning, low-cost checking, and senior checking. Savings accounts are also offered. Low cost demand and savings deposits represent an important part of the deposit mix for the Bank which has historically maintained satisfactory levels of this type of deposits, because of its policy of relationship banking. Money market accounts are priced competitively within the Bank’s market area of Palm Beach, Broward, and Miami-Dade counties. Management can attract new deposits or reduce deposit levels as needed by adjusting the interest paid on such accounts, which are very liquid. The Bank also offers a wide variety of terms and rates for certificates of deposit as needed to attract funds and match competitors. Consumers have access to ATMs, safe deposit boxes, direct deposit and on-line banking services. In addition, businesses can use the Bank’s merchant credit card program.

PanAmerican’s principal lending areas have been defined as all census tracts within the tri-county area of Palm Beach, Broward and Miami-Dade Counties, Florida. The Bank’s customers are predominantly small to medium sized businesses, individual investors and consumers. Collateralized loans, the most common of which follow, are extended on similar terms to all of the Bank’s customers and have an inherent degree of risk:

•

Cash-secured loans as well as loans guaranteed by agencies of the United States Government represent a nominal level of risk.

•

Loans secured by marketable securities represent a low degree of risk.

•

Commercial and residential real estate loans, including construction and land development loans, represent a moderate degree of risk.

•

Loans secured by automobiles, boats and equipment represent a moderate to medium level of risk to the Bank.

•

Loans secured by accounts receivable and inventory represent a medium degree of risk.

•

Unsecured loans represent a high level of risk to the Bank.

The Bank currently operates three branches including the corporate offices as follows:

3475 Sheridan Street, Hollywood, Florida. This is the Holding Company’s corporate office and the Bank’s main office. The Bank leases 5,212 square feet of space under a long term lease.

1200 N. Federal Highway, Boca Raton, Florida. This is a full-service branch.

2770 S.W. 27th Avenue, Miami, Florida. This is a full service branch.

The metropolitan area covering the Bank’s three branches totals approximately 2.3 million persons, and includes a diverse population. Our primary market area for loans and deposits are Miami-Dade, Broward, and Palm Beach counties in southeast Florida where we operate three full-service banking offices. South Florida traditionally has strong tourism and taxable sales. The area experiences high tourism and housing demand both of which benefit from the influx of visitors and residents migrating from the northern states, Canada, other Florida counties, Latin America, the Caribbean, and Europe. We have also experienced a growing demand for commercial loans, primarily in the metropolitan Boca Raton area in Palm Beach County. We face substantial competition in all phases of our operations from a variety of different competitors. Competition for deposits, loans, and other financial services come from numerous Florida-based and out-of-state banks, savings banks, thrifts, credit unions and other financial institutions as well as other entities that provide financial services, many of which are much larger than the Bank. We compete by offering high levels of attention to our customers, providing personalized services that our larger competitors can not match.

The populations we serve are very diverse. South Florida has a large population of retirees. In addition, many of our customers, due to their Hispanic backgrounds, speak Spanish. The population of Broward County, where our main office is located in the city of Hollywood, is approximately 1,623,000. Hispanics represent 18 percent of the population. The median age is 37.6 years and 15 percent were 65 or over.

We have a full service banking office in Miami, Florida. In addition, if the proposed agreement with Gulf Bank is finalized, we will lease three additional offices in the greater Miami metropolitan area. Miami-Dade County has a population of approximately 2,253,000. Hispanics represent 59 percent of the Miami-Dade's total population. The median age is 35.9 years and 13 percent were 65 or over.

Palm Beach County, where the bank has a full service branch in Boca Raton, has a population of approximately 1,131,000. The median age is 41.2 years and 23 percent of the population is age 65 or over. Hispanics made up 12 percent of the population.

Population growth in south Florida has slowed since the 1990s, however the Florida Legislature Office of Economic and Demographic Research projects growth for the 10 year period from 2000 to 2010 to be 17% in Broward County, 13% in Miami-Dade County and 21% in Palm Beach County.

The Gulf Bank Asset Purchase Agreement.

On October 9, 2003, the Bank entered into an Asset Purchase Agreement to purchase certain of the assets of Gulf Bank, Gulf Bank is a bank chartered by the State of Florida and is registered with the Board of Governors of the Federal Reserve System. Its main banking branch is located at 3400 Coral Way, Miami, Florida 33145 and it operates two branches located at 2500 NW 97th Avenue, Miami, Florida 33162 and 2800 SW 8th Street, Miami, Florida 33135. According to the Asset Purchase Agreement, Gulf Bank is to transfer all of its loans, as they existed on September 24, 2003, to the Bank, along with certain contracts of Gulf Bank and the books and records of Gulf Bank relating to the transferred assets. In addition, the Bank is to receive certain cash and the tangible personal property and computer equipment of Gulf Bank. The Bank will also assume all of the deposits of Gulf Bank, as they existed on September 24, 2003, and enter into a sublease agreement with Gulf Bank for the lease of the Gulf Bank’s Doral Branch.

As of September 24, 2003, Gulf Bank has the following performing loan portfolios:

a. commercial loans (non-real estate)
1. secured	$4,161,804	11%
2. unsecured	$329,666	1%
Subtotal	$4,491,470	12%
b. commercial real estate loans
1. secured	$30,024,617	77%
2. unsecured	$0	0%
Subtotal	$30,024,617	77%
c. personal loans (includes auto, etc.)
1. secured	$167,712	0%
2. unsecured	$301,673	0%
Subtotal	$469,385	11%
Total	$39,189,848	100%

As of September 24, 2003, Gulf Bank had the following deposits:

a. demand deposit accounts	$19,989,711
b. savings accounts (includes IRA accounts)	$42,758,193
Total	$62,747,905

The purchase price for the assets to be purchased is based upon the following contractual formula:

a.

4.85% of the total performing loan portfolio of Gulf Bank, net of an allowance for loan losses. The Bank will not pay any premium for non-performing loans. Performing loans are defined as loans accruing interest not in default of required payments by more than 30 days, except for loans that are fully collateralized by cash or marketable securities. At the time of the closing, the total performing loan portfolio, net of an allowance for loan losses, should be approximately $40 million. Assuming a $40 million total loan portfolio, the Bank’s purchase price for the total performing loan portfolio will be $1,940,000; plus

b.

2.1% of the total deposits, excluding any deposit, borrowing or advance from the Federal Home Loan Bank. At the time of the closing, the total deposits should be approximately $65 million, and based upon that estimate, the Bank’s purchase price for the total deposits will be $1,365,000; plus

c.

the book value of Gulf Bank’s tangible personal property and computer equipment, which shall be no greater than $525,000.

By combining the above figures, the Bank will likely pay Gulf Bank $3,830,000 for its performing loans, its total deposits, tangible personal property and computer equipment.

Because the performing loans net of an allowance for loan losses are estimated to exceed total deposits by $25 million, Gulf Bank will transfer $25 million in cash to the Bank, as part of the transaction.

The Bank has paid $500,000 into escrow towards the purchase price. Should the transaction fail to close of by April, 2004, due to the Bank’s inability to acquire sufficient capital to satisfy the requirements of the Federal Reserve Bank and the State of Florida, Department of Financial Services, the Bank will forfeit the $500,000 escrow deposit.

As it is anticipated that the total deposits of Gulf Bank will exceed its total performing loan portfolio, pursuant to the Asset Purchase Agreement, PanAmerican Bank’s payment obligation will be offset against Gulf Bank’s obligation to pay PanAmerican Bank and PanAmerican Bank will be a net recipient of funds, of approximately $25 million, from the transaction; less the purchase price of $3.8 million.

PANAMERICAN BANCORP

PROFORMA CONSOLIDATED BALANCE SHEET

September 30, 2003

	PanAmerican (unaudited)	Gulf Bank (unaudited)	Adjustments *	Proforma (unaudited)

Cash and Due From Banks	$3,949	$2,944	$(2,944)	$3,949
Federal Funds Sold and Interest Bearing Balances	3,490	9,498	15,311	28,299
Total Cash & Cash Equivalents	7,439	12,442	12,367	32,248
Certificate of Deposit in another Financial Institution		—	—	—
Securities Available for Sale	9,924	20,415	(20,415)	9,924
Securities Held to Maturity	12,496	—	—	12,496
FRB and FHLB Stock	242	—		242
Loans and Leases (1)	66,013	39,077	1,895	106,985
Allowance for Loan Losses	(739)	(691)	—	(1,430)
Loans, net (2)	65,274	38,386	1,895	105,555
Premises & Equipment	1,773	2,341	(1,816)	2,298
Goodwill (3)	1,954	—	—	1,954
Other Assets	897	1,537	(1,170)	1,264
	$99,999	$75,121	$(9,139)	$165,981

Deposits (2)	$86,795	$64,183	$(1,348)	$149,630
Securities Sold under Repurchase Agreement	2,646	—	—	2,646
Other Borrowings	—	3,000	—	3,000
Other Liabilities	483	1,206	(1,059)	630
	89,924	68,389	(2,407)	155,906

Minority Interest in Subsidiary	24	—	—	24

Common Stock, Capital Surplus, and Retained Deficit	10,124	6,560	(6,560)	10,124
Accumulated Other Comprehensive Income	(73)	172	(172)	(73)
Total Equity	10,051	6,732	(6,732)	10,051
Total Liabilities & Equity	$99,999	$75,121	$(9,139)	$165,981

————————

1.

4.85% Premium paid for Gulf Loans.

2.

2.1% Premium paid for Gulf Deposits.

3.

Excess of purchase price over fair value of assets - fair value of liabilities will create goodwill.

*

Includes adjustments for portions of Gulf Bank not purchased.

PANAMERICAN BANCORP, INC.

PROFORMA CONSOLIDATED INCOME STATEMENT

For the period ending September 30, 2003

	PanAmerican (unaudited)	Gulf (unaudited)	Adjustments	Proforma

Interest income
Interest and fees on loans (3)	$3,234	$2,501	$(258)	$5,477
Interest and dividends on securities	360	628	(231)	757
Interest on federal funds sold and repurchase agreement	45	82	(21)	106
	3,639	3,211	(510)	6,340

Interest expense				—
Deposits (2)	891	933	184	2,008
Other	13	153	—	166
	904	1,086	184	2,174

Net interest income	2,735	2,125	(694)	4,166

Provision for loan losses	753	158	—	911

Net interest income after provision for loan losses	1,982	1,967	(694)	3,255

Services charges on deposit accounts and fees	473	645	—	1,118
Gain on sale of securities held to maturity	38	65	—	103
Other	—	123	—	123
	511	833	—	1,344
				—

Salaries and employee benefits	1,285	2,037 (1)	—	3,322
Occupancy and equipment	547	474	—	1,021
Data and item processing	220	—	—	220
Insurance	132	—	—	132
Other	579	2,317	—	2,896
	2,763	4,828	—	7,591
				—
	(270)	(2,028)	(694)	(2,992)

	—	—	—	—

	$(270)	$(2,028)	$(694)	$(2,992)

————————

1.

Includes regulatory expenses and FINCEN fines.

2.

Intangible core deposit amortized over 10 years on an accelerated basis.

3.

Premium amortization to be amortized over 10 years on an accelerated basis.

PANAMERICAN BANCORP, INC.

PROFORMA CONSOLIDATED INCOME STATEMENT

For the year ending December 31, 2002

	PanAmerican (unaudited)	Gulf (unaudited)	Adjustments	Proforma

Interest income
Interest and fees on loans (3)	$3,657	$4,539	$(345)	$7,851
Interest and dividends on securities	332	1,521	(308)	1,545
Interest on federal funds sold and repurchase agreement	100	102	(21)	181
	4,089	6,162	(673	9,578

Interest expense				—
Deposits (2)	1,009	1,529	245	2,783
Other	69	255	—	324
	1,078	1,784	245	3,107

Net interest income	3,011	4,378	(918)	6,471

Provision for loan losses	233	470	—	703
Net interest income after provision for loan losses	2,778	3,908	(918)	5,768

Noninterest income
Services charges on deposit accounts and fees	593	1,611	—	2,204
Gain on sale of securities	30	365	—	395
Other	7	224	—	231
	630	2,200	—	2,830
				—
Noninterest expense
Salaries and employee benefits	1,979	2,439	—	4,418
Occupancy and equipment	732	769	—	1,501
Data and item processing	446	—	—	446
Insurance	208	—	—	208
Other	551	3,700 (1)	—	4,251
	3,916	6,908	—	10,824
				—
Income (loss) before minority interest in net income of subsidiary	(508)	(80))	(918)	(2,226)

Income tax expense (benefit)

Minoirty interest in net income of subsidiary	—	—	—	—

Net income (loss)	$(508)	$(800)	$(918)	$(2,226)

————————

1.

Includes regulatory expenses and FINCEN fines.

2.

Intangible core deposit amortized over 10 years on an accelerated basis.

3.

Premium amortization to be amortized over 10 years on an accelerated basis.

Lending and Other Services

Commercial Loans. As previously stated, a lending focus of the Bank is to small and medium-sized businesses in a variety of industries. The Bank makes available to businesses a broad range of short and medium-term commercial lending products, including working capital lines (for financing inventory and accounts receivable), purchases of machinery and business expansion (including acquisition of real estate and improvements). At September 30, 2003 commercial loans represented 30% of the total loan portfolio compared to 28% at December 31, 2002. The average balance of commercial loans was $18.2 million for 2003 and $11.1 million for 2002. Income from these loans totaled $791,000 for the nine months ended September 30, 2003 and $795,000 for the year ended 2002.

Commercial Mortgage Loans. The Bank makes commercial mortgage loans to finance the purchase of real property, which generally consists of developed real estate. The Bank’s commercial mortgage loans are secured by first liens on real estate, and typically have variable rates and amortize over a 15 to 20 year period, with balloon payments due at the end of three to seven years. At September 30, 2003 commercial mortgage loans represented 59% of the total loan portfolio compared to 52% at December 31, 2002. The average balance of commercial mortgage loans was $ 36.4 million for 2003 and $26.8 million for 2002. Income from these loans totaled $1.8 million for the nine months ended September 30, 2003 and $1.9 million for the year ended 2002.

Consumer Lending. The Bank offers a variety of loan and deposit products and services to retail customers through its branch network. Loans to retail customers include residential mortgage loans, home equity loans and lines of credit, automobile loans, and other personal loans. At September 30, 2003 residential mortgage loans represented 8% of the total loan portfolio compared to 15% at December 31, 2002. The average balance of residential mortgage loans was $3.0 million for 2003 and $3.9 million for 2002. Income from these loans totaled $159,000 for the nine months ended September 30, 2003 and $267,000 for the year ended 2002. At September 30, 2003 consumer, home equity, and installment loans represented 3% of the total loan portfolio compared to 5% at December 31, 2002. The average balance of consumer, home equity, and installment loans was $5.3 million for 2003 and $6.9 million for 2002. Income from these loans totaled $235,000 for the nine months ended September 30, 2003 and $439,000 for the year ended 2002.

SUPERVISION AND REGULATION

The Holding Company and the Bank are highly regulated entities, which are governed by various federal state governmental authorities. As explained more fully below, federal and Florida banking laws and regulations govern all areas of the operations of the Holding Company and the Bank, including reserves, loans, capital, payment of dividends, establishment and closing of branches, the granting of credit under equal and fair conditions, and the disclosure of the cost and terms of such credit. As its primary federal regulator, the Board of Governors of the Federal Reserve System has authority to initiate civil and administrative actions and take other measures against the Bank and its institution-affiliated parties, which include the Bank's officers, directors, employees, 10%-or-greater shareholders and (under certain circumstances) the Bank's professionals, for any violation of law or any action that constitutes an unsafe or unsound banking practice. Such enforcement actions include the issuance of cease and desist orders, civil money penalties, and the removal of and prohibition against the Bank's institution-affiliated parties from actively participating in the conduct of the Bank's affairs.

Bank Holding Company Regulation and Supervision

PanAmerican Bancorp is a one-bank holding company, registered with the Federal Reserve Bank under the Bank Holding Company Act of 1956, as amended. As such, the Holding Company and the Bank are subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act of 1956, and the regulations of the Federal Reserve Bank. The Holding Company is required to file periodic reports with the Federal Reserve Bank and such additional information as the Federal Reserve Bank may require pursuant to the Bank Holding Company Act of 1956 . The Federal Reserve Bank may conduct examinations of the Holding Company and the Bank. Under Federal Reserve Bank regulations and other Federal Reserve Bank authority, the Holding Company is required to serve as a source of financial and managerial strength to the Bank and may not conduct its operations in an unsafe or unsound manner. In addition, it is the FRB’s policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company’s failure to meet its obligations to serve as a source of strength to its subsidiary banks may be considered by the Federal Reserve Bank to be an unsafe and unsound banking practice or a violation of the FRB’s regulations or both.

The Bank Holding Company Act of 1956, generally prohibits the Holding Company from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve Bank to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve Bank must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, all have been determined by the Federal Reserve Bank to be permissible activities of bank holding companies. Despite prior approval, the Federal Reserve Bank has the power to order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

Change of Holding Company Control. With regard to bank holding companies, the Bank Holding Company Act of 1956 requires that every bank holding company obtain the prior approval of the Federal Reserve before it may acquire all or substantially all of the assets of any bank, or ownership or control of any voting shares of any bank, if after such acquisition it would own or control, directly or indirectly, more than 5% of the voting shares of such bank. In approving bank acquisitions by bank holding companies, the Federal Reserve Bank is required to consider the financial and managerial resources and future prospects of the bank holding company and the banks concerned, the convenience and needs of the communities to be served and various competitive factors.

The Bank Holding Company Act of 1956 further prohibits a person or group of persons from acquiring “control” of a bank holding company unless the Federal Reserve Bank has been notified and has not objected to the transaction. Under a rebuttable presumption established by the FRB, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company. In addition, any person or group of persons must obtain the approval of the Federal Reserve under the Bank Holding Company Act of 1956, before acquiring 25% (5% in the case of an acquirer that is already a bank holding company) or more of the outstanding common stock of a bank holding company, or otherwise obtaining control or a “controlling influence” over the bank holding company.

Gramm-Leach-Bliley Act. The Gramm-Leach-Bliley Act of 1999 significantly changed the regulatory structure and oversight of the financial services industry. Effective March 12, 2000, the Gramm-Leach-Bliley Act of 1999, Act repealed the provisions of the Depression-era Glass-Steagall Act that restricted banks and securities firms from affiliating with one another. It also revised the Bank Holding Company Act to permit a qualifying bank holding company, called a financial holding company, to engage in a full range of financial activities, including banking, insurance, securities, and merchant banking activities. It also permits qualifying bank holding companies to acquire many types of financial firms without the prior approval of the FRB.

Management does not believe that the Gramm-Leach-Bliley Act of 1999, Act has or will have an immediate positive or negative material effect on operations. In addition, the Holding Company has not elected to become a financial holding company for purposes of the Gramm-Leach-Bliley Act of 1999, Act and, therefore, cannot engage in the expanded range of activities afforded to financial holding companies. However, the Gramm-Leach-Bliley Act of 1999, Act may have the result of increasing the amount of competition that our Bank faces from larger financial service companies, many of whom have substantially more financial resources than our Bank, which may now offer banking services in addition to insurance and brokerage services.

Bank Regulation and Supervision.

As a Federal Reserve Bank member state Bank, the principal federal regulator of the Bank is the Federal Reserve Bank and, therefore, the Bank is subject to the regulations and administrative practices of the FRB. In addition, as a state bank chartered by the State of Florida, the Bank is subject to the Florida Banking Code which is administered by the Florida Department of Financial Services as well as the rules and regulations of the Florida Department of Financial Services. The deposit obligations of the Bank are insured by the FDIC in the maximum individual amounts of $100,000 each. The Florida Department of Financial Services supervises and regulates all areas of the Bank’s operations, including, without limitation, its loans, mortgages, issuance of securities, annual shareholders meetings, capital adequacy requirements, payment of dividends and the establishment or termination of branches. As a state-chartered banking institution in the State of Florida, the Bank is empowered by statute, subject to limitations expressed therein, to take savings and time deposits, to accept checking accounts, to pay interest on such deposits, to make loans on residential and other real estate, to make consumer and commercial loans, to invest, with certain limitations, in equity securities and in debt obligations of companies and to undertake other various banking services on behalf of its customers.

As a state-chartered member of the Federal Reserve System, the Bank is subject to capital requirements imposed by the FRB. The Federal Reserve Bank requires state-chartered member banks to comply with risk-based capital standards and to maintain a minimum leverage ratio. As of December 31, 2002, the last date that audited financial records are available, the Bank was in compliance with both the risk-based capital guidelines and the minimum leverage capital ratio.

Change of Bank Control. Florida and federal law restrict the amount of voting stock of a bank that a person may acquire without the prior approval of banking regulators. The overall effect of such laws is to make it more difficult to acquire a bank by tender offer or similar means than it might be to acquire control of another type of corporation. Consequently, shareholders of financial institutions are less likely to benefit from the rapid increases in stock prices that often result from tender offers or similar efforts to acquire control of other companies.

Under Florida law, no person or group of persons may, directly or indirectly or acting by or through one or more persons, purchase or acquire a controlling interest in any bank which would result in the change in control of that bank unless the Department first shall have approved such proposed acquisition. A person or group will be deemed to have acquired “control” of a bank (i) if the person or group, directly or indirectly or acting by or through one, or more other persons, owns, controls, or has power to vote 25% or more of any class of voting securities of the bank, or controls in any manner the election of a majority of the directors of the bank, or (ii) if the Department determines that such person exercises a controlling influence over the management or policies of the bank. In any case where a proposed purchase of voting securities would give rise to a presumption of control, the person or group who proposes to purchase the securities must first file written notice of the proposal to the Department for its review and approval. Subsections 658.27(2)(c) and 658.28(3), Florida Statutes, refer to a potential change of control of a financial institution at a 10% or more threshold and rebuttable presumption of control. Accordingly, the name of any subscriber acquiring more than 10% of the voting securities of the Bank must be submitted to the Florida Department of Financial Services for prior approval.

Federal law imposes additional restrictions on acquisitions of stock in banks which are members of the Federal Reserve System. Under the federal Change in Bank Control Act of 1978, as amended, and the regulations thereunder, a person or group must give advance notice to the Federal Reserve Bank before acquiring control of any state member bank. Upon receipt of such notice, the Federal Reserve Bank either may approve or disapprove the acquisition. That statute creates a rebuttable presumption of control if a member or group acquires 10% or more of a bank’s voting stock and if one or more other “control factors” as set forth in that statute are present.

Allowance for Loan Losses

The Bank believes it has established its existing allowance for loan losses in accordance with accounting principles generally accepted in the United States of America. However, there can be no assurance that regulators, in reviewing the Bank’s loan portfolio, will not request the Bank to increase significantly its allowance for loan losses. Additionally, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that a substantial increase will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect the Bank’s financial condition and results of operations.

Investment Activities

The Bank is permitted under federal and state law to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, deposits at the Federal Home Loan Bank (“FHLB”), certificates of deposit of other federally insured institutions, certain bankers’ acceptances and federal funds. Subject to various restrictions, the Bank may also invest a portion of its assets in commercial paper and corporate debt securities. As a Federal Reserve Bank member bank, the Bank is required to maintain an investment in Federal Reserve Bank stock. The Bank is required under state and federal regulations to maintain a minimum amount of liquid assets.

A committee consisting of Bank Officers and Directors determines appropriate investments in accordance with the Board of Directors’ approved investment policies and procedures. The Bank’s investment policies generally limit investments to U.S. Government and U.S. Government agency securities, municipal bonds, certificates of deposits, marketable corporate debt obligations, mortgage-backed securities and certain types of mutual funds. The Bank’s investment policy does not permit engaging directly in hedging activities or purchasing high risk mortgage derivative products. Investments are made based on certain considerations, which include the interest rate, yield, settlement date and maturity of the investment, the Bank’s liquidity position, and anticipated cash needs and sources (which in turn include outstanding commitments, upcoming maturities, estimated deposits and anticipated loan amortization and repayments). The effect that the proposed investment would have on the Bank credit and interest rate risk, and risk-based capital is also given consideration during the evaluation.

Deposit Activities and Other Sources of Funds

General. Deposits and loan repayments are the major sources of the Bank’s funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money market conditions. The Bank may use borrowings through correspondent banks on a short-term basis to compensate for reductions in the availability of funds from other sources.

Deposit Accounts. Substantially all of the Bank’s depositors are residents of the State of Florida. Deposits are attracted from within the Bank’s market area through the offering of a broad selection of deposit instruments, including NOW accounts, money market deposit accounts, regular checking accounts, regular savings accounts, certificates of deposit and retirement savings plans. Deposit account terms vary, according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of its deposit accounts, the Bank considers current market interest rates, profitability to the Bank, matching deposit and loan products and its customer preferences and concerns. The Bank reviews its deposit mix and pricing weekly.

International Banking Facility. The Bank has also received regulatory approval to operate an International Banking Facility. An International Banking Facility is not a physical banking presence. Rather, an International Banking Facility is a separate set of books and records of the Bank used to record certain assets and liabilities made outside the United States. IBFs are entitled to obtain demand and time deposits which are not insured by the FDIC. An International Banking Facility is also authorized to extend credit. Customers of an International Banking Facility are limited to foreign-domiciled customers or customers domiciled in Puerto Rico and U.S. Territories. The Bank has chosen not to engage in international banking at this time.

Borrowings. The Bank has the ability to borrow from correspondent banks to supplement its supply of lendable funds and to meet deposit withdrawal requirements. Advances are made pursuant to limitations on the amount of advances and are based on the financial condition of the member institution as well as the value and acceptability of collateral pledged. The Bank has established a correspondent relationship with Independent Bankers Bank of Lake Mary, Florida with respect to the foregoing services. As compensation for services provided by a correspondent, the Bank maintains a $60,000 balance with the correspondent in non-interest bearing accounts. Such compensating balances are not considered significant to the Bank’s operations. At September 30, 2003, the Bank has no outstanding balance on this line-of-credit.

Liquidity. The Bank is required by Florida law to maintain an average daily balance of specified liquid assets equal to a daily amount of not less than 15% of its total transaction accounts plus 8% of its total time deposits. Liquid assets include cash, items due from Federal Reserve, money market funds, US Government Agency investments, U.S. Treasuries, and federal funds sold. The Bank’s liquidity ratio at September 30, 2003 and December 31, 2002, exceeded the regulatory requirements. The Bank has never been subject to monetary penalties for failure to meet its liquidity requirements.

Dividends. There are various limitations under law on the ability of the Bank to pay dividends. The Federal Reserve Bank and the Florida Department of Financial Services also have the general authority to limit the dividends paid by insured banks if such payment may be deemed to constitute an unsafe and unsound practice. Under Florida law applicable to banks and subject to certain limitations, after charging off bad debts, depreciation and other worthless assets, if any, and making provisions for reasonably anticipated future losses on loans and other assets, the board of directors of a bank may declare a dividend of so much of the bank’s aggregate net profits for the current year combined with its retained earnings (if any) for the preceding two years as the board shall deem to be appropriate and, with the approval of the Florida Department of Financial Services, may declare a dividend from retained earnings for prior years. Before declaring a dividend, a bank must carry 20% of its net profits for any preceding period as is covered by the dividend to its surplus fund, until the surplus fund is at least equal to the amount of its common stock then issued and outstanding. No dividends may be paid at any time when a bank’s net income from the preceding two years is a loss or which would cause the capital accounts of the bank to fall below the minimum amount required by law or any written statement with the Department or a federal regulatory agency.

Interstate Banking and Branching. Florida banks are permitted by Florida statute to branch statewide. Such branch banking, however, is subject to prior approval by the Florida Department of Financial Services, Federal Reserve Bank and the FDIC. Any approval by the FDBF, Federal Reserve Bank and the FDIC of branching by the Bank would take into consideration several factors, including the Bank’s level of capital, the prospects and economics of the proposed branch office, and other considerations deemed relevant by the FDBF, Federal Reserve Bank and the FDIC for purposes of determining whether approval should be granted to open a branch office.

Affiliate/Insider Restrictions. Transactions between a bank and its affiliates are subject to various restrictions imposed by state and federal regulatory agencies. Such transactions include loans and other extensions of credit, purchases of securities and other assets and payments of fees or other distributions. In general, these restrictions limit the amount of transactions between an institution and an affiliate of such an institution, as well as the aggregate amount of transactions between an institution and all of its affiliates, and they require transactions with affiliates to be on terms comparable to those for transactions with unaffiliated entities. Federal law and regulations also restrict the extent to which a bank may lend to its directors, officers, shareholders and to entities controlled by such persons.

Lending Activities; Community Reinvestment Act; Fair Lending. The Bank is subject to a variety of fair lending laws and reporting obligations involving home mortgage lending operations and Community Reinvestment Act activities. The Community Reinvestment Act generally requires the federal banking agencies to evaluate the record of a bank in meeting the credit needs of its local communities, including low-and moderate-income neighborhoods. Each financial institution’s efforts in meeting community credit needs are evaluated as part of the examination process pursuant to twelve assessment factors. A bank can also become subject to substantial penalties and corrective measures for a violation of certain fair lending laws. The federal banking agencies may take compliance with such laws and Community Reinvestment Act obligations into account when regulating and supervising other activities or assessing whether to approve certain applications such as mergers, acquisitions and applications to open a branch or facility. At the Bank’s most recent evaluation during 1999, the Federal Reserve Bank rated the Bank “Satisfactory” in complying with its Community Reinvestment Act obligations.

Under federal law, federally insured banks are subject, with certain exceptions, to certain restrictions on any extension of credit to affiliates, on investment in the stock or other securities of affiliates, and on the taking of such stock or securities as collateral from any borrower. In addition, such banks are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit or the providing of any property or service.

Federal and Florida law further provide loans-to-one borrower limits. A bank may extend credit to any person, including any related interest of that person, up to an amount of 15% of its capital for loans and lines of credit which are unsecured. A bank may extend credit to any person, including any related interest of that person, up to an amount of 25% of its capital for loans and lines of credit, which are amply and entirely secured. When outstanding loans consist of both secured and unsecured portions, the secured and unsecured portions may not exceed 25% of the capital of the lending bank, and the unsecured portion may not exceed 15% of the capital of the lending bank.

Deposit Insurance. The Bank’s deposit accounts are insured by the FDIC up to a maximum of $100,000 per insured depositor. The FDIC has the authority to terminate insurance of accounts pursuant to procedures established for that purpose.

As a FDIC-insured institution, the Bank is subject to insurance assessments imposed by the FDIC. Under current law the insurance assessment to be paid by insured institutions shall be as specified in a schedule required to be issued by the FDIC that specifies, at semiannual intervals, target reserve ratios designed to increase the FDIC insurance fund reserve ratio as it relates to estimated insured deposits (a ratio as the FDIC may determine in accordance with its statute). Further, the FDIC is authorized to impose one or more special assessments in any amount deemed necessary to enable repayment of amounts borrowed by the FDIC from the United States Department of the Treasury.

The FDIC Insurance is based on a risk-based assessment schedule based on an institution’s average assessment base. The actual assessment to be paid by each FDIC-insured institution is based on the institution’s assessment risk classification, which is determined based on whether the institution is considered “Well-Capitalized,” “Adequately Capitalized” or “Undercapitalized,” as such terms have been defined in applicable federal regulations adopted implement the prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act, and whether such institution is considered by its supervisory agency to be financially sound or to have supervisory concerns.

Equity and Capital Resources. The Bank is subject to various regulatory capital requirements administered by Federal and State banking authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements and operation. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting policies.

The Bank’s capital accounts and classifications are also subject to qualitative judgment by the regulators about components, risk weighting, and other factors. Quantitative and qualitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, set forth in the table below as of December 31, 2002, the last day audited financial records are available, of total and Tier-1 capital, as defined by regulation, to risk weighted assets, and of Tier-1 capital to average assets. Management believes that as of December 31, 2002 it has met the capital adequacy requirements as defined by these definitions.

Below under the heading “PAB” are the capital ratios of the Bank at September 30, 2003. The column below with the indication “Adequately” is that regulatory definition for an Adequately Capitalized banking institution. The right column below with the indication “Well” is that regulatory definition for a Well Capitalized banking institution.

Regulatory Definition for each Capital Tier Category	PAB	Adequately	Well
Tier-2 Capital = Total Cap/Risk Weighted Assets	10.6%	8.00%	10.00%
Tier 1 Risk = Tier-1 Cap/Risk Weighted Assets	9.6%	4.00%	6.00%
Tier 2 Leverage = Tier-1 Cap/Average Quarterly Assets	7.7%	4.00%	5.00%

Anti-Money Laundering and Anti-Terrorism Legislation. On October 26, 2001, the President of the United States signed the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001. Under the USA PATRIOT Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and “know your customer” standards in their dealings with foreign financial institutions and domestic and foreign customers. For example, the enhanced due diligence policies, procedures and controls generally require financial institutions to take reasonable steps:

•

to conduct enhanced scrutiny of certain account relationships to guard against money laundering and report any suspicious transaction;

•

to ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, certain accounts as needed to guard against money laundering and report any suspicious transactions;

•

to ascertain with respect to any foreign correspondent bank customer, the shares of which are not publicly traded, the identity of the owners of the foreign bank and the nature and extent of the ownership interest of each such owner; and

•

to ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

On September 26, 2002, the United States Department of the Treasury adopted final rules pursuant to Section 314(a) and 314(b) of the USA PATRIOT Act designed to increase the cooperation and information sharing between financial institutions, regulators and law enforcement authorities regarding individuals, entities and organizations engaged in, or reasonably suspected based on credible evidence of engaging in, terrorist acts or money laundering activities. Under the new rules, a financial institution is required to:

•

expeditiously search its records to determine whether it maintains or has maintained accounts, or engaged in transactions with individuals or entities, listed in an information request submitted by the Financial Crimes Enforcement Network;

•

notify Financial Crimes Enforcement Network if an account or transaction is identified;

•

designate a contact person to receive information requests;

•

limit use of information provided by Financial Crimes Enforcement Network to: (1) reporting to FinCEN, (2) determining whether to establish or maintain an account or engage in a transaction, and (3) assisting the financial institution in complying with the Bank Secrecy Act; and

•

maintain adequate procedures to protect the security and confidentiality of Financial Crimes Enforcement Network requests.

•

Under the new rules, a financial institution under certain circumstances may also share with other financial institutions, information regarding individuals, entities, organizations and countries for purposes of identifying and, where appropriate, reporting activities that it suspects may involve possible terrorist activity or money laundering.

On September 26, 2002, the United States Department of the Treasury also adopted a new rule under the authority of Sections 313 and 319(b) of the USA PATRIOT Act intended to prevent money laundering and terrorist financing through correspondent accounts maintained by U.S. financial institutions on behalf of foreign banks. Under the new rule, financial institutions:

•

are prohibited from providing correspondent accounts to foreign shell banks;

•

are required to obtain a certification from foreign banks for which they maintain a correspondent account stating the foreign bank is not a shell bank and that it will not permit a foreign shell bank to have access to the U.S. account;

•

must maintain records identifying the owner of the foreign bank for which they may maintain a correspondent account and its agent in the Unites States designated to accept services of legal process;

must terminate correspondent accounts of foreign banks that fail to comply with or fail to contest a lawful request of the Secretary of the Treasury or the Attorney General of the United States, after being notified by the Secretary or Attorney General. The Bank as of the date of this Prospectus does not maintain any correspondent accounts for non-U.S. banking institutions.

On April 30, 2003, the United States Department of the Treasury issued final regulations under Section 326 of the USA PATRIOT Act that require banks to adopt written customer identification programs that will require them to: (1) verify the identify of any person seeking to open an account; (2) maintain records of the information used to verify identity; and (3) consult government known or suspected terrorist lists to determine whether the customer appears on any such list. The foregoing requirements must be included in the bank’s anti-money laundering program no later than October 1, 2003.

Proposed Legislation and Regulatory Action. New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation’s financial institutions. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

Effect of Governmental Monetary Polices. Our earnings will be affected by the monetary and fiscal policies of the United States government and its agencies, as well as general domestic economic conditions. The Federal Reserve Board’s power to implement national monetary policy has had, and is likely to continue to have, an important impact on the operating results of commercial banks. The Federal Reserve Board affects the levels of bank loans, investments and deposits through its control over the issuance of United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

Reports to Security Holders

We are a reporting company and file the following reports and other information with the Securities and Exchange Commission: Form 10-KSB, Form 10-QSB, Form 8-K, and Form 14A.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

The Holding Company has focused its attention on adding branches and resources to grow the Bank, while maximizing asset quality. (The “Holding Company”, the “Company” and “Bank” will be used interchangeably below.) Management believes the Bank currently has high asset quality, and that the Bank’s capital exceeds statutory guidelines. Management believes that the Bank currently has needs to grow its level of earning assets as they relate to operating expenses. Management is pursuing this strategy by increasing the level of earning assets (predominantly by increasing the loan portfolio) and increasing the level of capital in support of this growth. The Holding Company’s Board of Directors may seek to raise additional capital through private and public offerings in the future.

Critical Accounting Policies

The Company’s accounting policies are fundamental to understanding management’s discussion and analysis of results of operations and financial condition. The Company has identified two policies as being critical because they require management to make particularly difficult, subjective and/or complex judgments about matters that are inherently uncertain and because of the likelihood that materially different amounts would be reported under different conditions or using different assumptions. These policies relate to the allowance for loan losses and investments. The Company, in consultation with the Audit Committee, has reviewed and approved these critical accounting policies (further described in Note 1 (Summary of Significant Accounting Policies) to Financial Statements).

General

The Company’s primary market and service area is Broward, Miami-Dade and Palm Beach counties. It operates three full service banking offices in the area. The Company has grown significantly since the merger with PanAmerican Bank in December 2001. In that merger, the Company acquired assets totaling $36.2 million and assumed liabilities totaling $30.9 million. Since the merger, the Company has pursued a growth strategy, increasing its level of earning assets, primarily through increases in the loan portfolio by concentrating the on origination of high-quality commercial loan products, by competitively pricing deposits products to maintain the interest rate spread, and by increasing the level of capital in support of this growth. At the same time, management is analyzing the operating expenses to find areas where costs can be reduced through greater efficiency or through renegotiated contracts. The Company has been reducing the net loss since 2001. Our net loss was $269,727 for the nine months ended September 30, 2003 as compared to losses of $507,949 and $1,114,524 for the years 2002 and 2001. Earnings in the nine months ended September 30, 2003 were negatively impacted by the need to add $753,000 to the allowance for loan loss. Management believes that as a result of their efforts to control operating expenses, and to maintain or improve net interest margin, the Company will experience a small loss for the year 2003 and will be profitable in future years.

As of September 30, 2003, the Company had total assets of $100.0 million, loans of $65.3 million, deposits of $86.8 million and shareholders’ equity of $10.1 million.

Overview

The Holding Corporation's results of operations are primarily dependent upon the results of operations of the Bank. The Bank conducts a commercial banking business which consists of, in very general terms, attracting deposits from the general public and applying a majority of these funds (typically 60% to 75%) to the origination of commercial loans to small businesses, consumer loans, and secured real estate loans in its local trade area of South Florida. The balance (approximately 25% to 40%) is generally held in cash and invested in government guaranteed - investment grade securities.

The Bank's profitability depends primarily on generating sufficient net interest income (the difference between interest income received from loans and investments and the interest expense incurred on deposits and borrowings) to offset the Bank's operating expenses. Any excess thereof is pre-tax profit earned by the Bank. The careful balance sought between the interest rate earned and frequency of rate changes, as that balance relates to that interest rate paid to the Bank's deposit base, determines the nature and extent to which the Bank may be profitable. For example, if the income generated by the Bank's net interest income plus non-interest income is in excess of the Bank's other non-interest expenses, operating expenses and loan loss reserves, the Bank should be operating profitably. Noninterest expenses consist primarily of personnel compensation and benefits, occupancy and related expenses, deposit insurance premiums paid the FDIC, as well as other operating expenses. Noninterest income consists primarily of loan origination fees, discounts on accounts receivable purchases, service charges and fees on deposit accounts and gains on securities transactions.

Average Balance Sheet. The following tables contain for the periods indicated information regarding the total dollar amounts of interest income from interest-earning assets and the resulting average yields, the total dollar amount of interest expense on interest-bearing liabilities and the resulting average costs, net interest income, and the net yield on interest-earning assets.

	For the period ended September 30, 2003
	Average Balance	Interest	Average Yield/Rate
	(Dollars in Thousands)
Assets:
Interest-earning assets:
Investments (1)	$15,478	$360	3.10%
Federal funds sold	5,487	45	1.09
Commercial loans (2)	18,173	791	5.80
Commercial mortgage loans (2)	36,418	1,849	6.77
Consumer loans (2)	2,573	136	7.05
Residential real estate loans (2)	3,006	159	7.05
Business Manager loans (2)	2,699	201	9.93
Home equity and other loans (2)	2,683	99	4.92
Total interest earning assets	86,517	3,640	5.61
Noninterest-earning assets	13,440
Total	$99,957
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
NOW and money market accounts	$36,366	$386	1.42%
Savings accounts	1,730	6	0.46
Certificates of deposit	25,861	499	2.57
Federal funds purchased and securities sold under repurchase agreement and other	2,335	14	0.80
Total interest-bearing liabilities	66,292	905	1.82
Noninterest bearing liabilities	24,265
Stockholders' equity	9,400
Total	$99,957
Net Interest income and net yield on interest-earning assets		$2,735	4.21%

————————

(1)

Includes investment securities and Federal Reserve Bank stock.

(2)

Includes loans for which the accrual of interest has been suspended.

	For the years ended December 31,
	2002			2001
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
	(Dollars in Thousands)

Interest-earning assets:
Investments (1)	$10,021	$332	3.31%	$8,939	$470	5.26%
Federal funds sold	5,746	100	1.74	4,347	187	4.30
Commercial loans (2)	11,071	795	7.18	7,028	580	8.25
Commercial mortgage loans (2)	26,815	1,890	7.05	5,599	472	8.43
Consumer loans (2)	3,564	290	8.14	2,002	194	9.69
Residential mortgage loans (2)	3,917	267	6.82	2,156	166	7.70
Business Manager loans (2)	2,573	266	10.34	1,615	235	14.55
Home equity and other loans(2)	3,307	149	4.51	909	70	7.70
Total interest earning assets	67,014	4,089	6.10	32,595	2,374	7.28
Noninterest-earning assets	7,612			3,021
Total	$74,626			$35,616
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
NOW and money market accounts	$24,604	$375	1.52%	$11,076	$195	1.76%
Savings accounts	1,582	12	0.76	844	10	1.18
Certificates of deposit	19,983	622	3.11	7,984	422	5.29
Federal funds purchased and securities sold under repurchase agreement and other	4,321	69	1.60	2,143	63	2.94
Total interest-bearing liabilities	50,490	1,078	2.14	22,047	690	3.13
Noninterest bearing liabilities	16,363			8,144
Stockholders' equity	7,773			5,425
Total	$74,626			$35,616
Net Interest income and net yield on interest- earning assets		$3,011	4.49%		$1,684	5.17%

———————

(1)

Includes investment securities and Federal Reserve Bank stock.

(2)

Includes loans for which the accrual of interest has been suspended.

Allowance For Loan Losses

The Company’s allowance for loan losses represents management’s estimate of probable losses inherent in the loan portfolio at the balance sheet date. Allocation of the allowance is made for analytical purposes only, and the entire allowance is available to absorb probable and estimable credit losses inherent in the portfolio. Additions to the allowance may result from recording provision for loan losses or loan recoveries, while charge-offs are deducted from the allowance.

Process To Determine The Adequacy Of The Allowance For Loan Losses

The Company has an established process to determine the adequacy of the allowance for loan losses that relies on a number of analytical tools and benchmarks to arrive at a range of probable outcomes. No single statistic or measurement, in itself, determines the adequacy of the allowance. For analytical purposes, the allowance consists of two components, allocated and unallocated.

To arrive at the allocated component of the allowance, the Company combines estimates of the allowances needed for loans analyzed individually and loans analyzed on a pooled basis. The determination of the allocated allowance for portfolios of commercial and real estate loans involves the use of a continuous and standardized loan grading process in combination with a review of larger individual higher-risk transactions. In the case of significant loans without identified credit weaknesses, the loss factors are estimated using a combination of the average loss experience of the Company’s own portfolios and external industry data. In addition, the Company analyzes non-performing loans over $100,000 individually for impairment using a cash flow or collateral based methodology. Calculated impairment is included in the allocated allowance unless impairment has been recognized as a loss.

In the case of homogeneous portfolios, such as consumer loans and leases, residential mortgage loans, and some segments of small business loans, the determination of the allocated allowance is conducted at an aggregate, or pooled, level. For such portfolios, the risk assessment process includes comparing the pooled amounts to the average loss experience of the Company’s own portfolios and external industry data.

The determination of the level of the allowance and, correspondingly, the provision for loan losses, rests upon various judgments and assumptions, including: (1) general economic conditions, (2) loan portfolio composition, (3) prior loan loss experience, (4) management’s evaluation of credit risk related to both individual borrowers and pools of loans, and (5) observations derived from the Company’s ongoing internal audit and examination processes and those of its regulators.

The process of determining the allowance requires us to forecast losses on loans in the future which are highly uncertain and require a high degree of judgment; and is impacted by regional, national and global economic trends, and different assumptions regarding “reasonably possible” future economic conditions could have been used and would have had a material impact on the provision for loan losses and on the consolidated results of operations.

PanAmerican has a detailed system of procedures to ensure complete analysis of all factors pertinent to the evaluation of the adequacy of its loan loss reserve. The evaluation process includes analyzing general conditions in the local, regional and national economy as well components within the portfolio itself to include: portfolio composition, concentrations, off-balance sheet risks, delinquencies and non-accruals, classified assets, non-performing assets and gross and net loan balances. In computing the adequacy of the loan loss reserve, management employs the following methodology:

General Reserves: The methodology used in establishing general reserves is based on a broad risk analysis of the portfolio. All significant portfolio segments, including off balance sheet risk and concentrations, are analyzed. The amount of the general allocation is based upon a statistical analysis that derives appropriate formulas, which are adjusted by management’s subjective assessment of current and future conditions. The determination includes am analysis of loss and recovery experience in the various portfolio segments over at least the most recent four quarters. Results of the historical loss analysis are adjusted to reflect current and anticipated conditions. PanAmerican currently utilizes the following formula in determining it General Reserves:

•

Total non-classified loans with a risk grade of nominal to low carry no required general reserve.

•

Total non-classified loans with a risk grade of moderate to high carry a required general reserve of one percent.

•

Total non-classified consumer loans secured by automobiles and services by others carry an additional general reserve of 1/5 of one percent.

•

Off-balance sheet items carry a required general reserve of ¼ of one percent.

•

Total loans classified as “substandard”, and not considered to be significant commercial and industrial loans, carry a required general reserve of 15 percent.

•

Total loans classified as “doubtful”, and not considered to be significant commercial and industrial loans, carry a required general reserve of 50 percent.

•

Total loans classified as “loss” carry a required general reserve of 100 percent.

Specific Reserves: All significant commercial and industrial loans classified as either “substandard” or “doubtful” are reviewed at the end of each period to determine if a specific reserve is needed for that credit. The determination of a specific reserve for an impaired asset is evaluated in accordance with Financial Accounting Standards Board Statement No. 114, and a specific reserve is very common for significant credits classified as either “substandard” or “doubtful.” The establishment of a specific reserve does not necessarily mean that the credit with the specific reserve will definitely incur loss at the reserve level. It is only an estimation of potential loss based upon anticipated events.

Valuation Of Securities

We record our securities available for sale in our statement of financial condition at fair value. We use market price quotes for valuation. Equity securities available for sale trade daily on various stock exchanges. The fair value of these securities in our statement of financial condition was based on the closing price quotations at period end. The closing quotation represents inter-dealer quotations without retail markups, markdowns or commissions and do not necessarily represent actual transactions. The number of shares that we own in some of these equity securities is in excess of the securities average daily trading volume. As a consequence, we may not be able to realize the quoted market price upon sale. We adjust our equity securities available for sale to fair value monthly with a corresponding increase or decrease to other comprehensive income. Declines in the fair value of individual securities available for sale below their cost that are other than temporary result in write-downs of the individual securities to their fair value.

At September 30, 2003, the fair value and unrealized loss associated with our securities available for sale was $9.9 million and $73,423 respectively.

Discussion Of Results Of Operations From December 31, 2001 To December 31, 2002

General. The net loss for the year ended December 31, 2002 was $507,949 or $.11 per share, diluted, compared to $1.1 million or $.28 per share, diluted, for the year ended December 31, 2001. The decrease in the net loss of $606,575 was primarily the result of $1.3 million or 7.9% increase in net interest income and $409,166 in noninterest income offset by increases in salaries and employee benefits, occupancy and equipment expenses, and data processing due to the merger as of December 31, 2001 which increased noninterest expense by $893,903. In addition, provision for loan losses increased to $233,000 for 2002, primarily as a result of the larger loan portfolio and an increase in classified assets. There was no provision for loan losses during 2001, as acquired loans were adjusted at the time of purchase, and the allowance for loan losses was deemed adequate by management. The Company intends to continue to expand its business through internal growth as well as through purchase opportunities, while maintaining strong asset quality and continuing strong capital growth. Our strategy for achieving these objectives includes continuing our primary focus of increasing originations of high-quality commercial real estate, land acquisition, and construction loans and improving our efficiency and controlling operating costs. During the nine months ended September 30, 2003, average interest-earning assets increased to $86.5 million from $67.0 million for 2002. In addition, management has made significant progress at reducing salary expenses and the cost of data processing services. The Company reported a profit in the first three quarters of 2003 and management expects to report a profit in the fourth quarter.

Net Interest Income. Net interest income totaled $3.0 million for the year ended December 31, 2002, as compared to $1.7 million for the year ended December 31, 2001, representing an increase of $1.3 million or approximately 76.5%. The change was primarily due to the $34.4 million increase in total average earning assets from $32.6 million for 2001 to $67.0 million for 2002. The increase in interest-earning assets reflects management’s strategy of continued growth of the Bank primarily through increased loan production. This increase in the volume of interest-earning assets was partially offset by declining average yields and a $28.5 million increase in interest-bearing liabilities to $50.5 million for 2002 from $22.0 million for 2001. The average yield/rate for interest-earning assets decreased to 6.10% during 2002 from 7.28% during 2001, while the average yield/rate of interest-bearing liabilities decreased to 2.14% during 2002 from 3.13 % during 2001 as presented in Average Balance Sheet on page 39. The Bank’s reduction in yields earned on interest earning assets and cost of funds on interest bearing liabilities was consistent with prevailing market trends.

Provision for Loan Losses. The provision for loan losses is charged to earnings to bring the allowance for loan losses to a level deemed appropriate by management.During the year ended December 31, 2002, the provision for loan losses was $233,000 compared to $0 for the year ended December 31, 2001.During 2002, loans charged off totaled $24,283, and were offset by recoveries of $25,431. As a result of the December 31, 2001 purchase of PanAmerican Bank, the acquired loans were recorded net of an acquisition related adjustment of $200,000.No further allowance was deemed necessary during 2001. As of December 31, 2002 and 2001, the allowance for loan losses was 1.23% and 1.14 % of loans receivable at the end of the period.For more information see “Discussion of Financial Condition Changes from December 31, 2001 to December 31, 2002” at p. 43.

Other Noninterest Income. Total other income was approximately $630,000 during 2002 compared with $221,000 for 2001, which represents an increase of $409,000. The Bank experienced a significant increase in service charges due to the addition of PanAmerican accounts at the end of 2001. Based on studies performed by the management, the Bank’s service charges on deposit accounts and customer fees have historically been in the lowest quartile of the Bank’s peer group. During 2002, management installed a more competitive table of service charges and fees to increase noninterest income. Service charges increased $370,452 from 2001 to 2002, due to the increase fee schedule as well as the additional fee-earning deposit accounts added in the 2001 merger. The Bank also sold $28,113,778 of securities in 2002, resulting in a net gain of $30,000.

Other Noninterest Expense. Salaries and employee benefits totaled $1,979,000 and $1,550,000 for 2002 and 2001 respectively, which represents an increase of $429,000. The increase is due to the increased number of employees as a result of the merger with PanAmerican in 2001. Total other expenses were $1,938,000 and $1,473,000 for 2002 and 2001, respectively, which represent an increase of $465,000 or 31.6%. The Bank opened two new branches in 2001, and the increased expense in 2002 was a result of the branches being fully operating for the entire year. In addition, data processing costs increased as a result of the increased transactions processed as a result of the Merger.

Federal Income Taxes . At December 31, 2002, the Holding Company had net operating loss carry-forwards for federal income tax purposes available to offset future federal taxable income, in the amount of $11,110,000 with specific amounts expiring each year from 2003 through the year 2022. No deferred tax asset has been recognized because past results of operations do not indicate that it is more likely than not such net operating losses will be used in the future. Due to the limitations on the amount of losses that may be used in each year, as a result of changes in control, a significant portion of the losses will never be used.

Discussion of Financial Condition Changes From December 31, 2001 To December 31, 2002

General. At December 31, 2002, total assets were $90.2 million compared to $65.6 million at December 31, 2001, representing an increase of $24.6 million or 37.5%. The Company is committed to expanding its business through internal growth as well as through purchase opportunities, while maintaining strong asset quality and continuing strong capital growth. Management’s strategy for achieving these objectives includes continuing our primary focus of increasing originations of high-quality commercial real estate, land acquisition, and construction loans at appropriate yields, and improving our efficiency and controlling operating costs. The purchase of PanAmerican at December 31, 2001 opened new markets for the Bank in Miami-Dade and Palm Beach counties through the addition of two additional branches as well provided additional cash. This provided an increased market area for its lending and deposit efforts. The following is a discussion of the significant fluctuations between the December 31, 2002 and 2001 balance sheets.

Cash and Cash Equivalents. Cash and cash equivalents were $12.1 million at December 31, 2002 compared to $9.6 million at December 31, 2001. The increase of $2.5 million or 26.0% was primarily the result of an increase in deposits of $25.2 million, created in large part from the PanAmerican merger in December 2001. Part of the funds were used in the $15.5 million and $6.8 million net increases in the loan and securities portfolios. In addition, Management decreased notes payable and repurchase agreements as a result of the additional funds available. In the future, management intends to use the excess funds to fund new loan originations and to invest in higher yielding securities as they became available. Such activities have occurred during 2003.

Securities Available for Sale and Held to Maturity. The securities portfolio increased $6.8 million, or 98.6% to $13.7 million at December 31, 2002 from $6.9 million at December 31, 2001. New securities were purchased during 2002 using available excess cash. Management’s priority is to originate loans, however excess funds are often invested in interest-earning securities until needed to meet loan demands

Loans Receivable. Total loans were $60.0 million at December 31, 2002, an increase of $15.5 million or 34.8% from $44.5 million at December 31, 2001. This increase resulted primarily from increases in commercial and commercial real estate loan production. The increased production was offset by an increase in loans being paid in full. This was caused by the numerous reductions in key interest rate drivers by the federal government as borrowers chose to refinance at lower rates, often at other financial institutions.

Deposits. Total deposits were $80.1 million at December 31, 2002 compared to $54.9 million at December 31, 2001, representing an increase of $25.2 million or 45.9%. The increase is the result of an increased focus on generating new deposits and increasing the deposits in the relatively new branch locations acquired in the PanAmerican purchase.

Notes Payable. Notes payable was $250,000 at December 31, 2002 compared to $500,000 at December 31, 2001. The note was obtained during 2001 to assist in the financing of the Merger. Since sufficient other cash was available, management decided to begin repayment of the loan. The Bank made a payment of $250,000 on the note during 2002, and paid off the balance of the loan subsequent to September 30, 2003.

Repurchase Agreements. Repurchase agreements were $1.4 million at December 31, 2002 compared to $3.5 at    December 31, 2001.

Interest Rate Risk. The Bank’s primary market risk exposure is interest rate risk. Interest rate risk is the exposure of financial condition to adverse movements in interest rates. The Bank’s income is derived primarily from the excess of interest collected on interest-earning assets over the interest paid on interest-bearing liabilities. The rates of interest earned on assets and owed on liabilities generally are established contractually for a period of time. Since market interest rates change over time, the Bank is exposed to lower profitability if it can not adapt to interest rate changes. Accepting interest rate risk can be an important source of profitability and stockholder value; however, excessive levels of interest rate risk could pose a significant threat to the Bank’s earnings and capital base. Accordingly, effective risk management that maintains interest rate risk at prudent levels is essential to our safety and soundness. The Bank’s interest rate risk is monitored using its GAP analysis on a monthly basis.

The Bank does two measurements of interest rate risk analysis. We use a regular rate shock analysis which measures the impact in the net interest margin over a one year horizon. We use our current contractual spread and shock it 100 or 200 basis points, which would indicate the impact on the net interest spread in either an up or down interest rate scenario. At September 30, 2003, this analysis resulted in $3.4 million and $3.6 million increases in the up 100 and 200 basis point scenarios. The interest rate spread decreased $3.0 million and $2.9 million in the down 100 and 200 basis point scenarios.

The second analysis is a dynamic GAP. The balance sheet and income statement are shocked using an earnings change ratio variant. At September 30, 2003, the net interest margin percentage change on the 100 and 200 basis point up scenario was 1.04% and 1.66%. The change on the 100 and 200 basis point down scenario was 2.99% and 7.54%. The risk tolerance level established by the Bank’s Board of Directors is no more than plus or minus 10% change in 100 basis point scenarios and 15% in the 200 basis point scenarios. Therefore, at September 30, 2003, the Bank was in compliance with the Board limits.

The Bank does not currently engage in trading activities or use derivative instruments to control interest rate risk. Even though such activities may be permitted with the approval of the Board of Directors, the Bank does not intend to engage in such activities in the immediate future.

Asset/Liability Management. A principal objective of the Bank’s asset/liability management strategy is to minimize the Bank’s exposure to changes in interest rates by matching the maturity and repricing horizons of interest-earning assets and interest-bearing liabilities. This strategy is overseen in part through the direction of the Asset and Liability Committee of the Bank that establishes policies and monitors results to control interest rate sensitivity.

Asset and Liability Committee examines the extent to which its assets and liabilities are interest rate sensitive and monitors the Bank’s interest rate sensitivity GAP. An asset or liability is considered to be interest rate-sensitive if it will be repriced or mature within the time period analyzed, usually one year or less. The interest rate sensitivity GAP is the difference between interest-earning assets and interest-bearing liabilities scheduled to mature or reprice within such time periods. During a period of rising interest rates, a positive GAP would tend to result in an increase in net interest income; and a negative GAP would tend to adversely affect net interest income. Conversely, during a period of falling interest rates, a negative GAP would tend to result in an increase in net interest income, while a positive GAP would tend to adversely affect net interest income.

If the repricing of the Bank’s assets and liabilities were equally flexible and moved concurrently, the impact of any increases or decreases in interest rates on net interest income would be minimal. However, as commercial banking companies generally have a significant quantity of their earning assets in Rate-Over- Prime, rate-adjusted-day-of- change earning assets, GAP management is critical, as very few, if any, rate-sensitive liabilities (deposit accounts) adjust at such a rapid frequency.

The Asset and Liability Committee evaluates the Bank’s GAP position, and stratifies these results according to how often the repayment of particular assets and liabilities are impacted by changes in interest rates. Additionally, income associated with interest-earning assets and costs associated with interest-bearing liabilities may not be affected uniformly by changes in interest rates; thus, the magnitude and duration of changes in interest rates may have a significant impact on net interest income. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Interest rates on certain types of assets and liabilities fluctuate in advance of changes in general market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in general market rates. Additionally, certain types of earning assets (variable rate mortgage loans, for example) may have interest caps which may limit the level of rate- increases, even though general market interest rates increase. The management of GAP is further complicated by asset (loan) prepayment and/or early withdrawal of liabilities (deposits). In volatile interest rate markets the level of assets and liabilities assumed by bank managers may not have accounted for the deviation that has occurred in the unpredictable interest rate environment.

Therefore, Bank management and the Asset and Liability Committee’s strategy are to maintain a balanced interest rate risk position to protect its net interest margin from market fluctuations. They review, on at least a monthly basis, the maturity and repricing of assets and liabilities for the various time period traunches considered.

The following table represents the Bank’s static GAP position as of September 30, 2003.

	Within three months	Three to twelve months	Two to three years	Three to five years	Over five years	Total
	(Dollars in Thousands)
ASSETS:
Immediately repricing investments	$13,414	$—	$—	$—	$—	$13,414
Fixed investments	400	—	—	3,500	8,596	12,496
Loans	22,916	13,627	10,090	10,402	8,978	66,013
Total repricing assets	36,730	13,627	10,090	13,902	17,574	91,923

Nonearning assets	—	—	—	—	—	8,075
Total assets	$36,730	$13,627	$10,090	$13,902	$17,574	$99,998

LIABILITIES:
NOW accounts	$6,531	$—	$—	$—	$—	$6,531
Money market accounts	25,044	—	—	—	—	25,044
Savings accounts	1,580	—	—	—	—	1,580
Total core deposits	33,155	—	—	—	—	33,155

Certificates of deposit	5,627	21,198	5,423	3,620	10	35,878
Other borrowed funds	2,646	—	—	—	—	2,646
Total repricing liabilities	41,428	21,198	5,423	3,620	10	71,679

Demand deposits	17,996	—	—	—	—	17,786
Other liabilities	—	—	—	—	—	482
Stockholders’ equity	—	—	—	—	—	10,051
Total liabilities and equity	$59,424	$21,198	$5,423	$3,620	$10	$99,998

Asset/liability GAP, static	(4,698)	(7,571)	4,667	10,282	17,564
Rate sensitive assets /rate sensitive liabilities, static	0.89	0.64	1.86	3.84	1,757.40
Asset/liability GAP, cumulative	(4,698)	(12,269)	(7,602)	2,680	20,244
Rate sensitive assets /rate sensitive liabilities, cumulative	0.89	0.80	0.88	1.04	1.28
Target	80 to 120	80 to 120	80 to 120	80 to 120	80 to 120
Status	Pass	Pass	Pass	Pass	Fail

The Bank’s asset/liability policy requires cumulative GAP in all time periods presented above must meet a ratio between 80 and 120 basis points. As of September 30, 2003, the Bank is in compliance in all time periods except those assets and liabilities maturing in over five years, which is 133 basis points. The Bank’s cumulative GAP analysis as of September 30, 2003 indicates that in all time periods through 5 years, the Bank is liability sensitive. In a negative GAP position such as the Bank is experiencing, the risk is that as interest rates go up, our liabilities would reprice at a faster rate than our assets. Therefore our net interest margin could be affected, reducing our profitability. The Bank’s asset/liability software analyzes data based on maturity dates. Some assets and liabilities would be able to reprice at an earlier date.

The Bank’s cumulative negative GAP position at December 31, 2002 was:

•

Rate-Sensitive Assets (RSA)/Rate-Sensitive Liabilities (RSL) (0 to 365 days); the Bank is at .73

•

RSA / RSL (0 to 90 days); the Bank is at .68

•

RSA / RSL (91-365 days); the Bank is at 0.89

Loan Maturity Schedule. The following schedule sets forth the time to contractual maturity of the Bank’s loan portfolio at September 30, 2003. Loans which have adjustable rates and fixed rates are all shown in the period of contractual maturity. Demand loans, loans having no contractual maturity and overdrafts are reported as due in one year or less.

	Total	One Year or Less	One to Five Years	Over Five Years
Residential real estate	$5,105,838	$1,413	$973,637	$4,130,788
Consumer	1,871,172	533,487	1,148,267	189,418
Commercial	19,658,719	9,317,250	8,795,361	1,546,108
Commercial real estate	39,339,979	2,096,850	21,541,190	15,701,939
Other	183,399	183,399	—	—
	$66,159,107	$12,132,399	$32,458,455	$21,568,253
Deferred loan costs	(146,040)
	$66,013,066

Fixed rate loans due after one year total are approximately $48.88 million and adjustable rate loans due after one year are approximately $5.14 million. The trends illustrated reflect managements continuing efforts to evaluate maturities and to increase floating rate earnings assets as opportunities are presented.

The Bank extends credit with terms, rates and fees commensurate with those in its market place for like types of credit. Loan maturities may positively or negatively impact the Bank’s GAP position and, ultimately, its profitability.

Securities Portfolio. The investment securities portfolio consists of high quality securities. The average yield for the investment portfolio was 3.32% for September 30, 2003 and 3.69% for December 31, 2002. The maturity distribution and weighted average yield of the securities portfolio is reflected in the following table of maturities of investment securities as of September 30, 2003 and December 31, 2002.

(Dollars in Thousands)	One Year or Less		Through Five Years		Through Ten Years		After Ten Years		Total
	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield

September 30, 2003:
Corporate bonds:
Held to maturity	$—	—	$265,825	4.01%	$—	—	$—	—	$265,825	4.01%
Mortgage- backed securities:
Held to maturity	224	8.00%	—	—	—	—	3,058,426	4.49%	3,058,650	4.52%
Available for sale	—	—	—	—	—	—	39,066	6.60%	39,066	6.60%
U.S. government agencies:
Held to maturity	—	—	3,671,953	3.18%	5,499,418	3.40%	—	—	9,171,371	3.30%
Mutual Funds	9,882,776	3.04%	—	—	—	—	—	—	9,882,776	3.04%

Total	$9,883,000	3.04%	$3,937,778	3.24%	$5,499,418	3.40%	$3,097,492	4.52%	$22,417,688	3.32%

December 31, 2002:
Corporate bonds:
Held to maturity	$—	—	$—	—	$1,003,600	4.25%	$—	—	$1,003,600	4.25%
Mortgage- backed securities:
Held to maturity	4,912	7.58%	—	—	—	—	—	—	4,912	7.58%
Available for sale	—	—	80,149	6.75%	—	—	—	—	80,149	6.75%
U.S. government agencies:
Held to maturity	50,000	1.57%	11,973,204	3.6%	—	—	500,000	4.5%	12,523,204	3.64%

Total	$54,912	2.11%	$12,053,353	3.62%	$1,003,600	4.25%	$500,000	4.5%	$13,611,865	3.69%

Asset Quality. The Bank’s management seeks to maintain a high quality of assets through conservative underwriting and sound lending practices. The earning asset portfolio (exclusive of investment securities) is generally split into five categories, four of which are types of loans, and the fifth is other which includes overdrafts. Loan concentrations are defined as loans outstanding that are segregated into similar collateral types and/or nature of cash-flow income generation, which may cause a correspondingly similar impact with a particular economic or other condition. The Holding Corporation routinely monitors these concentrations in order to make necessary adjustments in its lending practices that most clearly reflect the economic conditions and trends, loan ratios, loan covenants, asset valuations, and industry trends.

Displayed below are the percentages of the total loan portfolio as of September 30, 2003 and December 31, 2002 and 2001:

Loan Distribution	2003	2002	2001
Commercial and industrial loans	30%	28%	25%
Commercial mortgage loans	59%	52%	48%
Residential mortgage loans	8%	15%	17%
Consumer and installment loans	3%	5%	10%
Other	0%	0%	0%

In an effort to maintain the quality of the loan portfolio, management seeks to minimize higher risk loans. In view of the relative significance of real estate related loans, a downturn in the value of the value of real estate property could have an adverse impact on profitability. As part of the Bank’s loan policy and loan management strategy, the Bank typically limits its loan-to-value ratio to a maximum of 50%-80% depending on the type of real property secured thereby. The use of qualified third party state certified appraisers for property valuations, and property inspections by knowledgeable bank officials helps mitigate real property loan risks.

The Loan and Discount Committee of the Board of Directors of the Bank concentrates its efforts and resources and that of its senior management and lending officers on loan review and underwriting procedures and standards. Internal controls include ongoing reviews of loans made to monitor documentation and ensure the existence and valuations of collateral, early detection of loan degradation, and regional economic conditions.

Classification of Assets. Generally, interest on loans is accrued and credited to income based on the outstanding balance of the contract obligations of each loan/receivable contract. It is the Bank’s policy to discontinue the accrual of interest income and classify loan(s)/asset(s) as non-accrual when principal or interest is past-due 90 days or more and/or the loan is not properly/adequately collateralized, or if in the belief of Bank management principal and/or interest is not likely to be paid in accordance with the terms of the obligation/documentation. As of September 30, 2003 and December 31, 2002, delinquent loans greater than 30 and less than 90 days totaled $35,492 and $1.1 million .

Non-performing Assets. Non-performing assets consist of loans that are past due 90 days or more which are still accruing interest, loans on nonaccrual status and OREO and other foreclosed assets. The following table sets forth information with respect to nonperforming assets identified by the Bank at September 30, 2003 and December 31, 2002 and 2001.

(Dollars in Thousands)	2003	2002	2001
Nonaccrual loans
Real estate	$1,034	$-	$-
Commercial	213	28	-
Accrual loans – past due 90 days or more
Real estate	-	-	-
Installment	65	7	26
Restructured loans	21	-	-
Real estate and repossessions	18	-	348
Total nonperforming assets	$1,351	$35	$374

Total nonperforming assets increased in 2003 from 2002 by $1.3 million. Nonaccrual loans increased by $1.2 million and real estate and other assets owned increased by $18,000. Accrual loans over 90 days increased by $79,000.

PanAmerican utilizes a loan risk grading system to determine the general level of loan loss reserves for performing, or non-classified loans. As additional extraordinary risk factors are identified within the portfolio subsequent to a loan’s origination, the loan become “classified” or is assigned a higher risk grade. PanAmerican computes the adequacy of its loan loss reserve at each period-end, and if a loan has been classified or assigned a higher risk grade during the period, management increases the loan loss reserve accordingly through a provision expense.

Management’s estimation of losses within PanAmerican’s loan portfolio has increased during the current year over the level of actual loan losses during fiscal year 2002, which prompted increases in the loan loss reserve through provision expenses over and above the level necessitated by ongoing growth of the loan portfolio.

The allowance for loan loss as of September 30, 2003 was $738,667 as compared to $747,750 at December 31, 2002. The 2003 increase in the allowance for loan loss was related to the $785,630 of charge-offs recognized during the period offset in part by recoveries totaling $23,548. In 2002, charge-offs totaled $24,284 and recoveries totaled $25,431.

During 2003, the $785,630 of loans charged-off included $215,389 in Business Manager accounts, $347,107 to a commercial engineering company, and $150,000 as a partial loss on a condominium. The charge-off of $347,107 was related to a commercial engineering company engaged in the development of hospitals, airports, and public facilities. Due to the current economic hardship experienced by this customer, management deemed the facility a loss. Management believes that the inherent risks in the loan portfolio have been better identified and has changed the Bank’s lending policy to phase out the Business Manager product and to discontinue the origination of unsecured commercial loans. Non-performing assets totaled $1.4 million at September 30, 2003 as compared to $35,000 at December 31, 2002.

PanAmerican has identified the Business Manager loan product as an area of concern. Business Manager is a specialized loan product that requires a high level of monitoring to control risk. All Business Manager accounts are secured by a first lien position on the customer’s accounts receivable. Additional security typically includes a first lien position on all other business assets as well. Real estate mortgages on the principals’ residences further secure two Business Manager accounts and life insurance policies are typically obtained. Cash collateral reserves are maintained at a minimum level equivalent to 10 percent of the outstanding balances and are adjusted upward monthly to 25 and 50 percent based upon invoice aging. Account receivable insurance is maintained and fraud insurance coverage is available up to $100,000 for each non-construction related business.

Prior problems within the Business Manager portfolio initially resulted from the discounted sale of fraudulent invoices to the Bank under the program. As the fraud was detected through the normal account verification process, the facilities were canceled and insurance claims were filed on behalf of the Bank. Losses in excess of the $100,000 per account fraud insurance coverage limit were charged off. Subsequent problems were identified with construction-related sub-contractors under the program as habitual slow payment throughout the construction industry impaired collection and resulted in recourse default under the agreement(s.) As such, these companies were required to execute settlement agreements with PanAmerican for repayment.

After careful review of the Business Manager product, management decided the product did not fit well with the Bank’s current product mix. PanAmerican’s program director and primary account processor for the Business Manager program left the Bank during the first quarter of 2003 and have not been replaced as the Bank has decided to phase out this area of business.

Phase out of the product has commenced and should be completed by the third quarter of 2004 as contracts expire. The Bank is working with existing Business Manager loan customers to restructure their loans to more conventional loan products, or to help them find alternative financing. All existing loans have been restructured to prevent any additional loan advances. As these relationships are terminated, management believes that additional provisions may become necessary as debtors, who may be unable to procure working capital credit facilities from another source, struggle to repay their outstanding obligations under negotiated settlement agreements.

Of the remaining twelve Business Manager relationships, which totaled $2,095,464 at September 30, 2003, six have been on the program for over five years and represent approximately 73% of the outstanding balance, or $1,521,868. The average outstanding balance of the twelve remaining loans was $174,622 at September 30, 2003. The largest outstanding balance at September 30, 2003 was $367,948. At September 30, 2003, two loans totaling $262,577 were categorized as classified assets on nonaccrual under workout agreements.

Activity in the allowance for loan losses for the nine months ended September 30, 2003 and for the years ended December 31, 2002 and 2001 was as follows:

	2003	2002	2001
Balance, beginning	$747,750	$513,601	$398,992
Amounts charged off:
Commercial loans	(610,218)	(588)	(72,000)
Consumer loans	(20,869)	(23,695)	(67,999)
Real estate	(154,543)	—	—
Recoveries of amounts charged off:
Commercial loans	11,629	17,773	39,628
Consumer loans	7,428	7,658	14,980
Real estate	4,490	—	—
Net ( charge-offs ) recoveries	(762,083)	1,148	(85,391)
Provision for loan losses	753,000	233,000	—
Acquisition related adjustment	—	—	200,000
Balance, ending	$738,667	$747,750	$513,601
Ratio of net ( charge-offs ) recoveries to average loans outstanding during the period	(1.2)%	0.02%	(0.4)%

The following table sets forth the composition of the allowance for loan losses by type of loan at September 30, 2003 and December 31, 2002 and 2001. The allowance is allocated to specific categories of loans for statistical purposes only, and may be applied to loan losses incurred in any loan category.

	2003
	Amount of Allowance	Percentage of Loans to Gross Loans
Commercial and industrial Loans	$219,490	30%
Commercial mortgage loans	439,231	59%
Residential mortgage loans	57,007	8%
Consumer and installment loans	20,892	3%
Other	2,048	—%
Total allowance for loan losses	$738,667	100%

	2002		2001
	Amount of Allowance	Percentage of Loans to Gross Loans	Amount of Allowance	Percentage of Loans to Gross Loans
Commercial and industrial loans	$209,370	28%	$128,375%	25%
Commercial mortgage loans	388,830	52%	246,580	48%
Residential mortgage loans	112,163	15%	87,295	17%
Consumer and installment loans	37,387	5%	51,351	10%
Other	—	—%	—	—%
Total allowance for loan losses	$747,750	100%	$513,601	100%

Liabilities and Stockholders’ Equity. The liability side of the balance sheet has great significance to the profitable operation of a banking company. Deposits are the major source of the Bank’s funds for lending and other investment activities. Deposits are attracted principally from within the Bank’s primary market area through the offering of a broad variety of deposit instruments including checking accounts, money market accounts, regular savings accounts and certificates of deposits (known as CD’s). Maturity terms, service fees and withdrawal penalties are established by the Bank on a periodic basis. The determination of rates and terms is predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals and Federal regulations.

The following table sets forth the average deposit base of the Bank for the nine months ending September 30, 2003, and the years ending December 31, 2002 and 2001. The deposit base is viewed as a good core deposit base that is stable and improving. Non-interest bearing transaction accounts are on a demand basis, and as such, balances continually fluctuate.

	2003
	Average Balance	Weighted Average Rate	% of Deposits
Noninterest bearing accounts	$17,476,000	0.00% %	21.46%
Interest bearing accounts:
NOW accounts	5,539,000	0.60%	6.80%
Money market deposit accounts	30,826,000	1.56%	37.86%
Savings accounts	1,730,000	0.46%	2.12%
Time deposits	25,861,000	2.57%	31.76%
Total deposits	$81,432,000

	2002			2001
	Average Balance	Weighted Average Rate	% of Deposits	Average Balance	Weighted Average Rate	% of Deposits
Noninterest bearing accounts	$16,114,823	0.00%	25.88%	$6,129,431	0.00%	23.54%
Interest bearing accounts:
NOW accounts	5,014,321	0.78%	8.05%	3,868,990	1.02%	14.86%
Money market deposit accounts	19,589,762	1.72%	31.45%	7,207,254	2.22%	27.68%
Savings accounts	1,582,010	0.74%	2.54%	844,073	1.18%	3.24%
Time deposits	19,983,431	3.11%	32.08%	7,983,882	5.29%	30.67%
Total deposits	$62,284,347			$26,033,630

The time remaining to maturity of certificates of deposit in amounts of $100,000 or more as of September 30, 2003 and December 31, 2002, is as follows:

	2003	2002
Three months or less	$2,885,001	$2,282,357
Over three through six months	2,355,225	1,958,274
Over six through twelve months	12,814,566	2,728,983
Over twelve months	4,212,665	2,758,938
	$22,267,457	$9,728,552

Additional details regarding securities sold under agreements to repurchase for September 30, 2003 and December 31, 2002 and 2001 are as follows:

	2003	2002	2001
Maximum amount outstanding at any month-end	$3,249,580	$6,600,189	$3,554,148
Average balance for the year	2,335,234	4,321,000	1,735,000
Average interest rate	0.54%	1.23%	3.02%
Average interest rate paid at year end	0.44%	0.70%	1.23%

The following table sets forth information with respect to the Company’s return on assets and the return on equity for the nine months ending September 30, 2003 and the years ending December 31, 2002 and 2001, and the ratio of average equity to average assets for those periods.

(Dollars In Thousands)	2003	2002	2001
Net loss	$(269)	$(508)	$(1,115)
Average total assets	99,957	74,626	35,616
Average total equity	9,400	7,773	5,425
Return on average assets	(0.4)%	(0.7)%	(3.1)%
Return on average equity	(3.8)%	(6.5)%	(20.6)%
Average equity to average assets ratio	9.3%	10.4%	15.2%

Average total assets increased in 2003 by $25,331 from 2002 and in 2002 by $39.0 million from 2001 due to management’s efforts to grow the Bank. As a result of growth in the assets, the average equity to average assets ratio decreased from 15.2% in 2001 to 10.4% in 2002 and to 9.3% in 2003.

There were no dividends declared in the nine months ended September 30, 2003 and in the years ended December 31, 2002 and 2001.

Equity and Capital Resources. The Bank is subject to various regulatory capital requirements administered by Federal and State banking authorities. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if not undertaken, could have a direct material effect on the Bank’s financial statements and operation. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting policies.

The Bank’s capital accounts and classifications are also subject to qualitative judgment by the regulators about components, risk weighting, and other factors. Quantitative and qualitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, set forth in the table as of September 30, 2003 and December 31, 2002 below, of total and Tier-1 capital, as defined by regulation, to risk weighted assets, and of Tier-1 capital to average assets. Management believes that as of September 30, 2003 and December 31, 2002 it has met the capital adequacy requirements as defined by these definitions.

The column below with the heading 2003 and 2002 are the capital ratios of the Bank at September 30, 2003 and December 31, 2002. The column below with the indication “Adequately” is that regulatory definition for an Adequately Capitalized banking institution. The right column below with the indication “Well” is that regulatory definition for a Well Capitalized banking institution.

Regulator Definition for each Capital Tier Category	2003	2002	Adequately	Well
Tier-2 Capital = Tier-2 Cap/Risk Weighted Assets	10.6%	10.9%	8.00%	10.00%
Tier-1 Risk = Tier-1 Cap/Risk Weighted Assets	9.6%	9.7%	4.00%	6.00%
Tier-1 Leverage = Tier-1 Cap/Average Quarterly Assets	7.7%	7.1%	4.00%	5.00%

Discussion Of Financial Condition Changes From December 31, 2002 To September 30, 2003

Total assets increased by $9.8 million, or 10.9%, from $90.2 million at December 31, 2002, to $100.0 million at September 30, 2003, with the increase invested principally in loans and securities available for sale. Gross loans receivable increased by $5.2 million or 8.6%, to $66.0 million at September 30, 2003, from $60.8 million at December 31, 2002. The increase in these earning assets was the result of additional loan activity from the branches, primarily in the greater Boca Raton area. The Bank has no direct loans to foreign entities at September 30, 2003, however, some of the Bank’s loans are to U.S. corporations which may do business with companies in foreign countries. Short-term investments and cash, primarily consisting of federal funds sold, available-for-sale investments and cash, increased by $5.1 million to $17.4 million at September 30, 2003, from $12.2 million at December 31, 2002. This increase in short-term investments and loans is primarily the result of increases in deposits and stockholders’ equity of $6.7 million and $2.0 million since December 31, 2002.

Asset Quality And Non-Performing Assets

In the normal course of business, the Bank has recognized and will continue to recognize losses resulting from the inability of certain borrowers to repay loans and the insufficient realizable value of collateral securing such loans. Accordingly, management has established an allowance for loan losses, which totaled $738,667 at September 30, 2003. The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated credit losses. Management’s periodic evaluation of the adequacy of the allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay (including the timing of future payments), the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires estimates of material factors including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. The Bank’s allowance for loan and credit losses was analyzed and deemed to be adequate at June 30, 2003 for incurred losses.

The classified assets increased from $35,032 at December 31, 2002, or 0.06% of total loans, to $1.4 million at September 30, 2003, or 2.05% of total loans. Assets which are classified are those deemed by management as inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Assets which are classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

There were no other real estate at December 31, 2002 and $17,800 at September 30, 2003.

	September 30, 2003	December 31, 2002
Classified loans and discount	$1,333,491	$35,032
Other real estate owned and repossessions	17,800	0

Total classified and other	$1,351,291	$35,032

Percent classified and other/total loans	2.05%	0.06%
Gross loans	$66,013,066	$60,875,883

Non-performing assets consist of loans that are past due 90 days or more which are still accruing interest, loans on nonaccrual status and OREO and other foreclosed assets.

Total nonperforming assets have increased in 2003 from 2002 by $1.3 million. Nonaccrual loans increased by $1.2 million from December 31, 2002. Of the total nonperforming loans at September 30, 2003, $1,034,000 consists of loans secured by real estate and $213,000 consists of other commercial loans. The greater part of increase in nonaccrual loans represents obligations from U.S. corporations that do business outside the U.S. that are currently facing economic hardship due to the economic deterioration of some Latin American economies. Accrual loans over 90 days decreased by $79,000. In management’s best judgment, all non-performing assets are either fully collateralized or appropriately reserved based on circumstances known at this time.

Liabilities

Deposits increased to $86.8 million at September 30, 2003 from $80.1 million at December 31, 2002. The increase was the result of additional deposit activity from the Grovegate and Boca Raton locations.

Interest bearing deposits at September 30, 2003

NOW accounts	$6,530,675
Money market accounts	25,044,682
Savings accounts	1,580,172
CD’s under $100,000	13,508,620
CD’s $100,000 and more	22,369,284
$69,033,433

Capital

The total stockholders’ equity was $10.0 million at September 30, 2003, an increase of $2.0 million or 25%, from $8.0 million at December 31, 2002. The increase is due primarily to a capital infusion from a private offering in May 2003.

The Company and the Bank are subject to various regulatory capital requirements administered by the regulatory banking agencies. Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. The regulations require the Company and the Bank to meet specific capital adequacy guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital classification is also subject to qualitative judgment by the regulators about interest rate risk, concentration of credit risk and other factors.

In accordance with risk-based capital guidelines issued by the Federal Reserve Board, the Bank is required to maintain a minimum ratio of total capital to weighted risk assets as well as maintaining minimum leverage ratios (set forth in the table below). Member banks operating at or near the minimum ratio levels are expected to have well diversified risks, including no undue interest rate risk exposure, excellent control systems, good earnings, high asset quality, high liquidity, and well managed on- and off-balance sheet activities, and in general be considered strong organizations with a composite 1 rating under the CAMELS rating system for banks. For all but the most highly rated banks meeting the above conditions, the minimum leverage ratio may require an additional 100 to 200 basis points. The Bank’s ratios are listed below.

Bank Capital Ratios	September 30, 2003	December 31, 2002	Adequate	Well Capitalized
Total risk-weighted capital:	10.6%	10.9%	>8%	>10%
Tier I risk-weighted capital:	9.6%	9.7%	>4%	>6%
Tier 1 Leverage:	7.7%	7.1%	>4%	>5%

The Company continues to evaluate the interest rate exposure, control systems, earnings, asset quality, and liquidity through various monitoring systems to maintain an acceptable level of risk. The Company will continue to obtain private placement funding, and is considering a secondary public offering to allow the Company to increase in assets and still meet its capital requirements.

Liquidity

The principal sources of liquidity and funding are generated by the operations the Bank through its diverse deposit base, loan participations and other asset/liability measures. For banks, liquidity represents the ability to meet loan commitments, withdrawals of deposit funds, and operating expenses. The level and maturity of deposits necessary to support the lending and investment activities is determined through monitoring loan demand and through its asset/liability management process. Considerations in managing the liquidity position include scheduled cash flows from existing assets, contingencies and liabilities, as well as projected liquidity conducive to efficient operations and is continuously evaluated as part of the asset/liability management process. Historically, the Company has increased its level of deposits to allow for its planned asset growth. The level of deposits is influenced by general interest rates, economic conditions and competition, among other things. South Florida is a fast growing area with intense competition from other financial service providers. Management has found that adjusting pricing, or introducing new products, produces increased deposit growth. Adjusting the rate paid on money market accounts can quickly adjust the level of deposits. Management believes that the Bank is currently operating in a stable environment. The proposed addition of deposits and cash from Gulf Bank will provide additional liquidity. Management does not anticipate any changes in its debt levels or any use of off-balance sheet financing arrangements. No equity changes are anticipated other than capital raised through this offering. The Company’s liquidity at September 30, 2003, consisted of $7.4 million in cash and cash equivalents and $9.9 million in available-for-sale investments, for a total of $17.3 million, compared to a total of $12.1 million at year-end 2002, an increase of approximately $5.2 million or 43.1%.

If additional liquidity is needed, the Bank has established a correspondent banking relationship with Independent Bankers Bank of Lake Mary, Florida. This relationship provides the Bank with the ability to borrow from a secured line-of-credit to supplement liquidity up to the amount of $1.0 million. Interest is calculated on any outstanding balance at the prevailing market federal funds rate. There is no monthly fee for this account. The Bank also has the ability to sell investments from its portfolio under a repurchase agreement with this correspondent bank. In addition, the Bank has applied for a $3 million unsecured line-of-credit at Independent Bankers Bank in order to meet unusual liquidity demands. The Bank does not have any accounts or borrowings at the Federal Home Loan Bank of Atlanta. Management does not anticipate the need to raise any other funds during the remainder of the year other than those funds raised by this offering.

Discussion Of Results Of Operations

Comparison of results in this section is for the nine month period ended September 30, 2003 and 2002. The net loss recognized for the nine months ended September 30, 2003 was $269,727 compared to a loss of $598,520 for the nine month period ended September 30, 2002. This was a positive change of $328,793. Earnings for the nine months as compared to the same period last year were primarily impacted by a decrease of operating expenses and increase of net interest income, offset by an increase in the provision for loan losses.

The first and third quarters of 2003 were profitable. The nine month loss was a result of a $753,000 provision for loan loss. Management believes the fourth quarter of 2003 will also be profitable for the three month period, and that the Company will be profitable in the immediate future.

Net Interest Income

Net interest income before provision for loan losses for the nine months ended September 30, 2003 was $2.7 million as compared to $2.3 million for the nine months ended September 30, 2002, an increase of $469,202 or 20.7%. Income from interest earning deposits, securities and mortgage-backed related securities (available-for-sale and held-to-maturity) and Federal Reserve Bank stock increased by $128,755 from $276,315 for the nine month period ended September 30, 2002, compared to $405,070 for the nine month period ended September 30, 2003, due primarily to a $7.4 million, or 54.8% increase in average volume of investments during the period . Interest and fees on loans increased by $525,382, or 19.4% in the nine months ended September 30, 2003 as compared to the same period in 2002. The increase in loan income resulted from an increase in total average loan balances outstanding from $49.1 million for the nine months ended September 30, 2002 to $65.6 million for the same period in 2003. The largest increases were $8.0 million and $10.6 million in commercial business loans and commercial mortgages. These increases related to volume were partially offset by lower interest yields experienced by the Bank in the declining interest rate environment experienced since 2001. The yield on interest-earning assets was 5.61% for the 2003 period, a 75 basis point decrease from 6.36% for the 2002 period, primarily as a result of declining yields in the loan portfolio. The loan portfolio yield decreased to 6.58% for the 2003 period from 7.37% for the 2002 period.

Total interest expense increased $184,935, or 25.7% from $719,676 for the nine months ended September 30, 2002 to $904,611 for the nine months ended September 30, 2003. The increase in interest expense was primarily the result of an increase in average interest bearing deposit account balances to $64.0 million for the nine months ending September 30, 2003 from $42.3 million for the same period in 2002. The increase in interest expense was primarily attributed to the increase in volume of time deposits at the Miami and Boca Raton branches.

Non Interest Income

Total noninterest income increased $81,979, or 19.1% from $429,471 for the nine months ended September 30, 2002 to $511,450 for the nine months ended September 30, 2003. The increase of total other income was primarily the result of a $45,726 increase in service charges on deposit accounts and other customer fees. Based on studies performed by management, the Bank’s service charges on deposit accounts and customer fees have historically been in the lowest quartile of the Bank’s peer group. During 2002, management installed a more competitive table of service charges and fees to increase noninterest income. The result of that change, combined with the increased deposit accounts and increased wire transfer activity, increased service charge and fee income. Also included in noninterest income was a $37,921 gain on the sale of a security held to maturity during 2003. The sale occurred immediately after management realized a $1.0 million security had been purchased which was in violation of the Bank’s investment policy limit of $250,000. Management examined the investment portfolio and determined that this was an isolated event, and all other securities owned by the Bank are within the policy limit. Management has instituted a review policy to ensure compliance with the policy in the future. There were no sales of investments in the 2002 period.

Non Interest Expense

Total noninterest expense for the nine month period decreased by $384,336, or 12.2% from $3.1million at September 30, 2002 to $2.8 million at September 30, 2003. Management continues to analyze the operating expenses to find areas where costs can be reduced through greater efficiency or through renegotiated contracts

The decrease for the nine months ended September 30, 2003 as compared to the nine months ended September 30, 2002 resulted primarily from a $298,592, or 18.9% decrease in salaries and employee benefits for the nine months ended September 30, 2003 as compared to the nine months ended September 30, 2002 due primarily to a decrease in staffing. Data and item processing costs decreased $145,655, or 39.8% to $220,098 for the nine months ended September 30, 2003 from $365,753 for the 2002 period, primarily due to renegotiated contracts and cost cutting efforts. These decreases were partially offset by a $151,462 or 38.3% increase in occupancy and equipment expense to $547,149 for the nine months in 2003 from $395,687 at September 30, 2002, primarily due to rent and depreciation expense for the new Boca Raton office which was opened in 2003.

Provision For Loan Losses

Although management uses its best judgment in underwriting each loan, industry experience indicates that a portion of the Bank’s loans will become delinquent. Regardless of the underwriting criteria utilized by financial institutions, they may experience losses as a result of many factors beyond their control including among other things, changes in market conditions affecting the value of security and unrelated problems affecting the credit of the borrower. Due to the concentration of loans in South Florida, adverse economic conditions in this area could result in a decrease in the value of a significant portion of the Bank’s collateral.

Management’s estimation of losses within the loan portfolio has increased during the current year over the level of actual loan losses during fiscal year 2002, which prompted increases in the loan loss reserve through provision expenses over and above the level necessitated by ongoing growth of the loan portfolio. The $753,000 provision for loan losses for the nine months ended September 30, 2003 was needed to increase the loan loss reserve to facilitate actual charge offs totaling $785,630 on the sale of repossessed vehicles under the consumer loan portfolio, actual and anticipated losses on three commercial loan accounts and anticipated losses on one residential real estate loan. The charge offs and increase in reserve were partially offset by recoveries totaling $23,547.

Management has further identified its Business Manager relationships as a principle area of concern and has taken action to phase out the product line. Two Business Manager loans totaling $215,389 were included in the $785,630 charge-offs in 2003. At September 30, 2003, two loans previously transferred from the Business Manager program which totaled $262,577 were categorized as classified assets on nonaccrual under workout agreements.

Provision For Income Taxes

The Company has recorded a valuation allowance on the deferred tax assets to reduce the total to an amount that management believes is more likely than not to be realized. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carry forwards are expected to be available to reduce taxable income. No income tax benefits have been provided for the nine months ended September 30, 2003 and 2002 because there was no expectation at that time that losses generated would utilized in the future.

PROPERTY

We own one parcel of real property which is located at 2770 S.W. 27th Avenue, Miami, Florida, which houses a branch of the Bank. As of December 31, 2002, the book value of this property was $884,130 less accumulated depreciation of $16,639 for a net book value of $867,491. We lease two branches and corporate offices and the material terms of these leases are as follows:

a.

3475 Sheridan Street, Hollywood, Florida:

1.

5212 square feet

2.

10 year term, expiring December 31, 2003

3.

option to renew for 10 years

4.

rent per square foot is approximately $30.00 at the present time, including CAM and other costs

5.

total annual base rent is approximately $156,000

b.

1200 N. Federal Highway, Boca Raton, Florida

1.

5388 square feet

2.

10 year term, expiring September, 2012

3.

base rent per square foot is presently $20.83, including CAM and other costs

5.

total annual rent is presently $112,275.60

At December 31, 2002, the Bank had a branch located on Brickell Avenue in Miami. This office was closed during the first quarter of 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Christine Golden, the spouse of PanAmerican CEO and President, Michael Golden, is the sole owner of the issued and outstanding shares of Franklin National Financial Holding, LLC, which is the parent company of Franklin National Financial Group, LLC, a registered securities broker-dealer. Under an agreement between our Underwriter, Forge, and Franklin National Financial Group, LLC, Forge has agreed to pay Franklin National Financial Group, LLC, a consulting fee of approximately 30% of the non-accountable expenses that we are required to pay Forge, or $226,800. Under Florida law, Christine Golden’s interest in Franklin National Financial Holding, LLC is the marital asset of both Michael and Christine Golden. Michael Golden also presently maintains his NASD Series 7 registered representative license with Franklin National Financial Group, LLC. Franklin National Financial Group, LLC, on August 15, 2003, entered into a Networking Arrangement with the Holding Company and the Bank for Franklin National Financial Group, LLC to provide securities broker-dealer services to Bank customers at the Bank’s branches, and for the Bank to receive a fee from this arrangement. According to the Networking Arrangement, Franklin National Financial Group, LLC, will pay the Bank a fee for utilizing Bank space at its branches. Franklin National Financial Group, LLC will be permitted to advertise its broker-dealer services at the Bank’s branches and enter into agreements with customers for brokerage services. The Bank will not be involved in the brokerage relationship between its customers and Franklin National Financial Group, LLC nor will the Bank receive any compensation or fee for brokerage transactions or services provided by Franklin National Financial Group, LLC. The arrangement between the Bank and Franklin National Financial Group, LLC will be in compliance with the rules of the SEC for such bank-securities brokerage affiliations.

PanAmerican currently extends eight direct and/or indirect credit accommodations to three directors in the aggregate amount of approximately $2.0 million. Roughly $1.7 million is secured by real estate, $104,000 is secured by automobiles, $86,000 is secured by cash collateral, and $74,000 is unsecured. The loans are all believed to be collectible. All loans to officers and directors are made in accordance with Regulation O, under the same terms available to the general public without preferential treatment.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

At the present, our common stock is traded on the Over-the-Counter Bulletin Board. Upon the closing of this offering, we intend to list our common stock and warrants for separate trading on the NASDAQ Small Capital market. Our common stock began trading publicly in March, 2003. On the Over-the-Counter Bulletin Board, the first trade occurred on March 20, 2003, and the high and low bid information are $5.50 on October 17, 2003, and $3.00 on July 28, 2003, respectively. The last trade occurred on November 21, 2003 at $4.10 per share. All share prices are on a post-reverse split basis. As of September 30, 2003, there were 934 holders of our common stock of which there is only one class. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Both federal and Florida law limit the frequency and amount of dividends that may be paid to our shareholders. Also, banking regulators may restrict the ability of any bank subject to their jurisdiction to pay dividends if the payments would constitute an unsafe or unsound banking practice. Under applicable banking regulations, we may not pay cash dividends until our accumulated deficit, has been satisfied. No dividends have ever been paid.

EXECUTIVE COMPENSATION

For the fiscal years ended 2000, 2001 and 2002, two Officers of the Holding Company and the Bank earned more than $100,000 in salary and bonus: Philip C. Modder, Director & Regional President, Palm Beach County and Hugo A. Castro, President and CEO, PanAmerican Bank, as set forth in the table below:

	Annual Compensation				Long-Term Compensation
Name and Principal Position			Other Annual Compensation		Securities Underlying Options / SARs (#)
	Year	Salary				LTIP Layouts	Other Compensation

Philip C. Modder, Director & Regional	2002	$125,000	-0-		0	-0-	$-0-
President Palm Beach	2001	$125,000	$17,000	(1)	0	-0-	$-0-
County	2000	$125,000	$17,000	(1)	9,546	-0-	$-0-

Hugo A. Castro,	2002	$125,000	-0-		0	-0-	$-0-
President & CEO	2001	$150,000	$19,800	(1)	0	-0-	$-0-
PanAmerican Bank	2000	$125,000	$19,800	(1)	60,000	-0-	$-0-

———————

(1)

Includes Term Life Insurance premiums and automobile allowances.

The following table shows information concerning options granted to Named Executive Officers during the fiscal year ended December 31, 2002 and contains post-reverse split information.

Option / SAR Grants in Last Fiscal Year

	Number of Securities Underlying Options/ SAR’s Granted
			Exercise or Base Price ($/Share)
		% of Total Options/SAR’s Granted to Employees in Fiscal Year		Expiration Date
Name

Philip C. Modder	0	0%	-0-	-0-
Hugo A. Castro	0	0%	-0-	-0-

The following table shows information concerning option exercises and year-end option values for options held by the Named Executive Officers.

Aggregated Option/SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/SAR Values

			Number of Securities Underlying Unexercised Options/SAR’s at FY-End
				Value of Unexercised In-the-Money Options/SAR’s at FY-End (1)

	Shares Acquired on Exercise	Value Realized
Name

Philip C. Modder	29,005	$47,978	9,546 / 0	$-0-	(2)
Hugo A. Castro	-0-	-0-	60,000 / 0	$-0-	(3)

———————

(1)

There is a limited market for the Company’s Common Stock on the OTCBB.

(2)

Average option exercise price was $1.25 per share pre-reverse split. Mr. Modder waived 251,734 pre-reverse split unexpired options with an average option exercise price of $3.64.

(3)

Average option exercise price was $0.35 per share pre-reverse split.

Employment Agreements

Philip C. Modder has an Employment Agreement with the Bank dated January 1, 2003 that expires December 31, 2003 unless either party notifies the other, sixty days prior to the ending date. Mr. Modder’s Employment Agreement provides that he will receive: a minimum base salary of $125,000; health, hospitalization, and disability benefits; life insurance; an automobile or an automobile allowance; and participation in an executive incentive bonus plan.

Hugo A. Castro has an Employment Agreement with the Bank dated January 1, 2003 that expires December 31, 2003, unless either party notifies the other, sixty days prior to the ending date. Mr. Castro’s Employment Agreement provides that he will receive: a minimum base salary of $125,000; health, hospitalization, and disability benefits; life insurance; an automobile or an automobile allowance; and participation in an executive incentive bonus plan.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar of our securities is Olde Monmouth Stock Transfer Co., Inc. whose address is 200 Memorial Parkway, Atlantic Highlands, NJ 07716.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933 for the shares of Common Stock in the offering, of which this Prospectus is a part. This Prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and the Units, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Our Exchange Act file number is 333-109363. The following documents have been incorporated as Exhibits to this Prospectus:

Underwriting Agreement
Asset Purchase Agreement between PanAmerican Bank and Southern Security Bank Corporation and Southern Security Bank dated May 15, 2001
Articles of Merger and Plan of Reorganization by and between Southern Security Bank Corporation and Southern Security Financial Corporation dated October 7, 1996
Certificate of Merger of Southern Security Bank Corporation into Southern Security Financial Corporation dated November 10, 1997
Amended Certificate of Incorporation of PanAmerican Bancorp, as filed with the Secretary of State of Delaware on June 16, 2003.
Amended Certificate of Incorporation of Southern Security Bank Corporation, as filed with the Secretary of State of Delaware on November 15, 2001.
Certificate of Amendment of Certificate of Incorporation of Southern Security Bank Corporation, as filed with the Secretary of State of Delaware on January 24, 2000.
Certificate of Amendment of Certificate of Incorporation of Southern Security Financial Corporation, as filed with the Secretary of State of Delaware on April 16, 1997.
Certificate of Amendment of Certificate of Incorporation of Southern Security Financial Corporation, as filed with the Secretary of State of Delaware on November 13, 1997.
Certificate of Incorporation of Southern Security Bank Corporation, as filed with the Secretary of State of Delaware on October 4, 1996.
Form of Warrant Certificate, Class A
Form of Warrant Certificate, Class B
Form of Warrant Certificate, Class C
Form of Warrant Certificate Class D
Form of Common Stock Certificate
Form of Underwriter’s Warrant and Warrant Agreement
Opinion of Greenberg Traurig, P.A.
Participation and Escrow Agreements for May, 2003 Offering

Employment Agreement with Hugo Castro
Employment Agreement with Philip Modder
Lease for 3475 Sheridan Street, Hollywood, Florida
Lease for 1200 N. Federal Highway, Boca Raton, Florida
Asset Purchase Agreement dated as of October 9, 2003 between Pan American Bank and Gulf Bank
2002 Annual Report to Stockholders, Form 10-KSB, with consents of McGladrey & Pullen, LLC and Crowe Chizek & Company LLC
Form 10-QSB for Holding Company and the Bank dated March 31, 2003
Form 10-QSB for Holding Company and the Bank dated June 30, 2003
Form 8-K/A Dated March 6, 2003 with Letter of McGladrey & Pullen, LLP
Consent of Crowe Chizek & Company LLC
Consent of McGladrey & Pullen, LLP
Consent of Greenberg Traurig, P.A.
A power of attorney appears as part of the signature page below

Statements contained in this Prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at l-800-SEC-0330.

The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www. Sec. Gov.

CHANGES IN ACCOUNTANTS

On March 6, 2003, our principal independent certified accountants, McGladrey & Pullen, LLP were dismissed. The decision to change accountants was approved by the Board of Directors and by a vote of our shareholders. There were no disagreements with our former accountants and none of our financial statements for the past two years contained an adverse opinion or disclaimer of opinion or modification to uncertainty, audit scope or accounting principles. A copy of the letter of McGladrey & Pullen, LLP dated March 26, 2003 and attached to Form 8-K/A, which is Exhibit 16.1 is incorporated by reference. On March 13, 2003, we formally engaged the accounting firm of Crowe Chizek and Company LLC as our new principal independent certified accountants to audit our financial statements and those of PanAmerican Bank.

Please read this Prospectus carefully. It describes our business, products and services, and financial condition and results of operations.

FINANCIAL STATEMENTS

Index to Financial Statements
Page

Consolidated Balance Sheets September 30, 2003 and December 31, 2002	F-2

Consolidated Statements Of Income — Unaudited for the nine months ended September 30, 2003 and 2002	F-3

Consolidated Statements Of Income — Unaudited for the three months ended September 30, 2003 and 2002	F-4

Consolidated Statements Of Cash Flows — Unaudited for the nine months ended September 30, 2003 and 2002	F-5

Consolidated Statements Of Comprehensive Income (Loss) — Unaudited	F-6

Notes to Consolidated Financial Statements	F-7 – F-9

Reports of Independent Auditors	F-10 – F-11

Consolidated Balance Sheets as of December 31, 2001, December 31, 2002	F-12

Consolidated Statements of Income for the years ended December 31, 2001 and December 31, 2002	F-13

Consolidated Statements of Changes in Shareholders’ Equity for the years ended December 31, 2001 and December 31, 2002	F-14

Consolidated Statements of Cash Flows for the years ended December 31, 2001 and December 31, 2002	F-15 – F-16

Notes to Consolidated Financial Statements	F-17 – 32

PANAMERICAN BANCORP

CONSOLIDATED BALANCE SHEETS

September 30, 2003 and December 31, 2002

	September 30, 2003	December 31, 2002
	(Unaudited)

ASSETS
Cash and due from banks	$3,948,992	$2,730,195
Federal funds sold	3,490,000	9,322,000
Total cash and cash equivalents	7,438,992	12,052,195

Certificate of deposits	—	96,813
Securities held to maturity	12,495,846	13,531,716
Securities available for sale	9,923,998	80,149
Federal Reserve Bank stock, at cost	242,200	273,000

Gross loans	66,013,066	60,784,193
Less: allowance for loan losses	(738,667)	(747,750)

Loans, net	65,274,399	60,036,443
Premises and equipment	1,772,583	1,599,912
Real estate owned and repo's	17,800	—
Accrued interest receivable	362,898	244,810
Goodwill	1,953,540	1,953,540
Other assets	516,309	341,555
Total assets	$99,998,565	$90,210,133

LIABILITIES
Noninterest bearing deposits	$17,761,735	$16,984,143
Interest-bearing deposits	69,033,433	63,101,557

Total deposits	86,795,168	80,085,700
Securities sold under repurchase agreements	2,645,786	1,421,652
Notes payable	—	250,000
Other liabilities	482,809	402,332
Total liabilities	89,923,763	82,159,684

Minority interest in subsidiary	23,579	20,683

Stockholders' equity
Preferred stock (authorized: 5,000,000; outstanding: 0)
Common stock (authorized: 20,000,000; outstanding: September 30, 2003- 5,892,126; December 31, 2002-5,158,442)	294,593	257,922

Capital surplus	19,105,555	15,774,429
Accumulated deficit	(8,275,502)	(8,005,775)
Accumulated other comprehensive income (loss)	(73,423)	3,190

	11,051,223	8,029,766
Less: subscription receivable	1,000,000	—

Total stockholders' equity	10,051,223	8,029,766
Total liabilities and stockholders' equity	$99,998,565	$90,210,133

See accompanying notes to consolidated financial statements.

PANAMERICAN BANCORP

CONSOLIDATED STATEMENTS OF INCOME — UNAUDITED

Nine months ended September 30, 2003 and 2002

	September 30, 2003	September 30, 2002

Interest income:
Interest and fees on loans	$3,234,458	$2,709,076
Interest and dividends on securities	360,181	203,929
Interest on federal funds sold and repurchase agreement	44,889	72,386
	3,639,528	2,985,391
Interest expense:
Deposits	891,116	663,098
Other	13,495	56,578
	904,611	719,676
Net interest income	2,734,917	2,265,715

Provisions for loan losses	753,000	147,000
Net interest income after provision for loan losses	1,981,917	2,118,715

Noninterest income:
Service charges on deposit accounts and fees	473,529	427,803
Gain on sale of securities held to maturity	37,921	—
Other	—	1,668
	511,450	429,471
Noninterest expenses:
Salaries and employee benefits	1,284,927	1,583,519
Occupancy and equipment	547,149	395,687
Data and item processing	220,098	365,753
Professional fees	132,065	171,793
Insurance	109,902	89,256
Other	469,074	541,543
	2,763,215	3,147,551
Income before minority interest in net income of subsidiary	(269,848)	(599,365)

Minority interest in net income of subsidiary	121	845
Net income	$(269,727)	$(598,520)

Basic and diluted earnings per share	$(0.05)	$(0.13)

Weighted average number of common shares, basic and dilutive	5,571,905	4,597,327

See accompanying notes to consolidated financial statements.

PANAMERICAN BANCORP

CONSOLIDATED STATEMENTS OF INCOME — UNAUDITED

Three months ended September 30, 2003 and 2002

	September 30, 2003	September 30, 2002

Interest income:
Interest and fees on loans	$1,079,012	$906,877
Interest and dividends on securities	159,214	90,634
Interest on federal funds sold & repurchase agreement	11,848	20,051
	1,250,074	1,017,562
Interest expense:
Deposits	307,246	235,956
Other	2,558	19,634

	309,804	255,590
Net interest income	940,270	761,972

Provisions for loan losses	50,000	32,000
Net interest income after provision for loan losses	890,270	729,972

Noninterest income:
Service charges on deposit accounts and fees	185,809	163,129
Gain on sale of securities held to maturity	37,921	—
Other	—	(5,195)
	223,730	157,934
Noninterest expenses:
Salaries and employee benefits	436,511	388,394
Occupancy and equipment	198,609	179,204
Data and item processing	41,280	101,944
Professional fees	46,617	25,846
Insurance	49,811	31,035
Other	233,948	98,829

	1,006,776	825,252
Income before minority interest in net income of subsidiary	107,224	62,654

Minority interest in net income of subsidiary	(510)	(537)
Net income	$106,714	$62,117

Basic and diluted earnings per share	$0.02	$0.01

Weighted average number of common shares, basic	5,797,463	4,944,038

Weighted average number of common shares, dilutive	5,874,702	4,944,038

See accompanying notes to consolidated financial statements.

PANAMERICAN BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED

Nine months ended September 30, 2003 and 2002

	September 30, 2003	September 30, 2002

Cash flows from operating activities
Net loss	$(269,727)	$(598,520)
Adjustments to reconcile net loss to net cash used in operating activities:
Net accretion on securities	67,090	(28,181)
Provision for loan and lease losses	753,000	147,000
Depreciation and amortization	172,662	175,833
Gain on sale of investments	(37,821)	—
Minority interest in net income (loss) of subsidiary	(121)	(845)
(Increase) decrease in other assets	(251,542)	1,002,234
Increase (decrease) in other liabilities	80,478	(30,945)

Net cash provided by operating activities	514,019	666,576

Cash flows from investing activities
Purchases of available for sale securities	(10,000,000)	—
Maturities and paydowns of available for sale securities	38,238	—
Proceeds from sales of available for sales securities	1,041,337	—
Purchases of held to maturity securities	(8,923,665)	—
Maturities and paydowns of held to maturity securities	9,016,542	—
Net cash flows from available for sale securities	—	(7,156,774)
Purchase sale of Federal Reserve Bank/Federal
Home Loan Bank stock	—	(64,400)
Loan originations, net	(6,008,756)	(7,357,404)
Purchase of premises and equipment, net	(345,331)	(307,417)

Net cash used in investing activities	(15,181,635)	(14,885,995)

Cash flows from financing activities
Net increase in federal funds purchased and securities sold under repurchase agreements	1,224,134	1,860,054
Net change in note payable	(250,000)	(250,000)
Net increase in deposits	6,709,468	13,815,359
Net proceeds from issuance of stock	2,367,797	1,743,576
Increase in minority interest	3,014	5,504

Net cash provided by financing activities	10,054,413	17,174,493

Net (decrease) increase in cash and cash and equivalents	(4,613,203)	2,955,074

Cash and cash equivalents, beginning	12,052,195	9,602,401

Cash and cash equivalents, ending	$7,438,992	$12,557,475

See accompanying notes to consolidated financial statements.

PANAMERICAN BANCORP

CONSOLIDATED STATEMENTS OF

COMPREHENSIVE INCOME (LOSS) — UNAUDITED

	Nine months ended September 30,
	2003	2002

Net loss	$(269,727)	$(598,520)
Other comprehensive (loss) gain:
Change in unrealized (loss) gain on securities available for sale	(76,613)	18,093

Comprehensive loss	$(346,340)	$(580,427)

	Three months ended September 30,
	2003	2002

Net income	$106,714	$62,117
Other comprehensive (loss) gain:
Change in unrealized (loss) gain on securities available for sale	(93,791)	18,273

Comprehensive income	$12,923	$80,390

See accompanying notes to consolidated financial statements.

PANAMERICAN BANCORP

Notes to Consolidated Financial Statements (unaudited)

NOTE 1.  SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

PanAmerican Bancorp ("Company") is a bank holding company regulated by the Federal Reserve that owns 99.8% of the outstanding capital stock of PanAmerican Bank ("Bank"). The Company is organized under the laws of the State of Delaware, while the Bank is a Florida State Chartered Commercial Bank that is a member of the Federal Reserve System whose deposits are insured by the Federal Deposit Insurance Corporation. The Bank provides a full range of commercial banking and consumer banking services to businesses and individuals. The Company is regulated by the Federal Reserve, its affiliate Bank is regulated by the Florida Department of Banking and Finance and the Federal Reserve. All material intercompany balances and transactions have been eliminated.

STOCK COMPENSATION:

Compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION.

	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2002

Net income (loss) as reported	$(269,727)	$(598,520)
Deduct: Stock-based compensation expense determined under fair value based method	(9,120)	(3,779)

Pro forma net income (loss)	$(278,847)	$(602,299)

Basic and diluted earnings (loss) per share as reported	$(0.05)	$(0.13)

Pro forma basic and diluted earnings (loss) per share	$(0.05)	$(0.13)

NOTE 2.  BASIS OF PRESENTATION AND DISCLOSURE

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for the financial statements not to be misleading have been included. Operating results for the nine month period ended September 30, 2003, are not necessarily indicative of the results that may be expected for the full year. For further information, refer to the consolidated financial statements and the notes to consolidated financial statements included in the Company's annual report on Form 10-KSB for the year ended December 31, 2002, as filed with the Securities and Exchange Commission. All capitalized terms used in these notes to consolidated condensed financial statements that are not defined herein have the meanings given to them in such consolidated financial statements and notes to consolidated financial statements.

NOTE 3.  SUBSEQUENT EVENTS

Subsequent to September 30, 2003, the Bank entered into a definitive agreement to purchase certain assets and assume certain liabilities of Gulf Bank of Miami, Florida. The Bank intends to purchase approximately $40 million of loans and $25 million of cash and assume $65 million of deposits. Additionally, the Bank intends to lease Gulf Bank branches in the Miami-Dade County, Florida area. The agreement is subject to approval by federal and state banking regulators.

PANAMERICAN BANCORP

Notes to Consolidated Financial Statements (unaudited)

NOTE 4.  ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

	Nine months ended September 30,
	2003	2002

Balance, beginning of year	$747,750	$513,601
Total charge-offs	(785,630)	(24,284)
Recoveries	23,547	24,652
Provision for loan losses	753,000	147,000

Allowance balance at end of period	$738,667	$660,969

Gross loans	$66,013,066	$52,367,565
Allowance to total loans and discount	1.12%	1.26%

Impaired loans were as follows:

	September 30, 2003	December 31, 2002

Loans with no allocated allowance for loan losses	$1,120,230	$—
Loans with allocated allowance for loan losses	213,261	747,147

	1,333,491	747,147

Nonperforming loans were as follows:

	September 30, 2003	December 31, 2002

Loans past due over 90 days still on accrual	$85,856	$438,123
Nonaccrual loans	1,247,635	27,901

NOTE 5.  CAPITAL ADEQUACY

For Capital Adequacy Purposes

Under Prompt September 30, 2003 PanAmerican Bank		Bank	Corrective Action Provisions

Total risk-based ratio:
Tier 1 capital + ALLL	$8,327,000
Risk weighted assets	78,705,000	10.6%	8%

Tier 1 risk-based ratio:
Tier 1 capital	$7,588,000
Risk weighted assets	78,705,000	9.6%	4%

Tier 1 leverage ratio:
Tier 1 capital	$7,588,000
Average quarterly assets	99,189,000	7.7%	4%

On September 30, 2003, the Company filed an SB-2 registration statement with the U.S. Securities and Exchange Commission for permission to sell units to the public comprised of one share of common stock and two warrants with each warrant providing for the purchase of one share of common stock and it intends to receive from between $6 and $7 million from the offering if the offering is declared effective by the U.S. Securities and Exchange Commission.

PANAMERICAN BANCORP

Notes to Consolidated Financial Statements (unaudited)

NOTE 6.  BASIC AND DILUTED EARNINGS (LOSS) PER SHARE

The following summarizes the computation of basic and diluted earnings per share.

	Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2002

Basic and diluted loss per share
Net loss	$(269,727)	$(598,520)
Weighted average shares outstanding, basic and diluted	5,571,905	4,597,327
Basic and diluted loss per share	$(0.05)	$(0.13)

	Three Months Ended September 30, 2003	Three Months Ended September 30, 2002

Basic earnings per share
Net income	$106,714	$62,117
Weighted average shares outstanding, basic	5,797,463	4,944,038
Basic earnings per share	$$0.02	$0.01

Diluted earnings per share
Net income	$106,714	$62,117
Weighted average shares outstanding, diluted	5,874,702	4,944,038
Diluted earnings per share	$0.02	$0.01

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
PanAmerican Bancorp
Hollywood, Florida

We have audited the accompanying consolidated balance sheet of PanAmerican Bancorp as of December 31, 2002, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of PanAmerican Bancorp as of and for the year ended December 31, 2001, were audited by other auditors whose report dated March 5, 2002, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of PanAmerican Bancorp as of December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As disclosed in Note 1, during 2002 the Company adopted new accounting guidance for goodwill and intangible assets.

Crowe Chizek and Company LLC

Fort Lauderdale, Florida
March 26, 2003, except for the discussion
of the reverse stock split in Note 1, as to which
the date is September 25, 2003

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders
PanAmerican Bancorp
Hollywood, Florida

We have audited the accompanying consolidated balance sheet of PanAmerican Bancorp (f/k/a Southern Security Bank Corporation) and subsidiary as of December 31, 2001, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PanAmerican Bancorp and subsidiary as of December 31, 2001, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

McGLADREY & PULLEN, LLP

Fort Lauderdale, Florida
March 5, 2002, except for the
discussion of the reverse stock split
in Note 1, as to which the date is
September 25, 2003

PANAMERICAN BANCORP
CONSOLIDATED BALANCE SHEETS
December 31, 2002 and 2001

	2002	2001

ASSETS
Cash and due from financial institutions	$2,730,195	$7,651,401
Federal funds sold	9,322,000	1,951,000

Cash and cash equivalents	12,052,195	9,602,401
Certificate of deposit in another financial institution	96,813	—
Securities available for sale	80,149	6,880,734
Securities held to maturity (fair value 2002- $13,586,534, 2001- $21,206)	13,531,716	20,830
Loans, net (of allowance of $747,750 and $513,601)	60,036,443	44,520,844
Federal Reserve Bank Stock	273,000	208,600
Accrued interest receivable	244,810	219,716
Other real estate owned	—	84,535
Premises and equipment, net	1,599,912	1,265,759
Goodwill	1,953,540	1,953,540
Other assets	341,555	871,562

	$90,210,133	$65,628,521

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$16,984,143	$14,913,265
Interest bearing	63,101,557	39,996,816

Total deposits	80,085,700	54,910,081
Repurchase agreements	1,421,652	3,554,148
Notes payable	250,000	500,000
Accrued expense and other liabilities	402,332	638,703

Total liabilities	82,159,684	59,602,932
Minority interest	20,683	17,596
Shareholders’ equity
Preferred stock, 5,000,000 shares authorized; none issued Common stock, $.01 par value; 20,000,000 shares authorized; 2002- 5,158,442 shares issued, 2001- 4,340,968 shares issued	257,922	217,048
Capital surplus	15,774,429	13,284,126
Accumulated deficit	(8,005,775)	(7,497,826)
Accumulated other comprehensive income	3,190	4,645

Total shareholders’ equity	8,029,766	6,007,993

	$90,210,133	$65,628,521

See accompanying notes to consolidated financial statements.

PANAMERICAN BANCORP
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2002 and 2001

	2002	2001

Interest and dividend income
Loans, including fees	$3,656,779	$1,717,404
Securities	332,008	470,312
Federal funds sold and other	100,149	186,569

	4,088,936	2,374,285
Interest expense
Deposits	1,008,965	637,875
Other	69,440	52,538

Net interest income	3,010,531	1,683,872
Provision for loan losses	233,000	—

Net interest income after provision for loan losses	2,777,531	1,683,872
Noninterest income
Service charges on deposit accounts	593,131	222,679
Net gains (losses) on sales of securities	30,371	(2,568)
Other	6,871	1,096

	630,373	221,207
Noninterest expense
Salaries and employee benefits	1,978,729	1,549,869
Occupancy and equipment	731,732	512,669
Data processing	446,340	288,657
Professional services	208,118	207,943
Insurance	102,750	55,084
Other	448,721	408,265

	3,916,390	3,022,487

Loss before taxes and minority interest in net loss	(508,486)	(1,117,408)
Income tax expense	—	—

Loss before minority interest in net loss	(508,486)	(1,117,408)
Minority interest in net loss	537	2,884

Net loss	$(507,949)	$(1,114,524)

Basic and diluted loss per share	$(.11)	$(.28)

See accompanying notes to consolidated financial statements.

PANAMERICAN BANCORP
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31, 2002 and 2001

	Common Stock	Class A Common Stock	Class B Common Stock	Capital Surplus	Retained (Deficit)	Accumulated Other Comprehensive Income	Total Shareholders’ Equity

Balance at January 1, 2001	$—	$169,542	$10,128	$11,234,570	$(6,383,302)	$8,893	$5,039,831
Comprehensive income:
Net loss					(1,114,524)		(1,114,524)
Change in net unrealized gain (loss) on securities available for sale, net of reclassification						(4,248)	(4,248)
Total comprehensive income							(1,118,772)
Issuance of Common Stock	37,178			2,044,189			2,081,367
Conversion of common stock	179,670	(169,542)	(10,128)
Issue of stock under stock option plans	200			5,367			5,567

Balance at December 31, 2001	$217,048	—	—	13,284,126	(7,497,826)	4,645	6,007,993
Comprehensive income:
Net loss					(507,949)		(507,949)
Change in net unrealized gain (loss) on securities available for sale net of reclassification						(1,455)	(1,455)
Total comprehensive income							(509,404)
Issuance of common stock	38,507			2,412,605			2,451,112
Issue of stock under stock option plans	2,367			77,698			80,065

Balance at December 31, 2002	$257,922	$—	$—	$15,774,429	(8,005,775)	$3,190	$8,029,766

See accompanying notes to consolidated financial statements.

PANAMERICAN BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2002 and 2001

	2002	2001

Cash flows from operating activities
Net loss	$(507,949)	$(1,114,524)
Adjustments to reconcile net loss to net cash from operating activities
Minority interest in net loss of subsidiary	(537)	(2,884)
Net accretion on securities	(13,797)	(2,604)
Net gain on sale of securities	(30,371)	2,568
Depreciation and amortization	225,119	103,617
Provision for loan losses	233,000	—
Net change in:
Accrued interest receivable and other assets	589,448	46,699
Other liabilities	(286,371)	54,003

Net cash from operating activities	208,542	(913,125)
Cash flows from investing activities
Net increase in interest-bearing deposits	(96,813)	—
Available-for-sale securities:
Sales	28,113,778	7,751,215
Maturities, prepayments and calls	13,999,253	16,544,691
Purchases	(35,269,733)	(24,006,150)
Held-to-maturity securities:
Maturities, prepayments and calls	15,917	321,274
Purchases	(13,526,803)	—
Purchases of FHLB stock	(64,400)	—
Cash received in bank acquisition	—	3,092,813
Loan originations and payments, net	(15,748,599)	(7,937,838)
Additions to premises and equipment	(559,272)	(152,882)

Net cash from investing activities	(23,136,672)	(4,386,877)
Cash flows from financing activities
Net change in deposits	25,175,619	2,874,626
Net change in repurchase agreements	(2,082,496)	33,200
Proceeds from borrowings on notes payable	—	500,000
Repayments on notes payable	(250,000)	—
Proceeds from exercise of stock options	80,065	—
Purchase (sale) of minority interests in subsidiary	3,624	(20,804)
Proceeds from issuance of stock	2,451,112	1,624,761

Net cash from financing activities	25,377,924	5,011,783

Net change in cash and cash equivalents	2,449,794	(288,219)
Beginning cash and cash equivalents	9,602,401	9,890,620

Ending cash and cash equivalents	$12,052,195	$9,602,401

See accompanying notes.

PANAMERICAN BANCORP
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2002 and 2001

	2002	2001

Supplemental cash flow information:
Interest paid	$1,051,621	$752,998
Supplemental noncash disclosures:
Acquisition of assets and assumptions of liabilities of PanAmerican Bank:
Cash received, net of cash paid		3,092,813
Noncash assets acquired		28,212,303
Liabilities assumed		(30,942,943)
Issuance of common stock		462,173

See accompanying notes.

PANAMERICAN BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include PanAmerican Bancorp and its subsidiary, PanAmerican Bank, which is 99.89% owned by PanAmerican Bancorp, together referred to as “the Corporation”. Intercompany transactions and balances are eliminated in consolidation.

The Corporation provides financial services through its offices in Southeast Florida. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Other financial instruments, which potentially represent concentrations of credit risk, include deposit accounts in other financial institutions and federal funds sold.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses and fair values of financial instruments are particularly subject to change.

Cash Flows: Cash and cash equivalents includes cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for loan and deposit transactions.

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as Federal Reserve Bank stock are carried at cost.

Interest income includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

(Continued)

PANAMERICAN BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 15 to 39 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 7 years.

Goodwill and Identifiable Intangible Assets: Goodwill results from a prior business acquisition and represents the excess of the purchase price over the fair value of acquired tangible assets and liabilities and identifiable intangible assets. Upon adopting new accounting guidance on January 1, 2002, the Corporation ceased amortizing goodwill. Net income for 2001 was not adjusted for the accounting change, as there was no amortization for the one day of goodwill arising from the acquisition of the Bank. Goodwill is assessed at least annually for impairment and any such impairment will be recognized in the period identified.

The identifiable intangible asset consists of core deposit intangible assets arising from the bank acquisition. This identified intangible asset was initially measured at fair value and is now being amortized on a straight-line basis over its weighted-average useful life, which is 12 years.

Long-term Assets: Premises and equipment, core deposit and other intangible assets, and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Repurchase Agreements: Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

Stock Compensation: Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per share for 2002 and 2001 if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

	2002	2001

Net loss as reported	$(507,949)	$(1,114,524)
Deduct: Stock-based compensation expense determined under fair value based method	(15,750)	(14,477)

Pro forma net loss	$(523,699)	$(1,129,000)

Basic and diluted loss per share as reported	$(.11)	$(0.28)
Pro forma basic and diluted loss per share	(.11)	(0.29)

(Continued)

PANAMERICAN BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

	2002	2001

Risk-free interest rate	5.28%	5%
Expected option life	10 years	5 years
Expected stock price volatility	0	0
Dividend yield	0%	0%

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Off Balance Sheet Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options and stock warrants. On April 11, 2003, the shareholders of the Company approved a one-for-five reverse stock split, with a record date of July 15, 2003. All common shares, warrants and stock options have been restated to reflect the reverse stock split.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

Newly Issued But Not Yet Effective Accounting Standards: New accounting standards on asset retirement obligations, restructuring activities and exit costs, operating leases, and early extinguishment of debt were issued in 2002. Management determined that when the new accounting standards are adopted in 2003 they will not have a material impact on the Corporation’s financial condition or results of operations.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $1,200,000 was required to meet regulatory reserve and clearing requirements at year-end 2002 and 2001. These balances do not earn interest.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding Corporation or by the holding Corporation to shareholders. These restrictions preclude the bank and Corporation from paying dividends for the foreseeable future.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve

(Continued)

PANAMERICAN BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Operating Segments: While the chief decision-makers monitor the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Corporation-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

NOTE 2 - SECURITIES

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

	Fair Value	Unrealized Gains	Unrealized Losses

2002
Mortgage-backed	$80,149	$3,190	$—

Total	$80,149	$3,190	$—

2001
U.S. Government and federal agency	$6,705,131	$4,580	$—
Mortgage-backed	131,479	—	—
Other	44,124	79	—

Total	$6,880,734	$4,659	$—

The carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows:

	Carrying Amount	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value

2002
U.S. Government and federal agency	$12,523,204	$32,753	$—	$12,555,957
Corporate	1,003,600	21,951	—	1,025,551
Mortgage-backed	4,912	114	—	5,026

Total	$13,531,716	$54,818	$—	$13,586,534

2001
Mortgage-backed	$20,830	$376	$—	$21,206

(Continued)

PANAMERICAN BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 2 - SECURITIES (Continued)

Sales of available for sale securities were as follows:

	2002	2001

Proceeds	$28,113,778	$7,751,215
Gross gains	36,726	—
Gross losses	6,355	2,568

The fair value of debt securities and carrying amount, if different, at year-end 2002 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Held-to-Maturity Carrying Amount	Fair Value	Available for Sale Fair Value

Due in one year or less	$50,000	$50,000	—
Due from one to five years	11,973,204	12,004,238	—
Due from five to ten years	1,503,600	1,527,270	—
Due after ten years	—
Mortgage-backed	4,912	5,026	$80,149

	$13,531,716	$13,586,534	$80,149

Securities pledged at year-end 2002 and 2001 had a carrying amount of $0 and $5,000,000, and were pledged to secure repurchase agreements. At year-end 2001, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity. At year-end 2002, there was debt security of one issuer (General Electric) held in the portfolio totaling $1,003,600, or 12.58% of shareholders equity.

NOTE 3 - LOANS

Loans at year-end were as follows:

	2002	2001

Commercial	$17,411,400	$11,268,541
Real estate:
Residential	8,958,736	7,411,048
Commercial	31,339,661	21,780,234
Consumer	2,914,720	4,599,339
Other	251,366	4,878

	60,875,883	45,064,040
Less: allowance for loan losses	(747,750)	(513,601)
Net deferred loan fees	(91,690)	(29,595)

Loans, net	$60,036,443	$44,520,844

(Continued)

PANAMERICAN BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 3 - LOANS (Continued)

Activity in the allowance for loan losses was as follows.

	2002	2001

Beginning balance	$513,601	$398,992
Provision for loan losses	233,000	—
Acquisition related adjustment	—	200,000
Loans charged-off	(24,283)	(139,999)
Recoveries	25,432	54,608

Ending balance	$747,750	$513,601

Impaired loans were as follows:

	2002	2001

Year-end loans with no allocated allowance for loan losses	$—	$—
Year-end loans with allocated allowance for loan losses	747,147	—

	$747,147	$—

	2002	2001

Amount of the allowance for loan losses allocated	$134,564	$—
Average of impaired loans during the year	$348,966	$222,000
Interest income recognized during impairment	73,817	—
Cash-basis interest income recognized	73,817	—

Nonperforming loans were as follows:

	2002	2001

Loans past due over 90 days still on accrual	$7,123	$—
Nonaccrual loans	27,909	—

Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

NOTE 4 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows.

	2002	2001

Land	$478,375	$478,375
Buildings and improvements	405,755	292,060
Leasehold improvements	1,288,173	713,606
Furniture, fixtures and equipment	634,577	786,723
	2,806,880	2,270,764
Less: Accumulated depreciation	1,206,968	1,005,005
	$1,599,912	$1,265,759

Depreciation expense was $225,119 and $103,617 for 2002 and 2001.

(Continued)

PANAMERICAN BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 4 - PREMISES AND EQUIPMENT (Continued)

Rent expense was $338,000, and $289,000 for 2002, and 2001. Rent commitments under noncancelable operating leases were as follows, before considering renewal options that generally are present.

2003	$339,808
2004	99,273
2005	110,484
2006	106,327
2007	110,578
Thereafter	581,327

$1,347,797

NOTE 5 - IDENTIFIED INTANGIBLE ASSETS

Acquired Intangible Assets

Identified intangible assets were as follows as of year-end:

	2002		2001
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Core deposit intangibles	$190,278	$9,722	$200,000	$—

Aggregate amortization expense was $9,722, for 2002.

Estimated amortization expense for each of the next five years:

2003	$16,668
2004	16,668
2005	16,668
2006	16,668
2007	16,668

$83,340

NOTE 6 - DEPOSITS

Time deposits of $100,000 or more were $9,728,552 and $8,636,540 at year-end 2002 and 2001.

Scheduled maturities of time deposits for the next five years were as follows.

2003	$15,172,201
2004	2,291,903
2005	915,346
2006	497,977
2007	1,539,537
Thereafter	111,434

$20,528,398

(Continued)

PANAMERICAN BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 7 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase are secured by securities with a carrying amount of $5,000,000 at year-end 2001.

Securities sold under agreements to repurchase are financing arrangements that generally mature within two years.

NOTE 8 - NOTES PAYABLE

The Corporation had a note payable of $500,000 at December 31, 2001. The obligation was collateralized by 99% of the common stock of Southern Security Bank and expired May 1, 2002. The line was renewed May 1, 2002, and was collateralized by 99% of the stock of PanAmerican Bank. The interest rate was Wall Street Journal Prime Rate and the minimum interest rate will not be less than 4.75%. Under the loan agreement the Bank must maintain a Tier 1 leverage ratio of 6%.

NOTE 9 - ACQUISITION OF PANAMERICAN BANK

On December 31, 2001, Southern Security Bank acquired substantially all of the assets and assumed substantially all of the liabilities of PanAmerican Bank located in Miami, Florida. As a result of the acquisition, Southern Security Bank became a financial institution with four banking offices located in Miami-Dade, Broward and Palm Beach counties.

The assets acquired included the name PanAmerican Bank. On January 10, 2002 the Southern Security changed its name to PanAmerican Bank, and on July 30, 2002, the Corporation changed its name to PanAmerican Bancorp.

The aggregate purchase price was $5,275,173, including $4,813,000 of cash and 1,025,000 shares of common stock of Southern Security Bank Corporation valued at $462,173. The value of the common stock issued was determined based on a mutually agreed upon price of Southern Security Bank Corporation’s shares.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition at December 31, 2001:

Cash and due from banks	$6,305,813
Federal funds sold	1,600,000
Securities available for sale	4,006,442
Loans, net	20,899,530
Premises and equipment	942,467
Other assets	510,324
Goodwill	1,953,540

$36,218,116

Noninterest-bearing deposits	$8,668,800
Interest-bearing deposits	19,658,237

28,327,037
Securities sold under agreements to repurchase	2,503,643
Other liabilities	112,263

$30,942,943

Identified core deposit intangibles of $200,000 are included in other assets above and have a weighted-average useful life of approximately 12 years.

(Continued)

PANAMERICAN BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 9 - ACQUISITION OF PANAMERICAN BANK (Continued)

Goodwill in the amount of $1,953,540 is expected to be completely deductible for income tax purposes.

Pro forma results of operations for the years ended December 31, 2001, as though the acquisition of PanAmerican Bank had been completed at the beginning of the year, are as follows:

2001

Interest income	$4,467,899
Interest expense	1,843,662

Net interest income	2,624,237
Noninterest income	360,105
Noninterest expense	4,450,205

Loss before minority interest	(1,465,863)
Minority interest in net loss of subsidiary	2,884

Net loss	$(1,462,979)

Basic and diluted loss per share	(.37)

NOTE 10 - INCOME TAXES

The Corporation recorded no current or deferred benefit for income taxes in 2002 as a result of recording a valuation allowance in an amount equal to its net deferred tax assets.

Effective tax rates for 2002 applied to financial statement loss differ from the federal statutory rate of 34% due to the following.

	2002	2001

Federal statutory rate times financial statements loss	$(172,703)	$(378,938)
Effect of:
State taxes	20,086	(44,070)
Deferred tax valuation allowance	152,617	423,008

	$0	$0

The effective tax rate was 34% for 2001.

Year-end deferred tax assets and liabilities were due to the following:

	2002	2001

Deferred tax assets:
Net operating loss carryforward	$4,141,155	$4,237,000
Allowance for loan losses	235,928	161,900
Premises and equipment	—	97,600
Other	34,737	—
	4,411,820	4,496,500
Deferred tax liabilities:
Unrealized (gain) loss on securities available for sale	—	(1,800)
Intangibles	(50,101)	—
Accrual to cash	(4,808)	(56,600)
Purchase accounting adjustment for allowance for loan losses	(66,122)	—
Net deferred tax asset	4,290,789	4,438,100
Valuation allowance for deferred tax assets	(4,290,789)	(4,438,100)
Net deferred tax asset after valuation allowance	$0	$0

(Continued)

PANAMERICAN BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 10 - INCOME TAXES (Continued)

The Corporation has recorded a valuation allowance on the deferred tax assets to reduce the total to an amount that management believes is more likely than not to be realized. The valuation allowance decreased by $127,000 during the year ended December 31, 2002, and increased $464,500 during the year ended December 31, 2001. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. No income tax benefits have been provided for the years ended December 31, 2002 and 2001, because the results of operations do not provide sufficient evidence that the net operating losses available for carryforward will be utilized in the future.

The Corporation has available federal net operating loss carryforwards approximating the following at December 31, 2002:

Expiring December 31,

2003	$998,000
2004	501,000
2005	760,000
2006	526,000
2007	935,000
2008	905,000
2009	872,000
2010	898,000
2011	288,000
2012	844,000
2013	308,000
2014	591,000
2015	1,268,000
2016	1,416,000

$11,110,000

As a result of changes in ownership of the Company in excess of 50% in 1993 and 2000, the net operating loss carryforwards expiring in periods prior to 2020 are limited in the amount that may be used in any year. As a result of this limitation, a minimum of $3,100,000 of these net operating loss carryforwards are expected to expire without being used.

NOTE 11 - RELATED PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates in 2002 and 2001 were as follows.

	2002	2001

Beginning balance	$347,497	$62,982
New loans	2,827,708	340,617
Repayments	(138,988)	(56,102)
Ending balance	$3,036,217	$347,497

Deposits from principal officers, directors, and their affiliates at year-end 2002 were $2,826,744.

(Continued)

PANAMERICAN BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002 and 2001

NOTE 12 - STOCK OPTIONS

Options for the purchase of stock in Southern Security Bank

Under the Incentive Stock Option Plan (the “Plan”) adopted by the Bank in 1988, the Bank granted options for the purpose of approximately 540,000 shares of Bank common stock. All directors, officers and employees of the Bank were eligible to receive options to purchase shares of common stock at the fair value of the stock at the date of grant but in no event may the price be less than the par value of such stock. Options granted under the Plan expire no more than 8 years from the date of issue, or upon 90 days after termination of employment. The Plan expired July 1, 2000, and no additional options may be granted under the Plan. No options were granted under the Plan in 2002 or 2001. All remaining outstanding options were forfeited during 2002.

A summary of the activity in the plan is as follows.

	2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding at beginning of year	168,500	$1.00	313,090	$1.00
Granted	—		—
Exercised	—		—
Forfeited or expired	(168,500)		(144,590)	1.00

Outstanding at end of year	—		168,500	1.00

Options exercisable at year-end	—		168,500	1.00

Options for the purchase of stock in PanAmerican Bancorp

The Corporation has granted stock options for the purchase of shares of common stock of the Corporation to directors of the Corporation under various compensation agreements and actions of the Board of Directors, representing a majority of the stockholders. All options for the purchase of common stock of the Corporation expire from five to ten years from the date of issue, and are vested over a period of one to five years.

A summary of the options for the purchase of common stock of the Corporation outstanding as of December 31, 2002 and 2001, and changes during the years then ended is presented below.

	2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Outstanding at beginning of year	228,269	$5.90	222,260	$5.90
Granted	15,000	2.35	10,000	3.75
Exercised	(52,338)	1.65	(3,991)	1.40
Forfeited or expired	(57,014)	18.20

Outstanding at end of year	133,917	$1.85	228,269	5.90

Options exercisable at year-end	104,584	$1.70	200,269	6.35

Weighted average fair value of options granted during year		$1.05		$1.45

(Continued)

PANAMERICAN BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 12 - STOCK OPTIONS (Continued)

Options outstanding at year-end 2002 were as follows.

	Outstanding				Exercisable
Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life		Weighted Average Exercise Price	Number	Weighted Average Exercise Price

$0.00-$2.50	114,371	3.95	years	$1.30	91,038	$.90
$3.75	10,000	5.22		3.75	4,000	3.75
$6.25	9,546	6.76		6.25	9,546	6.25

Outstanding at year-end	133,917				104,584

NOTE 13 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

The Company initiated a confidential private offering memorandum dated June 15, 2002 for a maximum of 1,000,000 shares. As part of the Offering, the Corporation issued to shareholders one “Class A” stock warrant and one “Class B” stock warrant, resulting in the issuance of 678,400 warrants. The “A” warrants have a five year term exercisable at $4.00 each and the “B” warrants have a three year term exercisable at $3.50 each. In addition, 30,277 warrants exercisable at $1.35 were issued to the underwriter as part of compensation for services provided for the private offering.

The Company initiated a private offering on May 1, 2002, of up to 400,000 Common Shares at a price of $2.35 per share. The offering was made for the purpose of enabling the Corporation to continue to meet capitalization ratios under regulatory guidelines.

The Board of Directors has the authority to issue up to 5,000,000 preferred shares in one or more classes, to fix the number of shares constituting any class and the stated value thereof, and to fix the terms of any such class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption and the liquidation preference of such class. The Certificate of Incorporation, prior to the amendment disclosed in the following paragraph, created Series A Preferred Stock and authorized the issuance of 1,200,000 shares from the total authorized shares. No shares of Series A Preferred Stock were ever issued or outstanding.

Effective November 12, 2001, the shareholders of the Corporation approved an amendment to the Certificate of Incorporation to (1) convert and combine Southern Security’s Class A Voting Common Stock and the Class B Non-Voting Convertible Common Stock into a single class of Common Stock, par value $.01 per share, (2) delete the Series A Preferred Stock as a series of authorized Preferred Stock, and (3) increase the authorized common stock to 20,000,000 common shares.

In December 2001, to meet capital requirements necessary to obtain regulatory approval to consummate the PanAmerican transaction, several of the Corporation directors purchased 97,447 shares of common stock for $229,000 under a private offering. The price of the stock was determined based upon the mutually agreed upon value of the shares in the PanAmerican acquisition.

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

(Continued)

PANAMERICAN BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 13 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. As of December 31, 2002 and 2001, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.

Actual and required capital amounts and ratios for the Bank are presented below at year-end.

					To Be Well Capitalized Under Prompt Corrective Action Provisions

			For Capital Adequacy Purposes
	Actual
	Amount	Ratio	Amount	Ratio	Amount	Ratio

2002
Total Capital to risk weighted assets	$6,874,946	10.9%	$5,065,725	8.0%	$6,332,155	10.0%
Tier 1 (Core) Capital to risk weighted assets	6,127,196	9.7	2,532,862	4.0	3,799,293	6.0
Tier 1 (Core) Capital to average assets	6,127,196	7.1	3,430,804	4.0	4,208,502	5.0
2001
Total Capital to risk weighted assets	$4,524,052	10.5%	$3,451,440	8.0%	$4,314,300	10.0%
Tier 1 (Core) Capital to risk weighted assets	4,010,451	9.3	1,725,720	4.0	2,588,580	6.0
Tier 1 (Core) Capital to average assets	4,010,451	10.5	1,533,120	4.0	1,916,400	5.0

NOTE 14 – COMMITMENTS AND CONTINGENCIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

	2002	2001

Commitments to make loans	$7,300,813	$6,648,080
Letters of credit	—	69,800

	$7,300,813	$6,717,880

Commitments to make loans are generally made for periods of 60 days or less. The fixed rate loan commitments have interest rates ranging from 3.5% to 12.0% and maturities ranging from one year to three years.

Employment Agreements: The Corporation has employment agreements with an officer and director of the Corporation. Under terms of the agreement, the Corporation agreed to pay a base salary of $125,000 per year, to grant semiannual options, and to provide certain other benefits and compensation. The employment agreement also included a provision requiring certain payments upon the occurrence of certain events leading to the termination of employment such as a change in control, death, or disability. The agreements expire in 2003 with no automatic renewal.

(Continued)

PANAMERICAN BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows at year-end:

	2002		2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets
Cash and due from financial institutions	$12,052,195	$12,052,195	$9,602,000	$9,602,000
Certificate of deposit	96,813	96,813	—	—
Securities available for sale	80,149	80,149	6,880,734	6,880,734
Securities held to maturity	13,531,716	13,586,534	20,830	21,206
Loans, net	60,036,443	61,630,243	44,520,844	44,538,664
Federal Home Loan Bank stock	273,000	273,000	208,600	208,600
Accrued interest receivable	244,810	244,810	219,716	219,716
Financial liabilities
Deposits	$(80,085,700)	$(80,428,527)	$(54,910,081)	$(54,833,055)
Repurchase agreements	(1,421,652)	(1,421,652)	(3,554,148)	(3,554,148)
Note payable	(250,000)	(250,000)	(500,000)	(500,000)
Accrued interest	(261,345)	(261,345)	(252,748)	(252,748)

The methods and assumptions used to estimate fair value are described as follows.

Carrying amount is the estimated fair value for cash and cash equivalents, short-term borrowings, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair value of debt is based on current rates for similar financing. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements. The fair value of interest rate swaps is based on market prices or dealer quotes.

NOTE 16 - PARENT CORPORATION ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of PanAmerican Bancorp follows.

CONDENSED BALANCE SHEETS
December 31,

	2002	2001

ASSETS
Cash and cash equivalents	$275,947	$500,069
Investment in subsidiary	8,049,459	6,047,514
Other assets	451	7,037
Total assets	$8,325,857	$6,554,620

LIABILITIES AND SHAREHOLDERS’ EQUITY
Notes payable	$250,000	$500,000
Other liabilities	46,091	46,627
Shareholders’ equity	8,029,766	6,007,993
Total liabilities and shareholders’ equity	$8,325,857	$6,554,620

(Continued)

PANAMERICAN BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002 and 2001

NOTE 16 - PARENT CORPORATION ONLY CONDENSED FINANCIAL INFORMATION

CONDENSED STATEMENTS OF INCOME
Years ended December 31,

	2002	2001

Interest expense	$16,097	—
Salaries and benefits	105,931	$192,568
Other expense	120,396	163,665
Equity in undistributed subsidiary loss	(265,525)	(758,291)

Net loss	$(507,949)	$(1,114,524)

CONDENSED STATEMENTS OF CASH FLOWS
Years ended December 31,

	2002	2001

Cash flows from operating activities
Net loss	$(507,949)	$(1,114,524)
Adjustments:
Equity in undistributed subsidiary income	265,525	758,291
Change in other assets and other liabilities	36,595	(123,577)

Net cash from operating activities	(205,829)	(479,810)
Cash flows from investing activities
Investments in subsidiary	(2,249,470)	(1,684,000)

Net cash from investing activities	(2,249,470)	(1,684,000)
Cash flows from financing activities
Proceeds of borrowings	—	500,000
Repayments of borrowings	(250,000)	—
Exercise of stock options	80,065	—
Proceeds from stock issue	2,401,112	1,624,671

Net cash from financing activities	2,231,177	2,124,761

Net change in cash and cash equivalents	(224,122)	(39,049)
Beginning cash and cash equivalents	500,069	539,118

Ending cash and cash equivalents	$275,947	$500,069

NOTE 17 –EARNINGS (LOSS) PER SHARE

The factors used in the earnings (loss) per share computation follow.

	2002	2001

Basic and diluted
Net loss	$(507,949)	$(1,114,524)

Weighted average common shares outstanding	4,725,106	3,923,020

Basic and diluted earnings (loss) per common share	$(.11)	$(.28)

(Continued)

PANAMERICAN BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2002 and 2001

NOTE 17 - EARNINGS (LOSS) PER SHARE (Continued)

Stock options and stock warrants for 133,917 and 708,658 were not considered in computing diluted earnings per common share for 2002, and stock options for 228,269 shares of common stock were not considered in computing diluted earnings per common share for 2001, because they were antidilutive.

NOTE 18 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows.

	2002	2001

Unrealized holding gains and losses on available-for-sale securities	$(31,828)	$(6,838)
Less reclassification adjustments for gains and losses later recognized in income	(30,371)	(2,568)

Net unrealized gains and losses	(1,457)	(4,270)
Tax effect	—	—

Other comprehensive loss before minority interest	(1,457)	(4,270)
Minority interest in other comprehensive loss of subsidiary	2	22

Other comprehensive income (loss)	$(1,455)	$(4,248)

NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED)

				Earnings (Loss) per Share
	Interest Income	Net Interest Income	Net Income (Loss)
				Basic	Fully Diluted

2002
First quarter	$964,011	$685,111	$(545,211)	$(.13)	$(.13)
Second quarter	1,003,818	818,632	(114,212)	(.02)	(.02)
Third quarter	1,017,562	761,972	63,499	.01	.01
Fourth quarter	1,023,545	744,816	87,975	.02	.02
2001
First quarter	$587,950	$393,884	$(178,278)	$(.05)	$(.05)
Second quarter	614,572	431,255	(234,699)	(.06)	(.06)
Third quarter	608,638	440,960	(337,600)	(.09)	(.09)
Fourth quarter	563,125	417,773	(363,947)	(.09)	(.09)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons of PanAmerican Bancorp pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against us by such Director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that the approximate expenses in connection with this Registration Statement will be as follows:

SEC Registration fee	$700
NASD Fee	$1,040
NASDAQ Small Cap Registration Fee	$40,000
Legal fees and expenses	$35,000
Accounting fees and expenses	$15,000
Underwriter’s expenses	$226,800
Miscellaneous (printing, transfer agent fees)	$10,000

Total	$328,640

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The Board of Directors had previously authorized 100 million shares of its common stock. As of December 31, 2002, 25,792,210 million shares have been issued and are outstanding and are held by approximately 552 shareholders. On June 17, 2003, the Board ratified a reverse 1:5 split and authorized the reduction of the authorized common stock shares to 20 million. Effective July 15, 2003, NASDAQ implemented the reverse 1:5 split for trading on the Over-the-Counter-Bulletin Board.

There are no other classes of shares outstanding other than common stock.

All transactions before July 15, 2003 reflect the shares before the 1:5 reverse split.

Commencing on August 6, 1999, the Holding Company offered what was then known as Class A common stock at a price of 35 cents per share under a private offering. The Holding Company received $2,667,268 from the private offering net of selling costs and issued 7,620,767 shares. The offering was exempt from registration under Regulation D, Section 506 of the Securities Act of 1933.

On June 30, 2000, the Holding Company conducted another private offering of 200 units at $49,500 per unit which each unit included 60,000 shares of Class A Voting common stock and 18,000 shares of Class B non-voting stock. That Offering raised $3,282,955 net of selling costs. Each unit sold under the offering included Class A common shares at $0.75 per share and Class B common shares at $0.25 per share. The offering was exempt under Regulation D, Section 506 of the Securities Act of 1933.

In November, 2001, the shareholders of the Holding Company authorized the amendment of its Certificate of Incorporation to convert and combine the Class A and Class B shares into one class of common stock.

In December, 2001, to meet capital requirements necessary to obtain regulatory approval to consummate the PanAmerican acquisition, several of the Directors of the Holding Company purchased 487,235 shares of common stock for $229,000 under a private offering. The price of the stock at 47 cents per share was based upon the value of the shares in the PanAmerican transaction. The offering was exempt under Regulation D, Section 506 of the Securities Act of 1933.

The Holding Company also issued 1,025,000 shares of common stock valued at $462,173 under a mutually agreed upon price of approximately $2.21 in connection with its acquisition of PanAmerican Bank’s assets and liabilities. The offering was exempt under Regulation D, Section 506 of the Securities Act of 1933.

During May, 2002, three Directors exercised 261,691 non qualified options from the corporation for a total of $80,200 in additional capital. Additionally, after the close of the 1st Quarter, five Directors purchased 1,879,681 common shares from the Corporation at a price of $.47 cents per share. Thus, a total of $931,567 in additional capital has been received by the Corporation. The Offering was a private offering under Rule 506 of the Regulation D of the Securities Act of 1933 and none of the shares have been registered. The purpose of the offering was to maintain the Bank’s status as a “well” capitalized institution as defined by relevant regulatory guidelines.

The Holding Company initiated a confidential private offering memorandum dated August 30, 2002, pursuant to SEC Rule 506 of Regulation D of the Securities Act of 1933. The offering was for a maximum of 5 million units on a best efforts basis. Each unit was offered at a price of $1.00 and consisted of one share of common stock at $0.65 (pre-reverse split), one “A” warrant at $0.20 and one “B” warrant at $0.15 (pre-reverse split). The “A” warrants have a 5 year term exercisable at $0.80 each (pre-reverse split) and the “B” warrants have a three year term exercisable at $0.70 each (pre-reverse split). The minimum purchase was 25,000 units. Through March 31, 2003, the offering has resulted in total subscriptions of 3,713,123 units and a net amount of approximately $3,340,000 and the offering is closed.

On January 8, 2003, the Holding Company initiated a confidential private offering memorandum pursuant to SEC Rule 506 of Regulation D of the Securities Act of 1933. The offering was for a maximum of 5 million units on a best efforts basis. Each unit was offered at a price of $1.00 and consisted of one share of common stock at $0.65 (pre-reverse split) and one “C” warrant at $0.35 (pre-reverse split). The “C” warrant has a 4 year term and is exercisable for 2.3 shares of common stock at $0.75 per share (pre-reverse split). The minimum purchase was for 250,000 units with payments to be made at a minimum of $50,000 per month. The offering resulted in total subscriptions of 900,000 units and a net amount of approximately $800,000, as of March 31, 2003 when the offering was closed.

ITEM 27. EXHIBITS

The following exhibits listed are incorporated into the Prospectus by reference.

1.0	Underwriting Agreement
2.0	Asset Purchase Agreement between PanAmerican Bank and Southern Security Bank Corporation and Southern Security Bank dated May 15, 2001
2.1	Articles of Merger and Plan of Reorganization by and between Southern Security Bank Corporation and Southern Security Financial Corporation dated October 7, 1996
2.2	Certificate of Merger of Southern Security Bank Corporation into Southern Security Financial Corporation dated November 10, 1997
3.0	Amended Certificate of Incorporation of PanAmerican Bancorp, as filed with the Secretary of State of Delaware on June 16, 2003.
3.1	Amended Certificate of Incorporation of Southern Security Bank Corporation, as filed with the Secretary of State of Delaware on November 15, 2001.
3.2	Certificate of Amendment of Certificate of Incorporation of Southern Security Bank Corporation, as filed with the Secretary of State of Delaware on January 24, 2000.
3.3	Certificate of Amendment of Certificate of Incorporation of Southern Security Financial Corporation, as filed with the Secretary of State of Delaware on April 16, 1997.

3.4	Certificate of Amendment of Certificate of Incorporation of Southern Security Financial Corporation, as filed with the Secretary of State of Delaware on November 13, 1997.
3.5	Certificate of Incorporation of Southern Security Bank Corporation, as filed with the Secretary of State of Delaware on October 4, 1996.
4.0	Form of Warrant Certificate, Class A
4.1	Form of Warrant Certificate, Class B
4.2	Form of Warrant Certificate, Class C
4.3	Form of Warrant Certificate, Class D
4.4	Form of Common Stock Certificate
4.5	Form of Underwriter’s Warrant and Warrant Agreement
5.0	Opinion of Greenberg Traurig, P.A.
10.0	Participation and Escrow Agreements for May, 2003 Offering
10.1	Employment Agreement with Hugo Castro
10.2	Employment Agreement with Philip Modder
10.3	Lease for 3475 Sheridan Street, Hollywood, Florida
10.4	Lease for 1200 N. Federal Highway, Boca Raton, Florida
10.5	Asset Purchase Agreement dated as of October 9, 2003 between Pan American Bank and Gulf Bank
13.0	2002 Annual Report to Stockholders, Form 10-KSB, with consents of McGladrey & Pullen, LLC and Crowe Chizek & Company LLC
13.1	Form 10-QSB for Holding Company and the Bank dated March 31, 2003
13.2	Form 10-QSB for Holding Company and the Bank dated June 30, 2003
16.0	Form 8-K/A Dated March 6, 2003 with Letter of McGladrey & Pullen, LLP
23.0	Consent of Crowe Chizek & Company LLC
23.1	Consent of McGladrey & Pullen, LLP
23.2	Consent of Greenberg Traurig, P.A.
24.0	A power of attorney appears as part of the signature page below

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes to:

(1)

For determining any liability under the Securities Act, treat the information omitted from this form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act of 1933 as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.

(2)

For determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of Prospectus as a new registration statement for the securities offered in this registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

The undersigned Registrant hereby undertakes with respect to the securities being offered and sold in the offering:

(1)

To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(A)

Include any Prospectus required by Section 10(a)(3) of the Securities Act;

(B)

Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(C)

Include any additional or changed material information on the plan of distribution.

(2)

For determining liability under the Securities Act of 1933, treat each post- effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to Directors, Officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a Director, officer or controlling person relating to the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amended Registration Statement to be signed on its behalf by the undersigned, in the State of Florida on December 10, 2003.

PanAmerican Bancorp
(Registrant)

By:	/s/ MICHAEL E. GOLDEN
Michael E. Golden
President and Chief Executive Officer

Each person whose signature appears below appoints Michael Golden as his or her attorney-in-fact, with full power of substitution and re-substitution, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form SB-2 of PanAmerican Bancorp and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all the said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ JAMES F. PARTRIDGE James F. Partridge	Chairman of the Board	December 10, 2003

/s/ MICHAEL E. GOLDEN Michael E. Golden	President, Chief Executive Officer	December 10, 2003

/s/ PHILIP C. MODDER Philip C. Modder	Chief Financial Officer, Treasurer and Secretary	December 10, 2003

/s/ LEONARD F. MARINELLO Leonard F. Marinello	Director	December 10, 2003

/s/ DR. NELSON FAMADAS Dr. Nelson Famadas	Director and Vice Chairman	December 10, 2003

/s/ SAM CALIENDO Sam Caliendo	Director	December 10, 2003

/s/ SUSAN JARAMILLO Susan Jaramillo	Director	December 10, 2003

/s/ STEPHEN L. PERRONE Stephen L. Perrone	Director	December 10, 2003

/s/ JOSEPH REY Joseph Rey	Director	December 10, 2003

/s/ DR. EUGENE STRASSER Dr. Eugene Strasser	Director	December 10, 2003

/s/ ALBERTO VALLE Alberto Valle	Director	December 10, 2003